Exhibit 10.2

Execution Version

REVOLVING CREDIT AGREEMENT

Dated as of February 27, 2015

by and among

ALERIS RECYCLING, INC. TO BE KNOWN AS

REAL ALLOY RECYCLING, INC.,

(as Borrower Representative),

THE OTHER BORROWERS PARTY HERETO FROM TIME TO TIME,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

GENERAL ELECTRIC CAPITAL CORPORATION,

for itself, as a Lender, an L/C Issuer and Swingline Lender and as Agent for all

Lenders,

and

ANY OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders

****************************************

GE CAPITAL MARKETS, INC.,

as Sole Lead Arranger and Bookrunner

TABLE OF CONTENTS

ARTICLE I. THE CREDITS		2

1.1	Amounts and Terms of Commitments	2
1.2	Evidence of Loans; Notes	9
1.3	Interest	10
1.4	Loan Accounts	11
1.5	Procedure for Revolving Credit Borrowing	12
1.6	Conversion and Continuation Elections	13
1.7	Voluntary Prepayments	14
1.8	Mandatory Prepayments of Loans and Commitment Reductions	15
1.9	Fees	17
1.10	Payments by the Borrowers	19
1.11	Payments by the Lenders to Agent; Settlement	21
1.12	Borrower Representative	24
1.13	Eligible Accounts	25
1.14	Eligible Inventory	28

ARTICLE II. CONDITIONS PRECEDENT		30

2.1	Conditions of Initial Loans	30
2.2	Conditions to All Borrowings	32

ARTICLE III. REPRESENTATIONS AND WARRANTIES		33

3.1	Corporate Existence and Power	33
3.2	Corporate Authorization; No Contravention	34
3.3	Governmental Authorization	34
3.4	Binding Effect	34
3.5	Litigation	35
3.6	No Default	35
3.7	Pension Plan; ERISA Compliance	35
3.8	Use of Proceeds; Margin Regulations	36
3.9	Ownership of Property; Liens	36
3.10	Taxes	37
3.11	Financial Condition	37
3.12	Environmental Matters	38
3.13	Regulated Entities	39
3.14	Solvency	39
3.15	Labor Relations	39
3.16	Intellectual Property	39
3.17	Brokers’ Fees; Transaction Fees	40
3.18	Insurance	40
3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock	40
3.20	Jurisdiction of Organization; Chief Executive Office	41

i

3.21	Locations of Inventory, Equipment and Books and Records	41
3.22	Deposit Accounts and Other Accounts	41
3.23	Government Contracts	41
3.24	Customer and Trade Relations	41
3.25	Bonding	42
3.26	Purchase Agreement	42
3.27	Status of Holding Companies	42
3.28	Other Financing Documents	42
3.29	Full Disclosure	43
3.30	Foreign Assets Control Regulations and Anti-Money Laundering	43
3.31	Patriot Act; Counter-Terrorism Regulations	43
3.32	[Intentionally Omitted.]	44
3.33	Physical Condition of Mortgaged Properties	44
3.34	Access	44

ARTICLE IV. AFFIRMATIVE COVENANTS		44

4.1	Financial Statements	44
4.2	Certificates; Other Information	45
4.3	Notices	48
4.4	Preservation of Corporate Existence, Etc.	50
4.5	Maintenance of Property	51
4.6	Insurance	51
4.7	Payment of Obligations	52
4.8	Compliance with Laws; Pension Plans and Benefit Plans	53
4.9	Inspection of Property and Books and Records; Audits; Appraisals	53
4.10	Use of Proceeds	54
4.11	Cash Management Systems	55
4.12	Landlord Agreements	55
4.13	Further Assurances	55
4.14	Environmental Matters	57
4.15	Post-Closing Obligations	57

ARTICLE V. NEGATIVE COVENANTS		58

5.1	Limitation on Liens	58
5.2	Disposition of Assets	61
5.3	Consolidations, Mergers and Amalgamations	62
5.4	Acquisitions; Loans and Investments	64
5.5	Limitation on Indebtedness	65
5.6	Employee Loans and Transactions with Affiliates	67
5.7	Management Fees and Compensation	67
5.8	Margin Stock; Use of Proceeds	68
5.9	Contingent Obligations	68
5.10	Compliance with ERISA, Pension and Benefits Plans	69
5.11	Restricted Payments	70
5.12	Change in Business	71

5.13	Change in Structure	71
5.14	Changes in Accounting, Name or Jurisdiction of Organization	72
5.15	Amendments to Related Agreements	72
5.16	No Negative Pledges	72
5.17	OFAC; Patriot Act	73
5.18	Sale-Leasebacks	73
5.19	Hazardous Materials	74
5.20	Prepayments of Other Indebtedness	74

ARTICLE VI. FINANCIAL COVENANTS		74

6.1	Fixed Charge Coverage Ratio	74

ARTICLE VII. EVENTS OF DEFAULT		75

7.1	Events of Default	75
7.2	Remedies	78
7.3	Rights Not Exclusive	78
7.4	Cash Collateral for Letters of Credit	78

ARTICLE VIII. THE AGENT		79

8.1	Appointment and Duties	79
8.2	Binding Effect	82
8.3	Use of Discretion	82
8.4	Delegation of Rights and Duties	83
8.5	Reliance and Liability	83
8.6	Agent Individually	85
8.7	Lender Credit Decision	85
8.8	Expenses; Indemnities; Withholding	86
8.9	Resignation of Agent or L/C Issuer	87
8.10	Release of Collateral or Guarantors	88
8.11	Additional Secured Parties	89
8.12	Sole Lead Arranger and Bookrunner	89
8.13	Information Regarding Bank Products	90
8.14	Intercreditor Agreement	90
8.15	Parallel Debt (Covenant to pay the Agent)	90

ARTICLE IX. MISCELLANEOUS		91

9.1	Amendments and Waivers	91
9.2	Notices	94
9.3	Electronic Transmissions	95
9.4	No Waiver; Cumulative Remedies	96
9.5	Costs and Expenses	96
9.6	Indemnity	97
9.7	Marshaling; Payments Set Aside	98
9.8	Successors and Assigns	99

9.9	Binding Effect; Assignments and Participations	99
9.10	Non-Public Information; Confidentiality	103
9.11	Set-off; Sharing of Payments	105
9.12	Counterparts; Facsimile Signature	106
9.13	Severability	106
9.14	Captions	106
9.15	Independence of Provisions	107
9.16	Interpretation	107
9.17	No Third Parties Benefited	107
9.18	Governing Law and Jurisdiction	107
9.19	Waiver of Jury Trial	108
9.20	Entire Agreement; Release; Survival	108
9.21	Patriot Act; Anti-Money Laundering Legislation	109
9.22	Replacement of Lender	110
9.23	Joint and Several	111
9.24	No Liability of the Canadian Credit Parties for U.S. Obligations	111
9.25	Currency Matters	111
9.26	Judgment Currency	112
9.27	Creditor-Debtor Relationship	112
9.28	Actions in Concert	113
9.29	Keepwell	113

ARTICLE X. TAXES, YIELD PROTECTION AND ILLEGALITY		113

10.1	Taxes	113
10.2	Illegality	116
10.3	Increased Costs and Reduction of Return	117
10.4	Funding Losses	118
10.5	Inability to Determine Rates	119
10.6	Reserves on LIBOR Rate Loans	120
10.7	Certificates of Lenders	120

ARTICLE XI. DEFINITIONS		120

11.1	Defined Terms	120
11.2	Other Interpretive Provisions	160
11.3	Accounting Terms and Principles	161
11.4	Payments	162

SCHEDULES

Schedule A	U.S. Borrowers
Schedule B	Mortgaged Properties
Schedule C	Existing Letters of Credit
Schedule 1.1(a)	Revolving Loan Commitments
Schedule 3.5	Litigation
Schedule 3.7	Pension Plans and ERISA
Schedule 3.8	Closing Date Sources and Uses; Funds Flow Memorandum
Schedule 3.9	Ownership of Property; Liens
Schedule 3.11(a)	Historical Financial Statements
Schedule 3.11(b)	Pro Forma Financial Statements
Schedule 3.11(e)	Projections
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.16	Intellectual Property
Schedule 3.18	Insurance
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Locations of Inventory, Equipment and Books and Records
Schedule 3.22	Deposit Accounts and Other Accounts
Schedule 3.23	Government Contracts
Schedule 3.25	Bonding
Schedule 4.6	Additional Insurance Requirements
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.6	Transactions with Affiliates
Schedule 5.9	Contingent Obligations
Schedule 5.14	Post-Closing Name Changes
Schedule 11.1	Prior Indebtedness

EXHIBITS

Exhibit 1.1(b)	Form of L/C Request
Exhibit 1.1(c)	Form of U.S. Swingline Loan Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 4.2(m)	Form of Applicable Margin Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Borrowing Base Certificate
Exhibit 11.1(c)	Form of Notice of Borrowing
Exhibit 11.1(d)	Form of Revolving Note
Exhibit 11.1(e)	Form of Swingline Note

v

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of February 27, 2015, by and among ALERIS RECYCLING, INC., a Delaware corporation, to be known as Real Alloy Recycling, Inc., a Delaware corporation, on the Closing Date (“Real Alloy Recycling”), in its capacity as a U.S. Borrower and as the Borrower Representative, each of the other Persons identified on Schedule A as U.S. Borrowers (together with Real Alloy Recycling, collectively, the “U.S. Borrowers” and individually, a “U.S. Borrower”), ALERIS SPECIFICATION ALLOY PRODUCTS CANADA COMPANY, a company organized under the laws of Canada, to be known as Real Alloy Canada Ltd., a company organized under the laws of Nova Scotia, on the Closing Date (the “Canadian Borrower”; together with the U.S. Borrowers, collectively, the “Borrowers” and individually, a “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the Lenders and for itself as a Lender (including as Swingline Lender), and such Lenders as may be party to this Agreement from time to time.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested, and the Lenders have agreed to make available to the Borrowers, certain revolving credit facilities upon and subject to the terms and conditions set forth in this Agreement to (a) fund a portion of the acquisition (the “Closing Date Acquisition”) of Real Alloy Recycling, Aleris Specification Alloy Products Canada Company, a company organized under the laws of Canada, Aleris Recycling (German Works) GmbH, a limited liability company organized under the laws of Germany, Aleris Nuevo Leon, S. de R.L. de D.V., a limited liability company organized under the laws of Mexico, Aleris Recycling (Swansea) Ltd., a limited company organized under the laws of England and Wales, and Aleris Aluminum Norway AS, a limited liability company organized under the laws of Norway and certain other direct and indirect Subsidiaries of the foregoing entities (collectively, the “Acquired Business”) pursuant to the terms of the Purchase Agreement, (b) refinance Prior Indebtedness, (c) provide for working capital, capital expenditures and other general corporate purposes of the Borrowers and (d) fund certain fees and expenses associated with the funding of the Loans and consummation of the Related Transactions;

WHEREAS, the U.S. Borrowers desire to secure all of the Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon the U.S. Collateral;

WHEREAS, the Canadian Borrower desires to secure all of the Canadian Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon the Canadian Collateral;

WHEREAS, Real Alloy Holding, Inc. (f/k/a SGH Acquisition Holdco, Inc., and a successor by merger to SGH Escrow Corporation), a Delaware corporation (“Real Alloy Acquisition”) that directly or indirectly owns all of the Stock and Stock Equivalents of the Borrowers, and Real Alloy Intermediate Holding, LLC, a Delaware limited liability company (“Holdings”) that directly owns all of the Stock and Stock Equivalents of Real Alloy Acquisition, are willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of the Secured Parties, all of the Stock and Stock Equivalents of the Borrowers and substantially all of its other Property to secure the Obligations;

WHEREAS, subject to the terms hereof, (i) each U.S. Subsidiary of Holdings which is not a U.S. Borrower (other than any Excluded Domestic Subsidiaries and IMSAMET of Arizona) is willing to guaranty all of the Obligations of all of the Borrowers and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon all of its U.S. Collateral to secure its obligations under such guaranty and (ii) each Canadian Subsidiary of Holdings which is not a Canadian Borrower is willing to guaranty all of the Obligations of the Canadian Borrower and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon all of its Canadian Collateral to secure its obligations under such guaranty; and

WHEREAS, in connection with the Closing Date Acquisition, Holdings, Real Alloy Acquisition and certain of its Subsidiaries have entered into that certain Indenture dated January 8, 2015 (as supplemented by the First Supplemental Indenture, dated as of the date hereof and as further amended, amended and restated, refinanced, supplemented or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement, the “Indenture”), by and among Holdings, Real Alloy Acquisition, certain of its Subsidiaries and Wilmington Trust, National Association, in its capacity as trustee and collateral agent (“Notes Collateral Trustee”), pursuant to which $305,000,000 aggregate principal amount of 10.00% senior notes will be issued by Real Alloy Acquisition (the “Bonds”).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

THE CREDITS

1.1 Amounts and Terms of Commitments.

(a) The Revolving Credit.

(i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender severally and not jointly agrees to make (A) Loans denominated in Dollars to the U.S. Borrowers (each such Loan, a “U.S. Revolving Loan”) and (B) Loans denominated in Dollars or Canadian Dollars to the Canadian Borrower (each such Loan, a “Canadian Revolving Loan” and together with the U.S. Revolving Loans, collectively, the “Revolving Loans” and individually, a “Revolving Loan”) from time to time on any

Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding such Lender’s Revolving Loan Commitment, which Revolving Loan Commitment, as of the Closing Date, is set forth opposite such Lender’s name on Schedule 1.1(a) under the heading “Revolving Loan Commitments”; provided, however, that, after giving effect to (A) any Borrowing of any Revolving Loans, the U.S. Dollar Equivalent of the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Amount, (B) any Borrowing of U.S. Revolving Loans, subject to clause (iii) below, the aggregate principal amount of all outstanding U.S. Revolving Loans shall not exceed the Maximum U.S. Revolving Loan Amount and (C) any Borrowing of Canadian Revolving Loans, subject to clause (iii) below, the U.S. Dollar Equivalent of the aggregate principal amount of all outstanding Canadian Revolving Loans shall not exceed the Maximum Canadian Revolving Loan Amount. The “Maximum U.S. Revolving Loan Amount” from time to time will be the U.S. Borrowing Base (as calculated pursuant to the Borrowing Base Certificate) in effect from time to time, less the sum of (A) the aggregate amount of Letter of Credit Obligations for all U.S. Letters of Credit plus (B) outstanding U.S. Swingline Loans. The “Maximum Canadian Revolving Loan Amount” from time to time will be the Canadian Borrowing Base (as calculated pursuant to the Borrowing Base Certificate) in effect from time to time, less the U.S. Dollar Equivalent of the aggregate amount of Letter of Credit Obligations for all Canadian Letters of Credit. The “Maximum Revolving Loan Amount” from time to time will be the sum of (A) the Maximum U.S. Revolving Loan Amount plus (B) the Maximum Canadian Revolving Loan Amount.

(ii) [Intentionally Omitted.]

(iii) If the Borrower Representative requests that Lenders make, or permit to remain outstanding U.S. Revolving Loans in excess of the U.S. Borrowing Base (less the sum of (x) the aggregate amount of Letter of Credit Obligations for all U.S. Letters of Credit plus (y) outstanding U.S. Swingline Loans) (any such excess U.S. Revolving Loan is herein referred to as a “U.S. Overadvance”) or Canadian Revolving Loans in excess of the Canadian Borrowing Base (less the aggregate amount of Letter of Credit Obligations for all Canadian Letters of Credit) (any such excess Canadian Revolving Loan is herein referred to as a “Canadian Overadvance” and each U.S. Overadvance and Canadian Overadvance is herein referred to as an “Overadvance” and collectively as the “Overadvances”), Agent may, in its sole discretion, elect that the Lenders make, or permit to remain outstanding such Overadvance; provided, however, that Agent may not cause Lenders to make, or permit to remain outstanding, (A) aggregate Revolving Loans (including Overadvances) the U.S. Dollar Equivalent of the aggregate principal amount of which is in excess of the Aggregate Revolving Loan Commitment less the sum of outstanding U.S. Swingline Loans plus the aggregate amount of Letter of Credit Obligations, (B) any Overadvances the U.S. Dollar Equivalent of the aggregate principal amount of which is in excess of 10% of the Aggregate Revolving Loan Commitment or (C) any Canadian Overadvances the U.S. Dollar Equivalent of the aggregate principal amount of which is in excess of 10% of the Canadian Revolving Loan Sublimit. No Overadvance shall remain outstanding for more than ninety (90) consecutive days during any one hundred eighty (180) day period. If an

Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Commitment Percentage of the Aggregate Revolving Loan Commitment in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 2.2 have been met. Furthermore, the Required Lenders may prospectively revoke Agent’s ability to make or permit Overadvances by written notice to Agent. All Overadvances shall constitute Base Rate Loans or Canadian Index Rate Loans, as applicable, and shall bear interest at the Base Rate or the Canadian Index Rate, as the case may be, plus the Applicable Margin for Revolving Loans and the default rate under Section 1.3(c), and shall be due and payable upon demand of Agent.

(b) Letters of Credit.

(i) Conditions. On the terms and subject to the conditions contained herein, Borrower Representative may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices and for the account of (A) the U.S. Borrowers, Letters of Credit denominated in Dollars (each such Letter of Credit, a “U.S. Letter of Credit”) or (B) the Canadian Borrower, Letters of Credit denominated in Dollars or Canadian Dollars (each such Letter of Credit, a “Canadian Letter of Credit”), from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Final Availability Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(1) (a) the U.S. Dollar Equivalent of the aggregate outstanding principal balance of Revolving Loans would exceed the Maximum Revolving Loan Amount, (b) with respect to the Issuance of U.S. Letters of Credit, the aggregate outstanding principal balance of U.S. Revolving Loans would exceed the Maximum U.S. Revolving Loan Amount, (c) with respect to the Issuance of a Canadian Letter of Credit, (i) the U.S. Dollar Equivalent of the aggregate outstanding principal balance of Canadian Revolving Loans would exceed the Maximum Canadian Revolving Loan Amount or (ii) the U.S. Dollar Equivalent of the Letter of Credit Obligations for all Canadian Letters of Credit would exceed $5,000,000 (the “Canadian L/C Sublimit”) or (d) U.S. Dollar Equivalent of the Letter of Credit Obligations for all Letters of Credit would exceed $25,000,000 (the “L/C Sublimit”);

(2) the expiration date of such Letter of Credit (a) is not a Business Day, (b) is more than one year after the date of Issuance thereof or (c) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (i) each Applicable Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (ii) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (c) above; or

(3) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Applicable Borrower or the Borrower Representative on its behalf, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Lenders in a manner consistent with Section 1.11(e)(ii).

(ii) Notice of Issuance. The Borrower Representative shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 2:00 p.m. on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(b) duly completed or in any other written form acceptable to such L/C Issuer (each, an “L/C Request”).

(iii) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by any Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, and Agent shall provide copies of such notices to each Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v) Reimbursement Obligations of the Borrowers. The U.S. Borrowers agree to pay to the L/C Issuer of any U.S. Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such U.S. Letter of Credit and the Canadian Borrower agrees to pay to the L/C Issuer of any Canadian Letter of Credit, in the applicable currency, each L/C Reimbursement Obligation owing with respect to such Canadian Letter of Credit, no later than the first Business Day after the Applicable Borrower or the Borrower Representative receives notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Applicable Borrower as provided in this clause (v) (or any such payment by the Applicable Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Applicable Borrower with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans (if such L/C Reimbursement Obligations are denominated in Dollars) or Canadian Index Rate Loans (if such L/C Reimbursement Obligations are denominated in Canadian Dollars), and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans (if such L/C Reimbursement Obligations are denominated in Dollars) or Canadian Index Rate Loans (if such L/C Reimbursement Obligations are denominated in Canadian Dollars).

(vi) Reimbursement Obligations of the Lenders.

(A) Upon receipt of the notice described in clause (v) above from Agent, each Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 1.11(e)(ii)).

(B) By making any payments described in clause (A) above (other than during the continuation of an Event of Default under Section 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Applicable Borrower, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, such Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion.

(vii) Obligations Absolute. The obligations of the Borrowers and the Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrowers or any Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrowers’ right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.

(c) Swingline Loans.

(i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans denominated in Dollars available to the U.S. Borrowers (each a “U.S. Swingline Loan”) under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed the U.S. Swingline Limit; provided, however, that the Swingline Lender may not make any U.S. Swingline Loan (1) to the extent that after giving effect to such U.S. Swingline Loan, the U.S. Dollar Equivalent of the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Amount, (2) with respect to any U.S. Swingline Loan, to the extent that after giving effect to such U.S. Swingline Loan, the aggregate principal amount of all U.S. Revolving Loans would exceed the Maximum U.S. Revolving Loan Amount, and (3) during the period commencing on the first Business Day after it receives notice from Agent or the Required Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any U.S. Swingline Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each U.S. Swingline Loan denominated in Dollars shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of U.S. Swingline Loans repaid may be reborrowed under this clause (i).

(ii) Borrowing Procedures. In order to request a U.S. Swingline Loan, the Borrower Representative shall give to Agent a notice to be received not later than 2:00 p.m. on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(c) or in a writing in any other form acceptable to Agent duly completed (a “U.S. Swingline Request”). In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a U.S. Swingline Loan to the applicable U.S. Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such U.S. Swingline Loan. Agent shall promptly notify the Swingline Lender of the details of the requested U.S. Swingline Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a U.S. Swingline Loan available to the applicable U.S. Borrower by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the applicable U.S. Borrower on the date set forth in the relevant U.S. Swingline Request or Notice of Borrowing.

(iii) Refinancing U.S. Swingline Loans.

(A) The Swingline Lender may at any time (and shall, no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Lender) that each Lender pay to Agent, for the account of the Swingline Lender, such Lender’s Commitment Percentage of the outstanding U.S. Swingline Loans (as such amount may be increased pursuant to Section 1.11(e)(ii)).

(B) Each Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 1:00 p.m. may, in Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under Section 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the applicable U.S. Borrower, which, upon receipt of such payment by the Swingline Lender from Agent, such Borrower shall be deemed to have used in whole to refinance such U.S. Swingline Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 7.1(f) or 7.1(g), each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each U.S. Swingline Loan in an amount equal to such Lender’s Commitment Percentage of such U.S. Swingline Loan. If any payment made by any Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Lender pursuant to this clause (iii) with respect to any portion of any U.S. Swingline Loan, the Swingline Lender shall promptly pay over to such Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such U.S. Swingline Loan received by the Swingline Lender with respect to such portion.

(iv) Obligation to Fund Absolute. Each Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower Representative to deliver a Notice of Borrowing (each of which requirements the Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

1.2 Evidence of Loans; Notes.

(a) The Revolving Loans made by each Lender are evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to such Lender in an amount equal to such Lender’s Revolving Loan Commitment.

(b) U.S. Swingline Loans made by the Swingline Lender are evidenced by this Agreement and, if requested by such Lender, a Swingline Note in an amount equal to the U.S. Swingline Limit.

1.3 Interest.

(a) Subject to Sections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to LIBOR, the Base Rate, the BA Rate or the Canadian Index Rate, as the case may be, plus the Applicable Margin; provided that (i) Revolving Loans denominated in Dollars shall be either Base Rate Loans or LIBOR Rate Loans, (ii) Revolving Loans denominated in Canadian Dollars shall be either BA Rate Loans or Canadian Index Rate Loans and (iii) U.S. Swingline Loans shall be Base Rate Loans. Each determination of an interest rate by Agent shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. All computations of fees and interest (other than interest accruing on Base Rate Loans, BA Rate Loans and Canadian Index Rate Loans) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest accruing on Base Rate Loans, BA Rate Loans and Canadian Index Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. For purposes of disclosure pursuant to the Interest Act (Canada), in respect of the Canadian Obligations only, the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date for such Loan. Interest shall also be paid on the date of any payment or prepayment of Revolving Loans on the Revolving Termination Date.

(c) At the election of the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) exists), the U.S. Borrowers, jointly and severally in respect of all Loans, and the Canadian Borrower, subject to the Interest Act (Canada), in respect of Loans that are Canadian Obligations, shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans and past due interest thereon, if any, under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus LIBOR, the Base Rate, the BA Rate or the Canadian Index Rate as the case may be) subject to the Interest Act (Canada), in the case of Canadian Obligations. All such interest shall be payable in cash on demand of Agent or the Required Lenders.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(e) For greater certainty but without limitation to Section 1.3(d) and in respect of Canadian Obligations or Obligations enforced in Canada only, if any provision of this Agreement or of any of the other Loan Documents would obligate a Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender under this Agreement, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Any amount or rate of interest referred to in this Section 1.3(e) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Revolving Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

1.4 Loan Accounts.

(a) Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b) Agent, acting as a non-fiduciary agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Revolving Loans, U.S. Swingline Loans, L/C Reimbursement Obligations, and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations, and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans and BA Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from a Borrower or other Credit Party and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and U.S. Swingline Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, the Borrower Representative, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.

1.5 Procedure for Revolving Credit Borrowing.

(a) Each Borrowing of a Revolving Loan shall be made upon the Borrower Representative’s irrevocable (subject to Section 10.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 2:00 p.m. (or 1:00 p.m. solely with respect to Canadian Index Rate Loans) (i) on the date which is three

(3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan or BA Rate Loan, (ii) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan equal to or greater than $20,000,000 and (iii) on the requested Borrowing date in the case of each Base Rate Loan less than $20,000,000 or Canadian Index Rate Loan. Such Notice of Borrowing shall specify:

(i) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000 or C$100,000, as applicable);

(ii) the requested Borrowing date, which shall be a Business Day;

(iii) whether the Borrowing is to be comprised of U.S. Revolving Loans or Canadian Revolving Loans;

(iv) whether the Borrowing is to be comprised of LIBOR Rate Loans, Base Rate Loans, BA Rate Loans or Canadian Index Rate Loans; and

(v) if the Borrowing is to be LIBOR Rate Loans or BA Rate Loans, the Interest Period applicable to such Loans.

(b) Upon receipt of a Notice of Borrowing, Agent will promptly notify each Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c) Unless Agent is otherwise directed in writing by the Borrower Representative, the proceeds of each requested Borrowing after the Closing Date will be made available to the Applicable Borrower by Agent by wire transfer of such amount to the Applicable Borrower pursuant to the wire transfer instructions specified on the signature page hereto.

(d) For greater certainty, LIBOR Rate Loans and Base Rate Loans are available only in Dollars and BA Rate Loans and Canadian Index Rate Loans are available only in Canadian Dollars.

1.6 Conversion and Continuation Elections.

(a) The Applicable Borrower shall have the option to (i) request that any Revolving Loan denominated in Dollars be made as a LIBOR Rate Loan or any Revolving Loan denominated in Canadian Dollars be made as a BA Rate Loan, (ii) convert at any time all or any part of outstanding (x) Base Rate Loans (other than U.S. Swingline Loans) from Base Rate Loans to LIBOR Rate Loans or (y) Canadian Index Rate Loans from Canadian Index Rate Loans to BA Rate Loans, (iii) convert any (x) LIBOR Rate Loan to a Base Rate Loan or (y) BA Rate Loan to a Canadian Index Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan or BA Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan or BA Rate Loan, as applicable, must be in a minimum amount of $250,000 or C$250,000, as applicable. Any such election must be made by Borrower Representative by 2:00 p.m. on the third Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR or the BA Rate, (2) the end of each Interest Period with respect to any LIBOR Rate Loans or BA Rate Loans to be continued as such, respectively, or (3) the date on which the Applicable Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan or Canadian Index Rate Loan to a BA Rate Loan, respectively, for an Interest Period designated by the Borrower Representative in such election. If no election is received with respect to a LIBOR Rate Loan or BA Rate Loan by 2:00 p.m. on the third Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan or BA Rate Loan, as applicable, shall be converted to a Base Rate Loan or Canadian Index Rate Loan, as applicable, at the end of its Interest Period. The Borrower Representative must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan or BA Rate Loan, as applicable, if the conditions to Loans and Letters of Credit in Section 2.2 are not met at the time of such proposed conversion or continuation and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan or BA Rate Loan, as applicable, as a result thereof.

(b) Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower Representative and the Lenders of each determination of LIBOR or the BA Rate; provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect for the U.S. Borrowers and seven (7) different Interest Periods in effect for the Canadian Borrower.

1.7 Voluntary Prepayments. Subject to the other terms and conditions of this Agreement, the Borrowers may voluntarily prepay the Revolving Loans and U.S. Swingline Loans at any time, subject to concurrent payments of any amounts required to be paid by the Applicable Borrowers pursuant to Section 10.4(d), and may reborrow amounts previously repaid.

1.8 Mandatory Prepayments of Loans and Commitment Reductions.

(a) Revolving Loan. The U.S. Borrowers, jointly and severally in respect of all of the following Obligations, and the Canadian Borrower, in respect of all of the following Obligations that constitute Canadian Obligations, shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans, the L/C Reimbursement Obligations and the U.S. Swingline Loans outstanding on the Revolving Termination Date.

(b) Overadvances. If at any time the U.S. Dollar Equivalent of the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Amount (other than as permitted by Section 1.1(a)(iii)), then one or more Applicable Borrowers shall immediately prepay outstanding Revolving Loans and then cash collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess in accordance herewith and in a manner satisfactory to the L/C Issuers. Subject to Section 1.1(a)(iii), if at any time the then outstanding principal balance of U.S. Revolving Loans exceeds the Maximum U.S. Revolving Loan Amount, then the U.S. Borrowers shall immediately prepay outstanding U.S. Revolving Loans and then cash collateralize outstanding U.S. Letters of Credit in an amount sufficient to eliminate such excess in accordance herewith and in a manner satisfactory to the L/C Issuers. Subject to Section 1.1(a)(iii), if at any time the U.S. Dollar Equivalent of the then outstanding principal balance of Canadian Revolving Loans exceeds the Maximum Canadian Revolving Loan Amount, then the Canadian Borrower shall immediately prepay outstanding Canadian Revolving Loans and then cash collateralize outstanding Canadian Letters of Credit in an amount sufficient to eliminate such excess in accordance herewith and in a manner satisfactory to the L/C Issuers.

(c) Asset Dispositions; Events of Loss. If a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:

(i) make or agree to make a Disposition; or

(ii) suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by the Credit Parties and their Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the Fiscal Year exceeds $5,000,000 (provided that any sums received pursuant to the Tyler Swap shall not be included in the calculation for the Fiscal Year in which such transaction is consummated and under no circumstances, shall the sums received pursuant to such transaction be required to be delivered to Agent), then (subject in all cases to the terms of the Intercreditor Agreement) (A) the Borrower Representative shall promptly notify Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds (including the estimated Net Proceeds attributable to the ABL Priority Collateral and the Notes Priority Collateral, respectively) to be received by a Credit Party and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by a Credit Party and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, in the case of Net Proceeds of any ABL Priority Collateral (regardless of whether a Lien in favor of Agent has been granted thereon), such Credit Party shall deliver, or cause to be delivered, such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the

Loans, which prepayment shall be applied in accordance with Section 1.8(g). Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment, in the case of Net Proceeds of any ABL Priority Collateral, shall not be required to the extent a Credit Party or such Subsidiary reinvests the Net Proceeds of such Disposition or Event of Loss in productive assets constituting ABL Priority Collateral, within one hundred eighty (180) days after the date of such Disposition or Event of Loss; provided that the Borrower Representative notifies Agent of such Credit Party’s or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of any Dominion Period, an amount equal to one hundred percent (100%) of the Net Proceeds (other than the portion thereof constituting proceeds of Notes Priority Collateral, if and to the extent that such proceeds are required to be distributed to the Notes Collateral Trustee and applied to prepay the outstanding Notes Pari Passu Lien Obligations pursuant to and in accordance with the Indenture Documents) received by the Credit Parties and their Subsidiaries in connection with any Disposition or Event of Loss shall promptly upon receipt by a Credit Party and/or such Subsidiary be delivered to Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 1.8(g) hereof.

(d) Issuance of Securities; Issuance of Indebtedness. (i) Subject to the terms of the Intercreditor Agreement, immediately upon the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the issuance of Stock or Stock Equivalents (including capital contributions) (other than from an Excluded Equity Issuance), such Credit Party shall deliver, or cause to be delivered, to Agent an amount equal to 100% such Net Issuance Proceeds for application to the Loans in accordance with Section 1.8(g).

(ii) Subject to the terms of the Intercreditor Agreement, immediately upon receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the incurrence of Indebtedness (other than Net Issuance Proceeds from the incurrence of Indebtedness permitted hereunder), such Credit Party shall deliver, or cause to be delivered, to Agent an amount equal to such Net Issuance Proceeds, for application to the Loans in accordance with Section 1.8(g).

(e) [Intentionally Omitted.]

(f) Proceeds Under Purchase Agreement. Subject to the terms of the Intercreditor Agreement, immediately upon receipt of (i) any payment in respect of any purchase price adjustment in favor of any Credit Party (including, a payment made to a Credit Party pursuant to Section 2.06 of the Purchase Agreement) or (ii) any indemnification payment by the Seller after the Closing Date (other than amounts paid as a result of a claim by a Credit Party for indemnification under the Purchase Agreement to the extent that the amounts so received are applied by such Credit Party for the purpose of (A) replacing, repairing or restoring any Properties of such Credit Party or satisfying the condition giving rise to the claim for indemnification, (B) payment of (or reimbursement of payments made for) claims and settlements to third Persons not an Affiliate of or a Credit Party, or (C) otherwise covering any out-of-pocket expenses incurred by a Credit Party in obtaining such indemnification), the Credit Party receiving such payment shall deliver to Agent an amount equal to such payment for application to the Loans in accordance with Section 1.8(g).

(g) Application of Prepayments. Subject to Section 1.10(c) and the terms of the Intercreditor Agreement, any prepayments pursuant to Sections 1.8(c), 1.8(d), or 1.8(f) (i) of U.S. Revolving Loans shall be applied first to prepay outstanding U.S. Swingline Loans, second to prepay outstanding U.S. Revolving Loans without permanent reduction of the Aggregate Revolving Loan Commitment and third to cash collateralize U.S. Letters of Credit in an amount determined in accordance with Section 7.4 and (ii) of Canadian Revolving Loans shall be applied first to prepay outstanding Canadian Revolving Loans without permanent reduction of the Aggregate Revolving Loan Commitment and second to cash collateralize Canadian Letters of Credit in an amount determined in accordance with Section 7.4; provided, however, that any prepayments pursuant to Sections 1.8(c), (d) and (f) in respect of a Disposition or Event of Loss relating to ABL Priority Collateral owned by (x) any U.S. Credit Party shall be applied first, to U.S. Obligations and, second, to Canadian Obligations and (y) any Canadian Credit Party shall be applied solely to Canadian Obligations. To the extent permitted by the foregoing sentence, amounts prepaid with respect to any U.S. Revolving Loans shall be applied first to any Base Rate Loans, then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining and amounts prepaid with respect to any Canadian Revolving Loans shall be applied first to any Canadian Index Rate Loan then outstanding and then to outstanding BA Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 1.8, the Applicable Borrower shall pay any amounts required pursuant to Section 10.4 hereof.

(h) No Implied Consent. Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

1.9 Fees.

(a) Fees. The Borrowers shall pay to Agent, for Agent’s own account, fees in the amounts and at the times set forth in a letter agreement between the Borrowers and Agent dated of even date herewith (as amended from time to time, the “Fee Letter”).

(b) Unused Commitment Fee. The Borrowers shall pay to Agent a fee (the “Unused Commitment Fee”) for the account of each Lender in an amount equal to:

(i) the average daily balances of the Revolving Loan Commitment of such Lender during the preceding calendar month, less

(ii) the sum of (x) the average daily balance of all Revolving Loans held by such Lender plus (y) the average daily amount of Letter of Credit Obligations held by such Lender, plus (z) in the case of the Swingline Lender, the average daily balance of all outstanding U.S. Swingline Loans held by such Swingline Lender, in each case, during the preceding calendar month; provided, in no event shall the amount computed pursuant to clauses (i) and (ii) be less than zero,

(iii) multiplied by the Applicable Unused Line Fee Rate.

The total fee paid by the Borrowers will be equal to the sum of all of the fees due to the Lenders, subject to Section 1.11(e)(vi). Such fee shall be payable monthly in arrears on the first day of each calendar month following the date hereof. The Unused Commitment Fee provided in this Section 1.9(b) shall accrue at all times from and after the execution and delivery of this Agreement. For purposes of this Section 1.9(b), the Revolving Loan Commitment of any Non-Funding Lender shall be deemed to be zero.

Notwithstanding anything to the contrary in this Agreement, no Canadian Borrower or Canadian Subsidiary of Holdings shall be responsible for any fees in excess of their pro rata portion of such fees, based on the ratio of the Canadian Revolving Loan Sublimit to the Aggregate Revolving Loan Commitment.

(c) Letter of Credit Fee. The U.S. Borrowers (with respect to U.S. Letters of Credit) and the Canadian Borrower (with respect to Canadian Letters of Credit) agree to pay to Agent for the ratable benefit of the Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrowers, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the daily undrawn face amount of all Letters of Credit Issued, guarantied or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans or BA Rate Loans, as applicable; provided, however, at the Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) exists), such rate shall, subject to the Interest Act (Canada), be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each calendar month and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Applicable Borrower shall pay to Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.

1.10 Payments by the Borrowers.

(a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars with respect to U.S. Obligations or Dollars or Canadian Dollars, as applicable, with respect to Canadian Obligations and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. on the date due. Any payment which is received by Agent later than 1:00 p.m. may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. Each Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan (if denominated in Dollars) or Canadian Index Rate Loan (if denominated in Canadian Dollars), and which may be a U.S. Swingline Loan) to pay (i) interest, principal (including U.S. Swingline Loans), L/C Reimbursement Obligations, agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to the Borrower Representative, other fees, costs or expenses payable by any Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment (including, if applicable, any interest or fees) shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation, and if applicable, payment, of interest or fees, as the case may be.

(c) During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders, apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary (but subject to Section 1.10(d) below), all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral (subject to the provisions of the Intercreditor Agreement), shall be applied as follows:

first, to the payment of any Overadvance and to the payment of fees, costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrowers under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and L/C Issuers;

fourth, to payment of principal of the Obligations including, L/C Reimbursement Obligations then due and payable, any Obligations under any Secured Rate Contract and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable (but excluding Bank Product Obligations);

fifth, to payment of any other amounts owing constituting Obligations (including Bank Product Obligations); and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor.

(d) Notwithstanding the foregoing provisions of Sections 1.10(a) and (c), and subject to the provisions of the Intercreditor Agreement, (i) payments from the U.S. Borrowers and proceeds of any U.S. Collateral shall be applied to pay the U.S. Obligations in the order set forth in Section 1.10(c); in the case of item first (in respect of any Overadvance), to the extent that such Overadvance is a U.S. Overadvance; in the case of items first (in respect of any amounts other than any Overadvance) and second, to the extent of the U.S. Borrowers’ pro rata share of such Obligations; in the case of item third, to the extent of interest and fees on the Loans and Letters of Credit advanced to, or for the account of, the U.S. Borrowers; and in the case of item fourth to the principal and cash collateralization of Loans advanced to the U.S. Borrowers and Letters of Credit for the U.S. Borrowers’ account, and thereafter, to the Obligations of the Canadian Borrower in the order set forth above and (ii) payments from the Canadian Borrower and proceeds of any Canadian Collateral shall be applied to pay the Canadian Obligations in the order set forth in Section 1.10(c); in the case of item first (in respect of any Overadvance), to the extent that such Overadvance is a Canadian Overadvance; in the case of items first (in respect of any amounts other than any Overadvance) and second, to the extent of the Canadian Borrower’s pro rata share of such Obligations; in the case of item third, to the extent of interest and fees on the Loans and Letters of Credit advanced to, or for the account of, the Canadian Borrower; and in the case of item fourth to the principal and cash collateralization of Loans advanced to the Canadian Borrower and Letters of Credit for the Canadian Borrower’s account; provided, that in no event shall payments from the Canadian Borrower or proceeds of any Canadian Collateral be applied to pay the U.S. Obligations.

(e) Without limiting Section 9.26, if Agent receives any payment of an Obligation from or on behalf of a Credit Party in any currency other than the currency in which such Obligation is denominated, Agent may convert the payment (including the proceeds of realization upon any Collateral) into the currency in which such Obligation is denominated at the rate of exchange (as such term is defined in Section 9.26).

1.11 Payments by the Lenders to Agent; Settlement.

(a) Agent may, on behalf of Lenders, disburse funds to the Applicable Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Applicable Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Applicable Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower Representative no later than the Business Day prior to (or, in the case of same day Borrowings, on) the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than 1:00 p.m. on such scheduled Borrowing date. Nothing in this Section 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent, any Lender or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b) At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in Section 1.1(b)(vi), Section 1.11(e) and Section 9.9(g)) of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. on the next Business Day following each Settlement Date.

(c) Availability of Lender’s Commitment Percentage. Agent may assume that each Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower Representative and the

Applicable Borrower shall immediately repay such amount to Agent. Nothing in this Section 1.11(c) shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder. Without limiting the provisions of Section 1.11(b), to the extent that Agent advances funds to the Borrowers on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Lender.

(d) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e) Non-Funding Lenders; Procedures.

(i) Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, Letter of Credit Obligation or any payment required by it, or to make any payment required by it under any Loan Document, or to fund any purchase of any participation to be made or funded by it (including, with respect to any U.S. Swingline Loan) on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.

(ii) Reallocation. If any Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) and reimbursement obligations with respect to U.S. Swingline Loans shall, at Agent’s election at any time or upon any

L/C Issuer’s or Swingline Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Lender’s (other than any other Non-Funding Lender’s or Impacted Lender’s) Commitment Percentage had been increased proportionately), provided that no Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in U.S. Swingline Loans and its pro rata share of unparticipated amounts in U.S. Swingline Loans to exceed its Revolving Loan Commitment.

(iii) Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “ “Required Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender. Moreover, for the purposes of determining the Required Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv) Borrower Payments to a Non-Funding Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Following such payment in full of the Aggregate Excess Funding Amount, Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Revolving Loan Commitment and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Lenders until such time as the aggregate amount of the Revolving

Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans if denominated in Dollars and Canadian Index Rate Loans if denominated in Canadian Dollars. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to Agent, L/C Issuers, Swingline Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations and U.S. Swingline Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Letter of Credit Obligations and reimbursement obligations with respect to U.S. Swingline Loans reallocated to other Lenders pursuant to Section 1.11(e)(ii).

(v) Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi) Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrowers shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to Section 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Lenders.

(f) Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.

1.12 Borrower Representative. Real Alloy Recycling hereby (i) is designated and appointed by each Borrower as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative, in each case, for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation, L/C Requests and U.S. Swingline Requests, delivering certificates including Compliance Certificates, Applicable Margin Certificates and Borrowing Base Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower, the Borrowers, any Credit Party or the Credit Parties under the Loan Documents. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Credit Parties. Each warranty, covenant, agreement and undertaking made on behalf of a Credit Party by the Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.

1.13 Eligible Accounts. All of the Accounts owned by each Borrower and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent (a) shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion and (b) reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria, in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria which have the effect of making more credit available; provided that Agent shall provide the Borrower Representative five (5) days prior written notice before making such modifications or adjustments with respect to Reserves or eligibility criteria, as applicable; provided further that notwithstanding the foregoing, no such notice shall be required if (i) Exigent Circumstances exist and are continuing or (ii) if, after giving effect to such modification or adjustment, Availability is less than the greater of $16,500,000 and 15% of the Aggregate Revolving Loan Commitment. Eligible Accounts shall not include the following Accounts of a Borrower:

(a) Accounts – Past Due/Extended Terms. (i) Accounts that are not paid within the earlier of sixty (60) days following its due date or one hundred twenty (120) days following its original invoice date and (ii) Accounts that specify a due date more than ninety (90) days after original invoice date;

(b) Cross Aged Accounts. Accounts that are the obligations of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible for inclusion in the U.S. Borrowing Base (if such Borrower is a U.S. Borrower) or the Canadian Borrowing Base (if such Borrower is the Canadian Borrower) under the other criteria set forth in this Section 1.13;

(c) Foreign Accounts. Accounts that are the obligations of an Account Debtor located in a country other than the United States or Canada unless (i) payment thereof is assured by a letter of credit assigned and delivered to Agent, satisfactory to

Agent as to form, amount and Issuer, (ii) payment is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent or (iii) such Account Debtor is a foreign Affiliate of an Account Debtor organized under the laws of a state in the United States or the District of Columbia whose senior unsecured debt is rated “BBB-” or better by Standard & Poor’s Ratings Group and “Baa3” or better by Moody’s Investors Service, Inc.; provided that, in no event, shall the amount of Eligible Accounts as a result of the foregoing clauses (ii) and (iii) exceed $2,000,000 in the aggregate at any one time;

(d) Government Accounts. Accounts that are the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof or the Canadian government (Her Majesty The Queen in Right of Canada) or a political subdivision thereof, or any province or territory, or any municipality or department, agency or instrumentality thereof, unless Agent, in its sole discretion, has agreed to the contrary in writing, or the applicable Borrower has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940 or the Financial Administration Act (Canada), or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(e) Contra Accounts. Accounts to the extent a Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential offset;

(f) Chargebacks/Partial Payments/Disputed. Any Account to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

(g) Inter-Company/Affiliate Accounts. Accounts that arise from a sale to any employee or Affiliate of any Credit Party;

(h) Concentration Risk. Accounts to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates to one or more Borrowers as of any date of determination exceed, (i) in the case of each of General Motors Corp. and Honda Motor Co., in each case together with its Affiliates, twenty-five percent (25%) of all Eligible Accounts, and, in the case of Chrysler Group, LLC, together with its Affiliates, thirty percent (30%) of all Eligible Accounts (each of the foregoing, a “Concentration Exception Cap”, as may be reduced from time to time pursuant to clause (B) below); provided that (A) in no event, shall the Accounts of Chrysler Group, LLC, General Motors Corp. and Honda Motor Co., together with their Affiliates, in the aggregate exceed sixty-five percent (65%) of all Eligible Accounts and (B) Agent may, with respect to such Accounts, reduce the Concentration Exception Cap applicable to each of Chrysler Group, LLC, General Motors Corp. and Honda Motor Co., in each case together with their Affiliates, if there has occurred a deterioration in the credit quality of such Account Debtor, as determined by Agent, or as otherwise deemed necessary by Agent in its Permitted Discretion, or (ii) in all other cases, fifteen percent (15%) of all Eligible Accounts;

(i) Credit Risk. Accounts that are otherwise determined to be unacceptable by Agent in its Permitted Discretion, upon the delivery of prior or contemporaneous notice (oral or written) of such determination to the Borrower Representative;

(j) Unbilled. Accounts with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

(k) Defaulted Accounts; Bankruptcy. Accounts where:

(i) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(ii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(l) Progress Billing. Accounts (i) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(m) Bill and Hold. Accounts that arise with respect to goods that are sold on a bill-and-hold basis;

(n) C.O.D. Accounts that arise with respect to goods that are sold on a cash-on-delivery basis;

(o) Non-Acceptable Alternative Currency. Accounts that are payable in any currency other than United States Dollars or Canadian Dollars;

(p) Other Liens Against Receivables. Accounts that (i) are not owned by such Borrower or (ii) are subject to any right, claim, Lien or other interest of any other Person, other than (x) Liens in favor of Agent, securing the Obligations and (y) Liens in favor of the Notes Collateral Trustee that are permitted pursuant to Section 5.1(p);

(q) Conditional Sale. Accounts that arise with respect to goods that are placed on consignment, guarantied sale or other terms by reason of which the payment by the Account Debtor is conditional;

(r) Judgments, Notes or Chattel Paper. Accounts that are evidenced by a judgment, Instrument or Chattel Paper;

(s) Not Bona Fide. Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(t) Ordinary Course; Sales of Equipment or Bulk Sales. Accounts that do not arise from the sale of goods or the performance of services by such Borrower in the Ordinary Course of Business, including, sales of Equipment and bulk sales;

(u) Not Perfected. Accounts as to which Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien;

(v) Factoring Arrangements. Accounts that are the obligations of an Account Debtor with respect to which any such Accounts are subject to a Permitted Supplier Financing Arrangement; or

(w) Notes Priority Collateral. Accounts that arise out of a sale or other disposition of any Property that constitutes Notes Priority Collateral.

1.14 Eligible Inventory. All of the Inventory owned by each Borrower and properly reflected as “Eligible Inventory” in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Inventory” for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies. Agent (a) shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion and (b) reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria, in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria which have the effect of making more credit available; provided that Agent shall provide the Borrower Representative five (5) days prior written notice before making such modifications or adjustments with respect to Reserves or eligibility criteria, as applicable; provided further that notwithstanding the foregoing, no such notice shall be required if (i) Exigent Circumstances exist and are continuing or (ii) if, after giving effect to such modification or adjustment, Availability is less than the greater of $16,500,000 and 15% of the Aggregate Revolving Loan Commitment. Eligible Inventory shall not include the following Inventory of a Borrower:

(a) Excess/Obsolete. Inventory that is damaged and unfit for sale or excess, obsolete, unsalable, shopworn, or seconds;

(b) Locations < $75M. Inventory that is located at any site where the aggregate book value of Inventory at such location is less than $75,000;

(c) Consignment. Inventory that is placed on consignment;

(d) Off-Site. Inventory that (i) is not located on premises owned, leased or rented by a Credit Party and set forth in Schedule 3.21 or (ii) is stored at a leased location, unless (x) a reasonably satisfactory landlord waiver has been delivered to Agent and such Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on such leased premises, or (y) Reserves reasonably satisfactory to Agent have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless (x) a reasonably satisfactory, acknowledged bailee letter has been received by Agent with respect thereto and such Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on such leased premises and (y) Reserves reasonably satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent or the Notes Collateral Trustee to the extent permitted pursuant to Section 5.1(p), unless a reasonably satisfactory mortgagee waiver has been delivered to Agent;

(e) In-Transit. Inventory that is in transit, except for Inventory in transit between U.S. and/or Canadian locations of the Borrowers as to which Agent’s Liens have been perfected at origin and destination; provided, that any such Inventory en route from any such U.S. location shall be included in the U.S. Borrowing Base and any such Inventory en route from any such Canadian location shall be included in the Canadian Borrowing Base;

(f) Customized. Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);

(g) Packing/Shipping Materials. Inventory that consists of packing or shipping materials, or manufacturing supplies;

(h) Tooling. Inventory that consists of tooling or replacement parts;

(i) Display. Inventory that consists of display items;

(j) Returns. Inventory that consists of goods which have been returned by the buyer and are unsalable;

(k) Freight. Inventory that consists of any costs associated with “freight-in” charges in excess of normal and customary freight;

(l) Hazardous Materials. Inventory that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(m) Un-insured. Inventory that is not covered by casualty insurance in compliance with Section 4.6 of this Agreement;

(n) Not Owned/Other Liens. Inventory that is not owned by such Borrower or is subject to Liens other than Permitted Liens described in Sections 5.1(b), (c), (d), (f) and (p) or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory and the rights of suppliers under Section 81.1 of the Bankruptcy and Insolvency Act (Canada));

(o) Unperfected. Inventory that is not subject to a first priority Lien in favor of Agent on behalf of itself and the Secured Parties, except for Liens described in Section 5.1(d) (subject to Reserves);

(p) Negotiable Bill of Sale. Inventory that is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of Agent, on behalf of itself and the Secured Parties;

(q) Not Ordinary Course. Inventory (other than raw materials and work-in-progress) that is not of a type held for sale in the Ordinary Course of Business of a Credit Party; or

(r) Other Inventory. Inventory Agent otherwise deems to be ineligible in its Permitted Discretion.

ARTICLE II.

CONDITIONS PRECEDENT

2.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions in a manner satisfactory to Agent:

(a) Loan Documents. Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to Agent;

(b) Minimum Liquidity. After giving effect to the consummation of all Related Transactions on the Closing Date, including the payment of any deferred purchase price in connection with the Closing Date Acquisition, Borrowers shall have minimum liquidity of at least (i) $23,500,000, consisting of Excess Availability and unrestricted cash and Cash Equivalents (but excluding amounts available under the Factoring Facility) and (ii) $45,000,000, consisting of Excess Availability and unrestricted cash and Cash Equivalents (including amounts available under the Factoring Facility);

(c) Related Transactions. The Related Transactions (other than the making of the initial Revolving Loans and the Issuance of the initial Letters of Credit) shall have closed in the manner contemplated by the Related Agreements. Agent shall have received evidence that Real Alloy Acquisition has received (i) not less than $175,000,000 (less the amount, if any, of up to $60,000,000 of preferred Stock of the Sponsor issued to Aleris Corporation, (x) as a portion of the consideration of the Acquired Business and (y) pursuant to that certain backstop commitment made by Aleris

Corporation to backstop the purchase of up to $30,000,000 of the Sponsor’s equity in connection with the Purchase Agreement) in cash proceeds (and in no event less than 30% of the total pro forma capitalization of Real Alloy Acquisition after consummation of the Closing Date Acquisition (including in such calculation up to $60,000,000 of preferred Stock of the Sponsor issued to Aleris Corporation as if it were issued by the Sponsor for cash and contributed in cash to Real Alloy Acquisition in the form of common equity capital of Real Alloy Acquisition)) from the Closing Date Equity Transaction and (ii) not less than $296,514,900 in gross cash proceeds in the aggregate from the issuance of the Bonds;

(d) Intercreditor Agreement. Agent and the Lenders shall have agreed to satisfactory intercreditor arrangements with the Notes Collateral Trustee, and Agent shall have received a fully executed Intercreditor Agreement, in form and substance satisfactory to Agent and the Lenders, and such Intercreditor Agreement shall be in full force and effect;

(e) Release from Prior Lender Obligations; Release of Liens in Favor of Prior Lender. Agent shall have received evidence in form and substance reasonably satisfactory to it confirming (i) that the Credit Parties shall be released from any and all obligations owing to Prior Lender in connection with the Prior Indebtedness and (ii) any and all Liens upon any of the Property of the Credit Parties or any of their Subsidiaries in favor of Prior Lender shall have been terminated by Prior Lender on or prior to the Closing Date;

(f) Payment of Fees. The Borrowers shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the fees specified in the Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date (in the case of expenses, to the extent invoiced in summary form at least three (3) calendar days prior to the Closing Date (except as otherwise agreed by the Borrower Representative));

(g) Solvency Certificate. Agent shall have received a solvency certificate executed by the chief financial officer of the Borrower Representative certifying that both before and after giving effect to (i) the Loans made and Letters of Credit Issued on the Closing Date, (ii) the disbursement of the proceeds of such Loans to or as directed by the Borrower Representative, (iii) the incurrence of all other Indebtedness on the Closing Date, including the Indebtedness under the Indenture Documents, (iv) the consummation of the other Related Transactions, and (v) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties taken as a whole are Solvent;

(h) Closing Date Material Adverse Effect. (i) Since December 31, 2013 through the date of the Purchase Agreement, there has not occurred any Effect (as defined in the Purchase Agreement) which has had or would be reasonably expected to have, individually or in the aggregate, a Closing Date Material Adverse Effect and (ii) no Effect (as defined in the Purchase Agreement) has occurred since the date of the Purchase Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Closing Date Material Adverse Effect;

(i) Collateral Audit. Agent shall have received a collateral audit, in form and substance satisfactory to Agent;

(j) Patriot Act. Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and Canadian AML Legislation, at least ten (10) days prior to the Closing Date;

(k) Representations and Warranties. (i) The representations and warranties of the Borrowers and the other Credit Parties contained in (x) Sections 3.1(a), 3.1(b) (solely as it relates to the Loan Documents), 3.2 (solely as it relates to the Loan Documents), 3.3 (solely as it relates to the Loan Documents), 3.4 (solely as it relates to the Loan Documents), 3.5 (solely as it relates to the Loan Documents), 3.8, 3.11(a), 3.11(b), 3.11(e), 3.13, 3.14, 3.30 and 3.31 of this Agreement and (y) Section 4.2 of each Guaranty and Security Agreement shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) and (ii) the Purchase Agreement Representations shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein); and

(l) Collateral; Priority of Liens. Agent shall have received on or before the Closing Date all of the Collateral Documents set forth on the closing checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to Agent; provided, however, that the requirements set forth in this clause (l) (except for the execution and delivery of each Guaranty and Security Agreement and to the extent that a Lien on the Collateral may be perfected by the (x) filing of a financing statement under the UCC or PPSA, as applicable, (y) the making of a federal intellectual property filing or (z) delivery to Agent or the Notes Collateral Trustee (subject to the Intercreditor Agreement) of Stock or other certificated securities of the Borrowers, the other Credit Parties, and their Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) and Foreign Subsidiaries (other than Excluded Foreign Subsidiaries)) shall not constitute conditions precedent to the effectiveness of this Agreement on the Closing Date after the Credit Parties’ use of commercially reasonable efforts to provide such items on or prior to the Closing Date if the Credit Parties agree to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within ninety (90) calendar days after the Closing Date (or such later date as Agent shall determine in its sole discretion) pursuant to arrangements to be mutually agreed between the Credit Parties and Agent.

2.2 Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, in each instance, after funding of the initial Loans on the Closing Date, if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein), and with respect to Revolving Loans or Issuances of Letters of Credit, Agent or Required Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b) any Default or Event of Default has occurred and is continuing or would reasonably be expected to result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and with respect to Revolving Loans or Issuances of Letters of Credit, Agent or Required Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

(c) subject to Section 1.1(a)(iii), after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), (i) the U.S. Dollar Equivalent of the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Amount, (ii) the aggregate outstanding amount of the U.S. Revolving Loans would exceed the Maximum U.S. Revolving Loan Amount or (iii) the U.S. Dollar Equivalent of the aggregate outstanding amount of the Canadian Revolving Loans would exceed the Maximum Canadian Revolving Loan Amount.

The request by the Borrower Representative and acceptance by the Applicable Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the Related Transactions will be, true, correct and complete:

3.1 Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries:

(a) is a corporation, unlimited liability company, limited liability company, general partnership or limited partnership, as applicable, duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the corporate or other organizational power and authority and all governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) execute, deliver, and perform its obligations under, the Loan Documents and the Related Agreements to which it is a party;

(c) is duly qualified as a foreign corporation, extra provincial corporation, unlimited liability company, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (b)(i), clause (b)(ii), clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and each of their respective Subsidiaries of any other Loan Document and Related Agreement to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens in favor of Agent created under the Loan Documents) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c) violate any Requirement of Law in any material respect.

3.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement, any other Loan Document or Related Agreement except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents, (b) those obtained or made on or prior to the Closing Date and (c) in the case of any Related Agreement, those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4 Binding Effect. This Agreement and each other Loan Document and Related Agreement to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5 Litigation. Except as specifically disclosed on Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement, any other Loan Document or Related Agreement, or any of the transactions contemplated hereby or thereby; or

(b) would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $3,000,000; or

(c) seek an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS, CRA and other taxing authorities) concerning the violation or possible violation of any Requirement of Law that could reasonably be expected to result in Liabilities, individually or in the aggregate, in excess of $1,000,000.

3.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of the Related Transactions. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7 Pension Plan; ERISA Compliance.

(a) Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code so qualifies. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

(b) Schedule 3.7 sets forth, as of the Closing Date, all material Canadian Pension Plans maintained or contributed to by each Credit Party. No Canadian Pension Plan is a Canadian Defined Benefit Pension Plan. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration. Each Credit Party has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), except to the extent it would not reasonably be expected to result in a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, except to the extent it would not reasonably be expected to result in a Material Adverse Effect.

(c) No Credit Party and no Subsidiary of any Credit Party is or has at any time been an employer (for the purposes of Sections 38 to 51 of the U.K. Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the U.K. Pensions Schemes Act 1993) and (ii) no Credit Party and no Subsidiary of any Credit Party is or has at any time been “connected” with or an “associate” of (as those terms are used in Sections 39 and 43 of the U.K. Pensions Act 2004) such an employer.

3.8 Use of Proceeds; Margin Regulations. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Schedule 3.8 contains a description of the Credit Parties’ sources and uses of funds on the Closing Date, including Loans and Letters of Credit made or Issued on the Closing Date and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

3.9 Ownership of Property; Liens. As of the Closing Date, the Real Estate listed on Schedule 3.9 constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries. Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses, except for defects in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted and to utilize such Real Estate or such property, as applicable, for its intended purposes. As of the Closing Date, none of the Real Estate of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than

Permitted Liens. As of the Closing Date, Schedule 3.9 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate (in the case of leased Real Estate, solely to the extent any such purchase option, right of first refusal or similar contractual right relates to the leasehold interest of the applicable Credit Party or Subsidiary thereof). As of the Closing Date, all material Permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.10 Taxes. All United States federal, Canadian federal, state, foreign, provincial and local income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for (a) those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP and (b) state, foreign, provincial or other local sales, property or use tax returns and taxes owing thereunder that, collectively, do not exceed $1,000,000 at any one time. As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority, except to the extent that any such audit, examination or claim could not reasonably be expected to result in Liabilities, individually or in the aggregate, in excess of $1,000,000. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

3.11 Financial Condition.

(a) The unaudited interim consolidated and consolidating balance sheets of the Acquired Business dated September 30, 2014 and the related unaudited consolidated and consolidating statements of income, shareholders’ equity and cash flows for the nine (9) fiscal months then ended, in each case, as attached hereto as Schedule 3.11(a):

(x) were, to the best knowledge of the Credit Parties, prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to normal year-end adjustments and the lack of footnote disclosures; and

(y) to the best knowledge of the Credit Parties, present fairly in all material respects the consolidated and consolidating financial condition of the Acquired Business as of the dates thereof and results of operations for the periods covered thereby.

(b) The pro forma unaudited consolidating balance sheet of the Acquired Business dated September 30, 2014 delivered on or before the Closing Date and attached hereto as Schedule 3.11(b) was, to the best knowledge of the Credit Parties, prepared by Holdings after giving pro forma effect to the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of the Acquired Business dated September 30, 2014, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP. Agent and the Lenders acknowledge and agree that the Acquired Business has not operated as a separate “stand alone” entity within Seller and, as a result, the Acquired Business has been allocated certain charges and credits for purposes of the preparation of the financial statements attached as Schedule 3.11(a), which allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Acquired Business operated as an independent enterprise; provided that the Credit Parties acknowledge and agree that such charges and credits are allocated on a basis consistent with the financial performance projections attached as Schedule 3.11(e).

(c) Since December 31, 2013, there has been no Material Adverse Effect.

(d) The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(e) All financial performance projections delivered to Agent, including the financial performance projections delivered on the Closing Date and attached hereto as Schedule 3.11(e), represent the Borrowers’ good faith estimate of future financial performance and are based on assumptions believed by the Borrowers to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

3.12 Environmental Matters. Except as set forth on Schedule 3.12, and except as would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Credit Parties and their Subsidiaries, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Property, (c) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (d) all Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials, and (e) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) has received any written information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws. Each Credit Party has made available to Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody, control or otherwise available to the Credit Parties.

3.13 Regulated Entities. No Credit Party, no Person controlling any Credit Party, nor any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal, state, provincial, territorial, local or foreign statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

3.14 Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower Representative, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole and each Borrower individually are Solvent.

3.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16 Intellectual Property. Schedule 3.16 sets forth a true and complete list of all Intellectual Property, owned by each Credit Party, and any and all Intellectual Property with respect to which such Credit Party has the valid right to use, and includes with respect thereto the following items: (1) the owner; (2) the title; (3) as applicable, the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed; (4) as applicable, the registration or application number and registration or application date; and (5) any material inbound or outbound IP Licenses or other rights (including franchises) granted by or to such Credit Party. Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the best knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has notified any Credit Party or any Subsidiary of any Credit Party that it is contesting or intends to contest any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17 Brokers’ Fees; Transaction Fees. Except for fees payable to Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18 Insurance. Schedule 3.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Credit Parties and, to the extent relevant, owning similar Properties in localities where such Person operates.

3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth on Schedule 3.19, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Borrowers and Subsidiaries of the Borrowers, those in favor of Agent, for the benefit of the Secured Parties, and those in favor of Notes Collateral Trustee. All such securities were issued in compliance with all applicable state, provincial, territorial and federal laws concerning the issuance of securities. All of the issued and outstanding Stock of each Credit Party (other than Holdings), each Subsidiary of each Credit Party and, as of the Closing Date, Holdings is owned by each of the Persons and in the amounts set forth in

Schedule 3.19. Except as set forth on Schedule 3.19, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 is a true and complete organizational chart of Holdings and all of its Subsidiaries, which the Credit Parties shall update upon notice to Agent promptly following the incorporation, organization or formation of any Subsidiary and promptly following the completion of any Permitted Acquisition.

3.20 Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business or domicile (within the meaning of the Civil Code of Quebec), in each case as of the Closing Date, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date. In relation to each Credit Party and any Subsidiary of a Credit Party, in each case incorporated in a member state of the European Union, for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

3.21 Locations of Inventory, Equipment and Books and Records. Each Credit Party’s inventory and equipment (other than inventory or equipment in transit) and books and records concerning the Collateral are kept at the locations listed on Schedule 3.21 (which Schedule 3.21 shall be promptly updated by the Credit Parties upon notice to Agent as permanent Collateral locations change). Each Credit Party that keeps records in the Province of Quebec relating to Collateral keeps a duplicate copy thereof at a location outside the Province of Quebec, as listed on Schedule 3.21.

3.22 Deposit Accounts and Other Accounts. Schedule 3.22 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name, address and any other relevant contact information reasonably requested by Agent with respect to each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.23 Government Contracts. Except as set forth on Schedule 3.23, as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727), the Financial Administration Act (Canada) or any similar state, provincial or local law.

3.24 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any

Credit Party with any customer or group of affiliated customers whose purchases during the preceding twelve (12) calendar months caused them to be ranked among the ten largest customers of such Credit Party or (b) the business relationship of any Credit Party with any supplier essential to its operations.

3.25 Bonding. Except as set forth on Schedule 3.25, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.26 Purchase Agreement. As of the Closing Date, the Borrowers have delivered to Agent a complete and correct copy of the Purchase Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). No Credit Party and no other Person party thereto is in material default in the performance or compliance with any provisions thereof. The Purchase Agreement complies with, and the Closing Date Acquisition has been consummated in all material respects in accordance with, all applicable Requirements of Law. The Purchase Agreement is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn. All material requisite approvals by Governmental Authorities having jurisdiction over Seller, any Credit Party or the other Persons referenced therein with respect to the transactions contemplated by the Purchase Agreement have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Purchase Agreement or to the conduct by any Credit Party of its business thereafter. To the best of each Credit Party’s knowledge, none of the Seller’s representations or warranties in the Purchase Agreement contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading. Each of the representations and warranties given by each applicable Credit Party in the Purchase Agreement is true and correct in all material respects. Notwithstanding anything contained in the Purchase Agreement to the contrary, such representations and warranties of the Credit Parties are incorporated into this Agreement by this Section 3.26 and shall, solely for purposes of this Agreement and the benefit of Agent and Lenders, survive the consummation of the Closing Date Acquisition.

3.27 Status of Holding Companies. No Holding Company has engaged in any business activities and does not own any Property other than (i) ownership of the Stock and Stock Equivalents of its direct Subsidiaries, (ii) activities and contractual rights incidental to maintenance of its corporate existence and (iii) performance of its obligations under the Loan Documents and Related Agreements to which it is a party.

3.28 Other Financing Documents. As of the Closing Date, the Borrowers have delivered to Agent a complete and correct copy of the Indenture Documents, the Factoring Facility Documents and the Closing Date Equity Transaction Documents (including, in each case, all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).

3.29 Full Disclosure. None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

3.30 Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all economic sanctions laws of any applicable Governmental Authority, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it and all regulations issued pursuant to the Canadian AML Legislation and all other related laws of any applicable Governmental Authority. No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (iii) is controlled by (including by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law, (iv) is a Person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (collectively, the “Terrorist Lists”) with which a Canadian Person cannot deal with or otherwise engage in business transactions, (v) is a Person who is otherwise the target of Canadian or U.K. economic sanctions laws such that a Canadian Person or a U.K. Person cannot deal or otherwise engage in business transactions with such Person or (vi) is controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on any Terrorist List or a foreign government that is the target of Canadian or U.K. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Canadian or English law.

3.31 Patriot Act; Counter-Terrorism Regulations. The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act (in the case of the Canadian Credit Parties, subject to applicable Canadian Requirements of Law), and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act, (c) Canadian AML Legislation, and (d) all laws of any applicable jurisdiction relating to “know your customer” and anti-money laundering and all rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada) or the U.K. Bribery Act 2010.

3.32 [Intentionally Omitted.]

3.33 Physical Condition of Mortgaged Properties. (a) Each of the Mortgaged Properties, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is, to each Credit Party’s knowledge, in good condition, order and repair in all material respects, and (b) to each Credit Party’s knowledge, there exists no structural or other material defects or damages in any of the Mortgaged Properties, whether latent or otherwise. No Credit Party has received written notice from any insurance company or bonding company of any defects or inadequacies in any of the Mortgaged Properties, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.34 Access. Each of the Mortgaged Properties has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of each of the Mortgaged Properties are located in the public right-of-way abutting each Mortgaged Property, and all such utilities are connected so as to serve each Mortgaged Property without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting such Mortgaged Property. All roads necessary for the full utilization of each Mortgaged Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

ARTICLE IV.

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

4.1 Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that unaudited interim financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower Representative shall deliver to Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:

(a) as soon as available, but not later than one hundred twenty (120) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheets of Sponsor and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other independent certified public accounting firm reasonably acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status; provided that, the audited financial statements, information and other documents required to be provided as described in the preceding sentence shall be (x) delivered with respect to Sponsor and its Subsidiaries as long as the consolidated total assets of the Credit Parties and their Subsidiaries comprise at least eighty percent (80%) of the consolidated total assets of Sponsor and its Subsidiaries and, in the event such threshold is not maintained as of the end of such year, the foregoing audited financial statements, information and other documents shall instead be delivered for Holdings and its Subsidiaries as of the end of such year and (y) in any case, accompanied by an unaudited schedule of consolidating financial information relating to the North American and non-North American business entities in detail reasonably acceptable to Agent; and

(b) as soon as available, but not later than (i) thirty (30) days after the end of each fiscal month of each year, a copy of the unaudited consolidated and consolidating balance sheets of Holdings and each of its Subsidiaries, and the related consolidated and consolidating statements of income and shareholders’ equity and (ii) thirty (30) days after the end of each Fiscal Quarter, a copy of the unaudited consolidated and consolidating statement of cash flows of Holdings and each of its Subsidiaries, as of the end of such fiscal month or Fiscal Quarter, as applicable, and for the portion of the Fiscal Year then ended, each of which shall be complete and correct and fairly present, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and each of its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

4.2 Certificates; Other Information. The Borrower Representative shall furnish to Agent (and Agent shall thereafter make available to each Lender) by Electronic Transmission:

(a) as soon as available, but not later than forty-five (45) days after the end of each Fiscal Quarter, (i) a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of the Borrower Representative, describing the operations and financial condition of the Credit Parties and each of their Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended, and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 4.2(k) and discussing the reasons for any significant variations;

(b) concurrently with the delivery of the financial statements referred to in Sections 4.1(a) and 4.1(b), a fully and properly completed certificate in the form of Exhibit 4.2(b) (a “Compliance Certificate”), certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative;

(c) promptly after the same are sent, copies of all financial statements and reports which any Credit Party or the Sponsor sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d) as soon as available and in any event within fifteen (15) days after the end of each calendar month, and within three (3) Business Days after the end of each calendar week from and after the date on which Availability is less than the greater of $16,500,000 and 15% of the Aggregate Revolving Loan Commitment at any time until such date on which Availability is greater than or equal to the greater of $16,500,000 and 15% of the Aggregate Revolving Loan Commitment for a period of sixty (60) consecutive calendar days, and at such other times as Agent may reasonably require, a Borrowing Base Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the U.S. Borrowing Base and the Canadian Borrowing Base as at the end of the most-recently ended fiscal month or as at such other date as Agent may reasonably require; provided that, to the extent that such Borrowing Base Certificate is required to be delivered more frequently than on a monthly basis, the Inventory reporting contained therein may, if necessary after the exercise of reasonable and good faith efforts, contain estimates calculated in a manner previously disclosed to Agent and acceptable to Agent in its reasonable discretion;

(e) concurrently with the delivery of the Borrowing Base Certificate, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; provided that, to the extent that such Inventory reporting is required to be delivered more frequently than on a monthly basis, such reporting may, if necessary after the exercise of reasonable and good faith efforts, contain estimates calculated in a manner previously disclosed to Agent and acceptable to Agent in its reasonable discretion;

(f) concurrently with the delivery of the Borrowing Base Certificate, a detailed aging of Accounts, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(g) concurrently with the delivery of the monthly Borrowing Base Certificate, a detailed aging of accounts payable accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(h) concurrently with the delivery of the Borrowing Base Certificate or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports, including all additions and reductions (cash and non-cash) with respect to Accounts of the Credit Parties in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the Borrower Representative as of the last day of the immediately preceding week or the date two (2) days prior to the date of any request;

(i) to Agent, at the time of delivery of each of the monthly financial statements delivered pursuant to Section 4.1(b) a reconciliation of the following, in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion:

(A) the most recent Borrowing Base Certificate and month-end Accounts aging of each Borrower to such Borrower’s general ledger and monthly Financial Statements delivered pursuant to Section 4.1(b);

(B) the perpetual Inventory by location to each Borrower’s most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Section 4.1(b);

(C) the accounts payable aging to each Borrower’s general ledger and monthly Financial Statements delivered pursuant to Section 4.1(b); and

(D) the outstanding Loans as set forth in the monthly loan account statement provided by Agent to each Borrower’s general ledger and monthly Financial Statements delivered pursuant to Section 4.1(b);

(j) at the time of delivery of each of the financial statements delivered pursuant to Section 4.1, (i) a listing of government contracts of each Borrower subject to the Federal Assignment of Claims Act of 1940 or the Financial Administration Act (Canada) or any similar state or municipal law; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in each case entered into or filed in the prior Fiscal Quarter;

(k) as soon as available and in any event no later than thirty (30) days after each Fiscal Year end of the Borrowers, projections of the Credit Parties (and their Subsidiaries’) consolidated and consolidating financial performance for the forthcoming three Fiscal Years on a year by year basis, and for the forthcoming Fiscal Year on a month by month basis;

(l) promptly upon receipt thereof, copies of any reports submitted by the Borrowers’ certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants;

(m) as soon as available and in any event no later than three (3) Business Days after the last day of each Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2015), an Applicable Margin Certificate for such calendar quarter, certified on behalf of the Borrower Representative by a Responsible Officer;

(n) to the extent that Real Alloy Acquisition incurs any Notes Pari Passu Lien Obligations after the Closing Date in reliance on Section 5.5(f)(ii), at least ten (10) Business Days prior to such incurrence, a certificate, in form and substance reasonably satisfactory to Agent, signed by a Responsible Officer of the Borrower Representative (i) demonstrating compliance with the conditions to the incurrence of such Indebtedness set forth in the Indenture Documents in effect as of the Closing Date and (ii) summarizing the material terms of any such additional Notes Pari Passu Lien Obligations issued after the Closing Date;

(o) promptly following the execution of any Permitted Supplier Financing Arrangement, executed copies of all documentation regarding such Permitted Supplier Financing Arrangement;

(p) concurrently with the delivery of the Borrowing Base Certificate, the aggregate amount of any Accounts that have been sold pursuant to Permitted Supplier Financing Arrangements during the applicable fiscal month and the applicable Fiscal Year (or portion thereof) and the applicable discount rate with respect to such sales; and

(q) promptly, such additional business, financial, collateral, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request.

4.3 Notices. The Borrowers shall notify promptly (and in no event later than five (5) Business Days after a Responsible Officer becomes aware thereof) Agent of each of the following (and Agent shall thereafter notify each Lender):

(a) the occurrence or existence of any Default or Event of Default, or any event or circumstance that foreseeably will become a Default or Event of Default;

(b) any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, in each case, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $2,000,000;

(d) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party or its respective property (i) in which the amount of damages claimed is $2,500,000 or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Loan Document or any Related Agreement;

(e) (i) the receipt by any Credit Party of any written notice of violation of or potential liability or similar written notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;

(f) (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice (ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(h) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j) the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Holdings of Stock or Stock Equivalents not requiring a mandatory prepayment hereunder);

(k) any amendment, waiver, supplement or other modification of any of the Indenture Documents, the Factoring Facility Documents or the Closing Date Equity Transaction Documents (accompanied by a true, correct and complete copy thereof);

(l) if any Credit Party acquires any Margin Stock; and

(m) any event reasonably expected to result in a mandatory prepayment of the Obligations pursuant to Section 1.8.

Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth details of the occurrence referred to therein, and stating what action the Borrowers or other Person proposes to take with respect thereto and at what time. Each notice under Section 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 5.3;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with any sale of assets permitted by Sections 5.2 and any other transaction permitted by Section 5.3 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c) preserve or renew all of its registered Trademarks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d) (i) conduct its business and affairs without the knowing infringement of or knowing interference with any Intellectual Property of any other Person in any material respect and (ii) shall comply in all material respects with the terms of its IP Licenses.

4.5 Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Insurance.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Credit Parties and such Subsidiaries (including policies of fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrowers) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties, (ii) with respect to each of the Mortgaged Properties, maintain or cause to be maintained in full force and effect, in addition to the policies required under clause (i) above, the insurance policies and coverages described on Schedule 3.18, subject to changes in policies and coverages based upon the availability of insurance for Persons engaged in ownership and operation of properties similar to each of the Mortgaged Properties and (iii) cause all such insurance relating to any Property or business of any Credit Party to name Agent as additional insured or lenders loss payee as agent for the Lenders, as appropriate. All policies of insurance on real and personal Property of the Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent and naming Agent as lenders loss payee as agent for the Lenders) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least forty-five (45) days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall deliver to Agent within ten (10) days of receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage with respect to the affected Mortgaged Property. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Agent. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent reserves the right at any time, upon its determination that any Credit Party’s risk profile has changed following the Closing Date, to require additional forms or categories and limits of insurance (it being acknowledged and agreed that, so long as the Credit Parties do not engage in any line of business substantially different from those lines of business carried on by it on the Closing Date, Agent will not require policies of insurance of a form or category materially different from those required by Agent as of the Closing Date). Notwithstanding the requirement in clause (i) above, Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b) Unless the Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement (including, Flood Insurance), Agent may purchase insurance (including, Flood Insurance) at the Credit Parties’ expense to protect Agent’s and Lenders’ interests in the Credit Parties’ and their Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Credit Parties may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other expenses Agent may incur in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Credit Parties may be able to obtain on their own. In furtherance of the foregoing, the Credit Parties shall comply with each of the requirements set forth on Schedule 4.6.

4.7 Payment of Obligations. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed:

(a) all Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; and (ii) the aggregate Liabilities secured by such Lien do not exceed $3,000,000.

(b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c) the performance of all obligations under any Contractual Obligation to such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, including the Related Agreements, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d) payments to the extent necessary to avoid the imposition of a Lien with respect to, (1) the involuntary termination of any underfunded Benefit Plan or (2) any Canadian Pension Plan other than inchoate Liens for amounts required to be remitted but not yet due pursuant to applicable Canadian federal or provincial pension benefits standards legislation.

4.8 Compliance with Laws; Pension Plans and Benefit Plans.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, including all Requirements of Law applicable to the ownership, use and operation of each of the Mortgaged Properties, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) For each existing, or hereafter adopted, Canadian Pension Plan, each Credit Party shall ensure that all contributions are remitted in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9 Inspection of Property and Books and Records; Audits; Appraisals.

(a) Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain books of record and account entries in conformity with GAAP consistently applied.

(b) Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (i) provide access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; and (ii) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense; provided the Credit Parties shall only be obligated to reimburse Agent for the expenses for (i) one such field examination, audit and inspection during any Fiscal Year, (ii) a second field examination, audit and inspection during such Fiscal Year if (A) at any time for at least thirty (30) consecutive days during such Fiscal Year Availability is or has been less than the greater of $33,000,000 and 30% of the Aggregate Revolving Loan Commitment or (B) on any day during such Fiscal Year Availability is less than the greater of $27,500,000 and 25% of the Aggregate Revolving Loan Commitment, but, in the case of each of clauses (A) or (B), greater than or equal to the greater of $16,500,000 and 15% of the Aggregate Revolving Loan Commitment and (iii) a third field examination, audit and inspection during such Fiscal Year if at any time during such Fiscal Year Availability is less than the greater of $16,500,000 and 15% of the Aggregate Revolving Loan Commitment; provided further that no such limits shall apply if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense. Each Credit Party which keeps records relating to Collateral in the Province of Quebec shall at all times keep a duplicate copy thereof at a location outside the Province of Quebec, as listed in Schedule 3.21.

(c) Upon Agent’s request from time to time, the Credit Parties shall permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating (i) the then Net Orderly Liquidation Value, or such other value as determined by Agent, of all or any portion of the Inventory of any Credit Party or any Subsidiary of any Credit Party and (ii) the fair market value, or such other value as determined by Agent (for example, replacement cost for purposes of Flood Insurance), of any Real Estate of any Credit Party or any Subsidiary of any Credit Party, including any appraisal required to comply with FIRREA; provided, that notwithstanding any provision herein to the contrary, the Credit Parties shall only be obligated to reimburse Agent for the expenses for (i) one set of such appraisals during any Fiscal Year, (ii) a second set of such appraisals during such Fiscal Year if (A) at any time for at least thirty (30) consecutive days during such Fiscal Year Availability is or has been less than the greater of $33,000,000 and 30% of the Aggregate Revolving Loan Commitment or (B) on any day during such Fiscal Year Availability is less than the greater of $27,500,000 and 25% of the Aggregate Revolving Loan Commitment, but, in the case of each of clauses (A) or (B), greater than or equal to the greater of $16,500,000 and 15% of the Aggregate Revolving Loan Commitment and (iii) a third set of such appraisals during such Fiscal Year if at any time during such Fiscal Year Availability is less than the greater of $16,500,000 and 15% of the Aggregate Revolving Loan Commitment; provided further that no such limits shall apply if an Event of Default has occurred and is continuing.

4.10 Use of Proceeds. The Borrowers shall use the proceeds of the Loans and Letters of Credit solely as follows: (a) first, to refinance on the Closing Date, Prior Indebtedness and then to pay on the Closing Date a portion of the purchase price in respect of the Closing Date Acquisition, (b) to pay costs and expenses of the Related Transactions and costs and expenses required to be paid pursuant to Section 2.1, and (c) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement or the other Loan Documents; provided, however that in no event may proceeds of any Loans or Letters of Credit be used, directly or indirectly, to make a prepayment of the Notes Pari Passu Lien Obligations.

4.11 Cash Management Systems. Each Credit Party shall enter into, and cause each applicable depository institution, securities intermediary or commodities intermediary to enter into, one or more Control Agreements providing for “springing” cash dominion (including providing for “control” thereover as such term is defined in the Securities Transfer Act (2006) (Ontario) in respect of Canadian Collateral) with respect to each Control Account (other than Disbursement Accounts) and each securities, commodity or similar account maintained by such Credit Party as of the Closing Date or established or otherwise acquired by such Credit Party after the Closing Date. In addition, if and to the extent requested by Agent, each Credit Party shall enter into one or more Control Agreements providing for “springing” cash dominion over all Control Accounts that constitute Disbursement Accounts maintained by such Credit Party as of the Closing Date or established or otherwise acquired by such Credit Party after the Closing Date. With respect to any Control Accounts subject to such “springing” Control Agreements, unless a Dominion Period has occurred and is continuing, Agent shall not deliver to the relevant depository institution, securities intermediary or commodities intermediary a notice or other instruction requiring such Person to transfer funds held in such Control Accounts to the Collection Account. The Credit Parties shall not maintain cash on deposit in Disbursement Accounts in excess of outstanding checks and wire transfers payable from such accounts and amounts necessary to meet minimum balance requirements.

4.12 Landlord Agreements. Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to each location where any Collateral with an aggregate fair market value in excess of $500,000 or any books and records with respect to any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

4.13 Further Assurances.

(a) Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon request by Agent, each Credit Party shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of its Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) subject to customary “Funds Certain Provisions” with respect to perfection of Liens on assets acquired in a Permitted Acquisition or other Investment permitted hereunder, to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the U.S. Credit Parties shall cause each of their Domestic Subsidiaries (other than Excluded Domestic Subsidiaries and IMSAMET of Arizona) and Foreign Subsidiaries (other than Excluded Foreign Subsidiaries), promptly after formation or acquisition thereof, to guaranty the U.S. Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders, each U.S. Credit Party shall pledge, and shall cause each of its Domestic Subsidiaries (other than Excluded Domestic Subsidiaries and IMSAMET of Arizona) and Foreign Subsidiaries (other than Excluded Foreign Subsidiaries) to pledge, all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) and Foreign Subsidiaries (other than Excluded Foreign Subsidiaries) and sixty-five percent (65%) of the outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of outstanding non-voting Stock and Stock Equivalents of each Excluded Foreign Subsidiary directly owned by a Credit Party, in each instance, to Agent, for the benefit of the Secured Parties, to secure the U.S. Obligations, promptly after formation or acquisition of such Subsidiary. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, Holdings shall, and shall cause each of its Subsidiaries (other than (A) Excluded Foreign Subsidiaries except any Canadian Subsidiary and (B) IMSAMET of Arizona) to, promptly after formation or acquisition thereof, guaranty the Canadian Obligations and grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders, Holdings shall, and shall cause each of its Subsidiaries (other than (A) Excluded Foreign Subsidiaries except any Canadian Subsidiary and (B) IMSAMET of Arizona) to, pledge all of the Stock and Stock Equivalents of each Subsidiary directly owned by such Person to Agent, for the benefit of the Secured Parties, to secure the Canadian Obligations. In the event that Holdings or any of its Subsidiaries (other than any Excluded Domestic Subsidiary, IMSAMET of Arizona or any Excluded Foreign Subsidiary) acquires fee title to any Real Estate, within sixty (60) days after (or such later date as may be agreed by Agent in its reasonable discretion) such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (w) an appraisal in form and substance reasonably acceptable to Agent, to the extent requested by Agent, (x) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. (or Canadian equivalent) lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien (subject only to any Liens in favor of the Notes Collateral Trustee under the Indenture Documents) on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Liens, and (y) then current A.L.T.A. (or Canadian equivalent) surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception. In the event that Holdings or any of its Subsidiaries acquires any Real Estate, the Credit Parties shall notify Agent in writing of such acquisition within five (5) Business Days, and at Agent’s request, the Credit Parties shall cause to be delivered to Agent, within thirty (30) days after such request, an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance reasonably satisfactory to Agent. In addition to the obligations set forth in Section 4.6(a), within forty-five (45) days after written notice from Agent to the Credit Parties that any Real Estate is located in a Special Flood Hazard Area, the Credit Parties shall satisfy the Flood Insurance requirements of Section 4.6(a). The Credit Parties shall deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organization Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 4.13 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Credit Party formed or acquired after the Closing Date. In connection with each such pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.

4.14 Environmental Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including any necessary subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, all under procedures and protocol reasonably designed to maintain the attorney/client privilege applicable to the results of such audits and assessments.

4.15 Post-Closing Obligations. The Canadian Borrower shall comply with each of the following or deliver to Agent, as applicable, on or prior to ninety (90) days from the Closing Date (subject to any extensions or waivers as may be granted by Agent in its Permitted Discretion): (a) evidence in form and substance satisfactory to Agent of the establishment by the Canadian Borrower of new deposit or similar accounts (collectively, the “Newly-Established Canadian Accounts”) to be maintained at a depository institution pursuant to a cash management system, in each case satisfactory to Agent, and (b) duly executed Control Agreements with respect to the Newly-Established Canadian Accounts (other than Excluded Accounts), in each case in form and substance satisfactory to Agent.

ARTICLE V.

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by Section 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);

(b) any Lien securing the Obligations created under any Loan Document;

(c) Liens for Taxes (including real property Taxes) (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not past due or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation (including inchoate Liens for amounts required to be remitted but not yet due pursuant to applicable Canadian federal or provincial pension standards legislation) or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment or judicial attachment liens with respect to judgments the existence of which do not constitute an Event of Default;

(g) Survey exceptions, easements, rights-of-way, servitudes, sewers, electric lines, telegraph and telephone lines, zoning and other recorded covenants, conditions, restrictions, reservations, licenses, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h) Liens on any Equipment, Real Estate or other fixed assets acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, constructing or improving such Property and permitted under Section 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired, constructed or improved in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(i) Liens securing Capital Lease Obligations permitted under Section 5.5(d);

(j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k) Liens arising from the filing of precautionary UCC or PPSA financing statements (or equivalents) with respect to any lease permitted by this Agreement;

(l) non-exclusive licenses and sublicenses of Intellectual Property granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(m) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;

(n) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(o) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(p) Liens securing (i) obligations in respect of Indebtedness under the Indenture Documents to the extent permitted under Section 5.5(f) and (ii) the Collateral Trust Hedging Obligations so long as, in each case of clauses (i) and (ii), such Liens are subject to the Intercreditor Agreement or, in the case of any Permitted Refinancing of such Indebtedness or obligations, another intercreditor agreement containing terms, taken as a whole, that are at least as favorable (taken as a whole) to the Secured Parties as those contained in the Intercreditor Agreement;

(q) with respect to any Mortgaged Property, any Lien or other encumbrance existing on the Closing Date, disclosed in Agent’s policy of title insurance covering such Mortgaged Property and acceptable to Agent;

(r) Liens securing Real Alloy Germany’s obligations under the Factoring Facility;

(s) Liens on Property of any Foreign Subsidiary (other than Real Alloy Germany) that is not a Credit Party securing Indebtedness of such Foreign Subsidiary permitted under Section 5.5(m);

(t) [Intentionally Omitted];

(u) the reservations, limitations, provisos and conditions expressed in any original grants from the Crown of real or immovable property located in Canada, which do not materially interfere with (i) the ordinary conduct of the business of the applicable Person or (ii) the use and enjoyment of such real or immovable property

(v) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts to the extent such Liens secure obligations relating to such account that are incurred in the Ordinary Course of Business and not for speculative purposes; provided that the aggregate amount of cash and Cash Equivalents maintained in such accounts subject to such Liens does not exceed $5,000,000 in the aggregate at any time outstanding;

(w) Liens on cash and Cash Equivalents securing obligations arising under Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculative purposes; provided that the aggregate amount of cash and Cash Equivalents subject to such Liens does not exceed $5,000,000 in the aggregate at any time outstanding;

(x) Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 5.5(l) to the extent such Liens are in favor of the applicable insurance carrier;

(y) Liens on Inventory and the proceeds thereof arising out of consignment, bailment, title retention or similar arrangements for the sale of goods entered into by any Borrower or any Subsidiary of a Borrower in the Ordinary Course of Business solely to the extent that any such Inventory or proceeds subject to such Liens can be reasonably identified by Agent and verified by Agent as being excluded by the Borrowers from the most recent Borrowing Base Certificate delivered by the Borrowers to Agent;

(z) Liens on Property acquired pursuant to a Permitted Acquisition, or on Property of a Subsidiary of a Credit Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, in each instance, other than Accounts, Inventory, deposit accounts and cash on deposit therein; provided that (i) any Indebtedness that is secured by such Liens in permitted to exist under Section 5.5(i) and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any Property of a Credit Party or any of its Subsidiaries;

(aa) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships so long as such options, arrangements or rights relate solely to such joint ventures and partnerships and the assets thereof;

(bb) Liens arising from precautionary UCC or PPSA financing statement filings on Accounts sold pursuant to Permitted Supplier Financing Arrangements;

(cc) Liens securing reimbursement obligations incurred in the Ordinary Course of Business for letters of credit to the extent permitted under Section 5.9(g); provided that such Liens encumber only cash or Cash Equivalents in an aggregate amount not to exceed 103% of such obligations;

(dd) Liens securing reimbursement obligations incurred for Existing Letters of Credit to the extent permitted under Section 5.9(h); and

(ee) other Liens securing obligations which obligations do not exceed $10,000,000 in the aggregate at any time outstanding; provided that such Liens that attach to ABL Priority Collateral shall not secure obligations exceeding $2,000,000 in the aggregate at any time outstanding.

5.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions in the Ordinary Course of Business to any Person other than an Affiliate of a Credit Party, of (i) Inventory, (ii) worn-out or surplus Equipment having a book value not exceeding $5,000,000 in the aggregate in any Fiscal Year or (iii) any other Equipment solely to the extent that such Equipment is exchanged for credit against the purchase price of replacement or other Equipment or the proceeds of such disposition are promptly (but, in any event, within one hundred eighty (180) days of such disposition) applied to the purchase price of replacement or other Equipment;

(b) dispositions (other than of (i) the Stock of any Subsidiary of any Credit Party or (ii) any Accounts of any Credit Party) not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year $10,000,000 and (iv) in the event that Availability after giving effect to such disposition would be less than the greater of $13,750,000 and 12.5% of the Aggregate Revolving Loan Commitment, the Fixed Charge Coverage Ratio for the twelve (12) month period ending on the last day of the fiscal month for which financial statements have most recently been delivered in accordance with Section 4.1(b), calculated on a pro forma basis after giving effect to such disposition, is at least 1.00 to 1.00;

(c) (i) dispositions of Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Credit Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(d) dispositions of accounts receivable and related assets by (i) Real Alloy Germany to the Factoring Facility Purchaser in accordance with the Factoring Facility Documents and (ii) Aleris Recycling (Swansea) Ltd. (to be known as Real Alloy UK Ltd. on or about the Closing Date) in accordance with a financing arrangement permitted under Section 5.5(m);

(e) transfers of Property to a Credit Party by another Credit Party or by any Subsidiary of a Credit Party;

(f) the lease or sublease in the Ordinary Course of Business of Real Estate;

(g) the sale in the Ordinary Course of Business of Accounts pursuant to any Permitted Supplier Financing Arrangement;

(h) dispositions made for the purpose of consummating the Tyler Swap; and

(i) (i) Liens permitted under Section 5.1 (to the extent constituting a transfer of Property); (ii) mergers and amalgamations in compliance with Section 5.3; and (iii) Restricted Payments made in compliance with Section 5.11.

5.3 Consolidations, Mergers and Amalgamations. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to merge, amalgamate, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a) upon not less than five (5) Business Days prior written notice to Agent:

(i) any Subsidiary of a U.S. Borrower may merge with, or dissolve or liquidate into, a U.S. Borrower or a Wholly-Owned Subsidiary of a U.S. Borrower which is a Domestic Subsidiary, provided that such U.S. Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent shall have been completed;

(ii) any Subsidiary of the Canadian Borrower may merge or amalgamate with, or dissolve or liquidate into, the Canadian Borrower or a Wholly-Owned Subsidiary of the Canadian Borrower which is a Canadian Subsidiary provided that the Canadian Borrower or such Wholly-Owned Subsidiary which is a Canadian Subsidiary shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent shall have been completed; and

(iii) any Foreign Subsidiary (other than a Canadian Subsidiary) may merge with or dissolve or liquidate into another Foreign Subsidiary provided if a Foreign Subsidiary which is not an Excluded Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, a Foreign Subsidiary which is not an Excluded Foreign Subsidiary shall be the continuing or surviving entity; and

(b) on (or substantially contemporaneous with) the Closing Date:

(i) the Canadian Borrower may amalgamate with Real Alloy Canada Company, and following such amalgamation such amalgamated entity shall be the Canadian Borrower for all purposes hereunder; provided that the Canadian Borrower shall, for United States income tax purposes, be treated as a corporation within the meaning of Section 7701(a)(3) of the Code and Section 301.7701-2(b) of the Treasury regulations;

(ii) SGH Escrow Corporation may merge with Real Alloy Holding provided that Real Alloy Holding shall be the continuing and surviving entity; and

(iii) Mexico Acquiring S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of the United Mexican States, may merge with Aleris Nuevo Leon S. de R.L. de C.V. a sociedad de responsabilidad limitada de capital variable organized under the laws of the United Mexican States, provided that Aleris Nuevo Leon S. de R.L. de C.V. shall be the continuing and surviving entity.

5.4 Acquisitions; Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation or other combination, or (iii) make, purchase or acquire or commit to make, purchase or acquire, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including a Borrower, any Affiliate of a Borrower or any Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents;

(b) Investments consisting of (i) capital contributions by Holdings in then existing Credit Parties, (ii) extensions of credit or capital contributions by any U.S. Credit Party (other than Holdings) to or in any other then existing U.S. Credit Party (other than Holdings), (iii) extensions of credit or capital contributions by any Canadian Credit Party to or in any other then existing Canadian Credit Party, (iv) extensions of credit or capital contributions by a U.S. Borrower or any other U.S. Credit Party (other than Holdings) to or in any then existing U.S. Subsidiaries of a U.S. Borrower which are not Credit Parties not to exceed $500,000 in the aggregate at any time outstanding for all such extensions of credit and capital contributions, (v) extensions of credit or capital contributions by the Canadian Borrower or any other Canadian Credit Party to or in any then existing Canadian Subsidiaries of the Canadian Borrower which are not Credit Parties not to exceed $500,000 in the aggregate at any time outstanding for all such extensions of credit and capital contributions, (vi) so long as (A) no Default or Event of Default shall have occurred and be continuing or results therefrom, (B) Availability after giving effect to such Investment would not be less than the greater of $20,000,000 and 18% of the Aggregate Revolving Loan Commitment and (C) the Fixed Charge Coverage Ratio for the twelve (12) month period ending on the last day of the fiscal month for which financial statements have most recently been delivered in accordance with Section 4.1(b), calculated without giving effect to such Investment, is at least 1.00 to 1.00, extensions of credit or capital contributions by a Credit Party (other than Holdings) to or in Foreign Subsidiaries of Holdings (other than any Canadian Subsidiary) not to exceed $12,000,000 in the aggregate at any time outstanding for all such extensions of credit and capital contributions, (vii) so long as (A) no Default or Event of Default shall have occurred and be continuing or results therefrom and (B) Availability after giving effect to such Investment would not be less than the greater of $20,000,000 and 18% of the Aggregate Revolving Loan Commitment, extensions of credit or capital contributions by a U.S. Credit Party (other than Holdings) to or in a Canadian Subsidiary of Holdings not to exceed $5,000,000 in the aggregate at any time outstanding for all such extensions of credit and capital contributions; provided, that (x) if any Person executes and delivers to any Credit Party a note (collectively, the “Intercompany Notes”) to evidence any Investments described in the foregoing clauses (i) through (vii), that Intercompany Note shall be pledged and delivered to Agent pursuant to the U.S. Revolving Guaranty and Security Agreement or the Canadian Revolving Guarantee and Security Agreement, as

applicable, as additional collateral security for the Obligations; (y) each Credit Party shall accurately record all intercompany transactions on its books and records; and (z) at the time any such intercompany loan or advance is made by any Credit Party to any other Person permitted pursuant to the foregoing clauses (i) through (vii) and after giving effect thereto, each such Credit Party shall be Solvent; (viii) extensions of credit or capital contributions by a Subsidiary of a U.S. Borrower which is not a Credit Party to or in another then existing Subsidiary of a U.S. Borrower which is not a Credit Party, or (ix) extensions of credit or capital contributions by a Subsidiary of the Canadian Borrower which is not a Credit Party to or in another then existing Subsidiary of the Canadian Borrower which is not a Credit Party;

(c) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2(b);

(d) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) Investments existing on the Closing Date and set forth in Schedule 5.4;

(f) loans or advances to employees permitted under Section 5.6;

(g) Investments arising under Rate Contracts and Commodity Hedging Agreements permitted under Section 5.9(b);

(h) the Closing Date Acquisition and any Permitted Acquisitions; and

(i) other Investments not described above in an aggregate amount not to exceed $3,000,000 at any time.

5.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness consisting of Contingent Obligations (to the extent the same constitute Indebtedness) permitted pursuant to Section 5.9;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including Permitted Refinancings thereof;

(d) Indebtedness not to exceed an aggregate principal amount at any time outstanding of the greater of (i) 3.0% of Total Assets and (ii) $25,000,000, consisting of Capital Lease Obligations or secured by Liens permitted by Section 5.1(h) and Permitted Refinancings thereof;

(e) unsecured intercompany Indebtedness permitted pursuant to Section 5.4(b);

(f) Indebtedness (i) existing on the Closing Date under the Indenture Documents in an original aggregate principal amount not to exceed $320,000,000, (ii) consisting of Notes Pari Passu Lien Obligations to the extent permitted to be incurred after the Closing Date pursuant to the Indenture Documents in effect as of the Closing Date and (iii) incurred in connection with any financing from any lender in respect of the Notes Pari Passu Lien Obligations under Section 364 of the Bankruptcy Code to the extent permitted pursuant to the Intercreditor Agreement, and, in the case of clauses (i) and (ii), Permitted Refinancings thereof in accordance with the Intercreditor Agreement;

(g) Indebtedness under the Factoring Facility Documents and Permitted Refinancings thereof;

(h) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits (including contractual and statutory benefits) or property, casualty, liability or credit insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business; provided that upon the incurrence of Indebtedness with respect to any such reimbursement obligations, such obligations are reimbursed not later than thirty (30) days following such incurrence;

(i) Indebtedness of a Subsidiary of a Credit Party acquired pursuant to a Permitted Acquisition (or Indebtedness of a Target assumed at the time of a Permitted Acquisition of such Target); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) the aggregate principal amount of all Indebtedness permitted by this Section 5.5(i) shall not at any time outstanding exceed $5,000,000;

(j) Indebtedness incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $3,000,000 in the aggregate at any time outstanding;

(k) Indebtedness arising from the honoring by a bank or other depository institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(l) Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business; provided that the aggregate principal amount thereof does not exceed the annual premium amount and shall be secured only by Liens permitted under Section 5.1(x);

(m) Indebtedness of Foreign Subsidiaries (other than Real Alloy Germany) of Credit Parties that are not Credit Parties in an aggregate amount not to exceed $11,000,000 at any time outstanding and Permitted Refinancings thereof (collectively, “Specified Foreign Subsidiary Indebtedness”); and

(n) other unsecured Indebtedness owing to Persons that are not Affiliates of the Credit Parties in an aggregate principal amount not to exceed the greater of (i) 1.0% of Total Assets and (ii) $10,000,000, in each case at any time outstanding.

5.6 Employee Loans and Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of a Borrower or of any such Subsidiary, except:

(a) as expressly permitted by this Agreement, including Investments and Restricted Payments expressly permitted by this Agreement;

(b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Borrower or such Subsidiary and which are disclosed in writing to Agent;

(c) loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business not to exceed $500,000 in the aggregate outstanding at any time;

(d) non-cash loans or advances made by Holdings to employees of Credit Parties that are simultaneously used by such Persons to purchase Stock or Stock Equivalents of Holdings;

(e) the issuance of Stock or other payments, awards or grants in cash, Stock or otherwise pursuant to or the funding of, employment arrangements, Stock option and Stock ownership plans or similar employee benefit plans, in each case in the Ordinary Course of Business and approved by the board of directors of the applicable Credit Party or Subsidiary thereof, as appropriate, in good faith;

(f) employment agreements entered into in the Ordinary Course of Business, which agreements shall provide for the payment of reasonable compensation for actual services rendered and be approved by the board of directors of the applicable Credit Party or Subsidiary thereof, as appropriate, in good faith; and

(g) the Related Transactions.

All such transactions existing as of the Closing Date are described in Schedule 5.6.

5.7 Management Fees and Compensation. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party or pay or reimburse the Sponsor or any of its Affiliates (other than a Credit Party) for any costs, expenses and similar items except:

(a) payment of reasonable compensation to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the Ordinary Course of Business;

(b) payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $500,000 in any Fiscal Year of the Borrowers;

(c) payment to the Sponsor of reasonable and ordinary out-of-pocket overhead, insurance and other similar expenses incurred by the Sponsor to the extent such expenses are allocated to the Credit Parties and their Subsidiaries in the Ordinary Course of Business and pursuant to methodology reasonably acceptable to Agent; and

(d) payment on the Closing Date of transaction expenses to the Sponsor not to exceed $37,000,000 in the aggregate.

5.8 Margin Stock; Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan or Letter of Credit proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9 Contingent Obligations. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) Rate Contracts and Commodity Hedging Agreements entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c) Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed on Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(e) Contingent Obligations arising with respect to customary indemnification, adjustment or purchase or acquisition price or similar obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder (including the Closing Date Acquisition) and (ii) purchasers in connection with dispositions permitted under Sections 5.2(b) and 5.2(g);

(f) Contingent Obligations arising under Letters of Credit;

(g) Contingent Obligations arising under letters of credit issued in the Ordinary Course of Business for the account of any Credit Party; provided that (i) such letters of credit may be issued only if a Letter of Credit is not available to be Issued by an L/C Issuer under this Agreement, (ii) such Contingent Obligations shall be secured only by the Liens permitted pursuant to Section 5.1(cc), (iii) no Event of Default has occurred and is continuing or would result from the issuance of any such letter of credit and (iv) the aggregate amount of such Contingent Obligations in respect of all such letters of credit does not exceed $4,000,000 at any time outstanding;

(h) Contingent Obligations owed by any of the Foreign Subsidiaries with respect to the Existing Letters of Credit;

(i) Contingent Obligations arising under guaranties made in the Ordinary Course of Business of obligations of any Credit Party (other than a Holding Company), which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(j) Contingent Obligations arising under the Indenture Documents (including, for the avoidance of doubt, the Collateral Trust Hedging Obligations) or the Factoring Facility Documents, in each case to the extent such Indebtedness or obligations are permitted to be incurred in accordance with Section 5.5;

(k) intercompany guarantees, support agreements, keep-well agreements and other similar Contingent Obligations made, entered into or incurred in connection with a transaction subject to the Commodity Exchange Act by any Credit Party or any Subsidiary of a Credit Party that is an eligible contract participant (as defined in the Commodity Exchange Act) for the benefit of any other Credit Party or any of its Subsidiaries by virtue of such Person’s failure for any reason to constitute an eligible contract participant; and

(l) other Contingent Obligations not exceeding $1,000,000 in the aggregate at any time outstanding.

5.10 Compliance with ERISA, Pension and Benefits Plans.

(a) No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

(b) No Credit Party shall establish or contribute to any Canadian Defined Benefit Pension Plan.

5.11 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent or (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding (the items described in clauses (i) and (ii) above are referred to as “Restricted Payments”); except that:

(a) any U.S. Subsidiary may declare and pay dividends to any U.S. Credit Party;

(b) any Canadian Subsidiary may declare and pay dividends or make trust distributions to any Credit Party;

(c) Holdings may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;

(d) each Subsidiary of Real Alloy Acquisition may make distributions to Real Alloy Acquisition and Real Alloy Acquisition may make distributions to Holdings which are immediately used by Holdings to redeem from officers, directors, employees and consultants Stock and Stock Equivalents of Holdings or the Sponsor provided all of the following conditions are satisfied:

(i) each of the Permitted Payment Conditions; and

(ii) the aggregate Restricted Payments permitted (x) in any Fiscal Year of the Borrowers shall not exceed $1,000,000 and (y) during the term of this Agreement shall not exceed $5,000,000;

(e) for any taxable period in which any Credit Party and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar type income tax group of which the Sponsor is the common parent (a “Tax Group”), the Borrowers and their Subsidiaries may make distributions to Real Alloy Acquisition, Real Alloy Acquisition may make distributions to Holdings, and Holdings may make distributions to the Sponsor to permit the payment of federal, state, local and foreign income Taxes then due and payable, including required estimated payments, after giving effect to the application by the Sponsor of a net operating loss carryforward in such Fiscal Year, if any, and franchise Taxes and other similar licensing expenses incurred in the Ordinary Course of Business; provided that the amount of such distribution shall not be greater than the amount of such Taxes or expenses that would have been due and payable by the Credit Parties and their relevant Subsidiaries had the Borrowers not filed a consolidated, combined, unitary or similar type return as part of a Tax Group;

(f) on and after the delivery of the audited financial statement pursuant to Section 4.1(a) for the Fiscal Year ending December 31, 2015, each Subsidiary of Real Alloy Acquisition may make distributions to Real Alloy Acquisition and Real

Alloy Acquisition may make distributions to Holdings which are immediately used by Holdings to make distributions consisting of the payment of dividends to the holders of Stock of Holdings provided all of the following conditions are satisfied:

(i) each of the Permitted Payment Conditions; and

(ii) the aggregate Restricted Payments permitted in any Fiscal Year of the Borrowers shall not exceed the sum of (x) the lesser of (1) $6,000,000 and (2) 50% of the net income (for the avoidance of doubt, such net income having been reduced by the amount of any Specified NOL Dividends paid or payable in such Fiscal Year) of the Credit Parties on a consolidated basis determined in accordance with GAAP (adjusted for non-recurring transaction costs previously disclosed to, and approved by, Agent and non-cash deferred financing costs) for the most recently ended Fiscal Year for which audited financial statements have been delivered pursuant to Section 4.1(a) and (y) the aggregate amount that each Subsidiary of Real Alloy Acquisition would have otherwise paid as a member of a Tax Group in accordance with Section 5.11(e) but for the application by the Sponsor of a net operating loss carryforward in such Fiscal Year, provided that such Restricted Payments shall not exceed $3,000,000 in any Fiscal Year (the Restricted Payments referred to in this clause (y), the “Specified NOL Dividends”);

(g) Real Alloy Acquisition and Holdings may make Restricted Payments on the Closing Date in connection with the consummation of the Closing Date Acquisition;

(h) each Subsidiary of Real Alloy Acquisition may declare and make Restricted Payments to Real Alloy Acquisition and Real Alloy Acquisition may declare and make Restricted Payments to Holdings so that Holdings may, and Holdings shall be permitted to, make payments permitted by Section 5.7; and

(i) any Subsidiary that is not a Credit Party may make distributions to Real Alloy Acquisition or any other Subsidiary of Real Alloy Acquisition, provided that (i) such distributions are applied to the payment of principal or interest in respect of Indebtedness permitted pursuant to Section 5.5 and (ii) such distributions are not funded with proceeds of Investments permitted under Sections 5.4(b)(vi) or 5.4(b)(vii).

5.12 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it on the Closing Date and any business reasonably complementary or ancillary thereto. No Holding Company shall engage in any business activities or own any Property other than (i) ownership of the Stock and Stock Equivalents of the Borrowers, (ii) activities and contractual rights incidental to maintenance of its corporate existence and (iii) performance of its obligations under the Related Agreements to which it is a party.

5.13 Change in Structure. Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any material changes in its equity capital structure, issue any Stock or Stock Equivalents or amend any of its Organization Documents in any material respect and, in each case, in any respect adverse to Agent or Lenders.

5.14 Changes in Accounting, Name or Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) except as set forth on Schedule 5.14 to occur on or about the Closing Date immediately after the consummation of the Related Transactions, change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization or (v) change (x) its chief executive office or domicile (within the meaning of the Civil Code of Quebec), or (y) warehouses or locations at which Collateral is held or stored or the location of its material records concerning the Collateral, in the case of clauses (iii), (iv) and (v), without at least twenty (20) days’ prior written notice to Agent and the acknowledgement of Agent that all actions required by Agent, including those to continue the perfection of its Liens, have been completed.

5.15 Amendments to Related Agreements. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries, to (i) amend, supplement, waive or otherwise modify any provision of, any Related Agreement (other than (A) the Loan Documents in accordance with the terms applicable thereto, (B) the Indenture Documents to the extent permitted by the Intercreditor Agreement and (C) the Factoring Facility Documents and the Closing Date Equity Transaction Documents in a manner that is not adverse to Agent or Lenders or which would not reasonably be expected to have a Material Adverse Effect), or (ii) take or fail to take any action under any Related Agreement that would reasonably be expected to have a Material Adverse Effect.

5.16 No Negative Pledges.

(a) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to a Borrower or any other Credit Party except any restrictions contained in the Loan Documents, the Indenture Documents or the Factoring Facility Documents. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except:

(i) under the Loan Documents;

(ii) under the Indenture Documents;

(iii) under the Factoring Facility Documents;

(iv) in connection with any document or instrument governing Liens permitted pursuant to Sections 5.1(h), 5.1(i), 5.1(v), 5.1(w) and 5.1(y); provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens;

(v) customary restrictions and conditions contained in any agreement relating to the sale, assignment, lease, conveyance, transfer or other disposition of any asset permitted under Section 5.2 pending the consummation of such sale, assignment, lease, conveyance, transfer or other disposition;

(vi) restrictions binding upon a Person acquired by a Credit Party (other than any Holding Company), which restrictions were in existence at the time of such Acquisition (but not created in contemplation or anticipation thereof or to provide all or any portion of the funds or credit support utilized to consummate such Acquisition), which restrictions are not applicable to any Person, or the Property of any Person, other than the Person and its Subsidiaries, or the Property of the Person and its Subsidiaries, so acquired;

(vii) customary restrictions in joint venture, partnership and other similar agreements applicable to joint ventures or partnerships, as the case may be, permitted under Section 5.4 and applicable solely to such joint venture or partnership, as the case may be, entered into in the Ordinary Course of Business;

(viii) restrictions imposed by any document or instrument relating to Indebtedness incurred by a Foreign Subsidiary pursuant to Section 5.5(m) provided that any such restriction contained therein is limited to such Foreign Subsidiary’s assets pledged as security in connection with such Indebtedness; and

(ix) pursuant to restrictions existing solely under or by reason of applicable Requirements of Law.

(b) No Credit Party shall issue any Stock or Stock Equivalents (i) if such issuance would result in an Event of Default under Section 7.1(k) and (ii) unless such Stock and Stock Equivalents are pledged to Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the Stock and Stock Equivalents of such Credit Party are pledged to Agent.

5.17 OFAC; Patriot Act; Anti-Money Laundering. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Sections 3.30 and 3.31.

5.18 Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.19 Hazardous Materials. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that violates any Environmental Law, could reasonably be expected to form the basis for any Material Environmental Liabilities or otherwise have a material adverse effect on the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Subsidiary of any Credit Party).

5.20 Prepayments of Other Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than:

(a) the Obligations;

(b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder; provided that any payment or prepayment of any Notes Pari Passu Lien Obligations pursuant to this clause (b) shall be limited to and made solely with the Net Proceeds received by any Credit Party from the sale or other disposition of Notes Priority Collateral and shall be subject to the terms of the Intercreditor Agreement;

(c) a Permitted Refinancing of Indebtedness permitted under Section 5.5(c), (d), (f), (g) or (m);

(d) a voluntary prepayment of the Notes Pari Passu Lien Obligations so long as:

(i) each of the Permitted Payment Conditions is satisfied; and

(ii) the aggregate amount of all such prepayments by the Credit Parties pursuant to this clause (d) does not exceed $25,000,000 during any Fiscal Year; and

(e) prepayment of intercompany Indebtedness to Credit Parties.

ARTICLE VI.

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

6.1 Fixed Charge Coverage Ratio. If a Trigger Event has occurred and is continuing, the Credit Parties shall not permit the Fixed Charge Coverage Ratio for the twelve fiscal month period ending on the last day of the most recent fiscal month prior to the applicable Trigger Date for which a Compliance Certificate has been or is required to be delivered pursuant to Section 4.2(b) and for any twelve fiscal month period ending during a Trigger Period to be less than 1.00 to 1.00.

“Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

ARTICLE VII.

EVENTS OF DEFAULT

7.1 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of, or interest on, any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document;

(b) Representation or Warranty. (i) Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (A) inadvertent, immaterial errors not exceeding $750,000 in the aggregate in any Borrowing Base Certificate, (B) errors understating the Borrowing Base and (C) inadvertent errors occurring when Availability continues to exceed $22,000,000 after giving effect to the correction of such errors (provided that, an Event of Default shall be deemed to have occurred regardless of Availability after the occurrence of any such error, if errors which cause the Borrowing Base to be overstated by an amount greater than $2,000,000 occur three or more times during the term of this Agreement));

(c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 4.1, 4.2(a), 4.2(b), 4.2(d), 4.3(a), 4.6, 4.9, 4.10, 4.11, 4.15 or 9.10(b) or Article V or VI or the Fee Letter;

(d) Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower Representative by Agent or Required Lenders;

(e) Cross-Default. (i) Any Credit Party or any Subsidiary of any Credit Party (A) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation (other than Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder or earnouts permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded, (ii) the occurrence and continuation of any event of default under the Indenture Documents, (iii) the occurrence and continuation of any event of default under the Factoring Facility Documents, or (iv) the occurrence and continuance of any event of default under the Closing Date Equity Transaction Documents;

(f) Insolvency; Voluntary Proceedings. A Borrower, individually, ceases or fails, or the Credit Parties and their Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted under Section 5.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of such Person’s Property and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, receiver and manager, statutory manager, administrator, trustee, custodian, conservator, liquidator (whether provisional or otherwise), sequestrator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $3,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(i) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of fifteen (15) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(j) Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens;

(k) Ownership. (i) the Sponsor at any time ceases to own at least one hundred percent (100%) of the issued and outstanding Stock of Holdings owned by it on the Closing Date (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares, interests or other unit of equity security); (ii) the Sponsor at any time fails to own beneficially, directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding voting Stock of Holdings or, in any event, Stock representing voting control of the Borrowers; (iii) Holdings ceases to own one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of Real Alloy Acquisition; (iv) Real Alloy Acquisition ceases to own one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of the Borrowers; (v) except as otherwise provided in this Agreement, any Borrower ceases to own one hundred percent (100%) (or, solely with respect to IMSAMET of Arizona, seventy percent (70%)) of the issued and outstanding Stock and Stock Equivalents of any of its Subsidiaries, in each instance in clauses (i), (ii), (iii), (iv) and (v), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than (A) Liens in favor of Agent, for the benefit of the Secured Parties or (B) Liens in favor of the Notes Collateral Trustee granted under the Indenture Documents;

(l) Invalidity of Intercreditor Agreement. Any provision of the Intercreditor Agreement, shall for any reason be revoked or invalidated by any Person, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement, the Intercreditor Agreement or such subordination provisions, as applicable; or

(m) Proceeds under Purchase Agreement. Any indemnification payment by the Seller after the Closing Date paid to a Person other than a Credit Party (other than amounts applied by such Person for the purpose of (i) replacing, repairing or restoring any Properties of a Credit Party, (ii) payment of (or reimbursement of payments made for) claims against a Credit Party and settlements thereof to third Persons not an Affiliate of a Credit Party, or (iii) otherwise covering any out-of-pocket expenses incurred by such Person in obtaining such indemnification payment) shall not have been contributed to a Credit Party within five (5) Business Days of receipt thereof.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a) declare all or any portion of the Commitment of each Lender to make Loans or of the L/C Issuer to Issue Letters of Credit to be suspended or terminated, whereupon all or such portion of such Commitment shall forthwith be suspended or terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section 7.1(f) or 7.1(g) above (in the case of clause (i) of Section 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.

7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, this Agreement (or the Aggregate Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the U.S. Borrowers (with respect to L/C

Reimbursement Obligations for U.S. Letters of Credit) and the Canadian Borrower (with respect to L/C Reimbursement Obligations for Canadian Letters of Credit) shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 103% of the U.S. Dollar Equivalent of the amount of L/C Reimbursement Obligations as additional collateral security for such Obligations. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations; provided that such cash collateral provided by the Canadian Borrower may only be used to repay Canadian Obligations. The remaining balance of the cash collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, all Commitments have been terminated and all Obligations have been paid in full in cash.

ARTICLE VIII.

THE AGENT

8.1 Appointment and Duties.

(a) Appointment of Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 7.1(f) or 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 7.1(f) or 7.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

(d) Quebec Collateral.

For greater certainty, and without limiting the powers of Agent or any other Person acting as mandatary (agent) of the Agent, each of the Secured Parties hereby irrevocably constitutes the Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by any Credit Party on Property pursuant to the laws of the Province of Québec in order to secure obligations of any Credit Party under any bond, debenture or other title of indebtedness, issued by any Credit Party, and hereby agrees that Agent, may act as the bondholder and mandatary (i.e., agent) with respect to any shares, capital stock or other securities or any bond, debenture or similar title of indebtedness that may be issued by any Credit Party and pledged in favor of Agent, for the benefit of the Secured Parties. The execution by the Agent, acting as fondé de pouvoir and mandatary, prior to the Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed.

Notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Québec), Agent may acquire and be the holder of any bond or debenture issued by any Credit Party (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Credit Party).

The constitution of the Agent as fondé de pouvoir and as bondholder and mandatary set forth in the first paragraph of this clause (d), shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any Secured Parties’ rights and obligations under the Agreement by the execution of an assignment, including an Assignment or other agreement pursuant to which it becomes such assignee or participant, and by each successor Agent by the execution of an Assignment or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Agent under the Agreement.

The Agent acting as fondé de pouvoir shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of Agent in the Agreement, which shall apply mutatis mutandis to the Agent acting as fondé de pouvoir.

(e) German Security.

The Agent shall (i) hold and administer any security created under the Collateral Documents and governed by German law which is security assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred under a non-accessory security right (nicht-akzessorische Sicherheit) to it as trustee (treuhänderisch) for the benefit of the Secured Parties; and (ii) administer any security created under the Collateral Documents and governed by German law which is pledged (Verpfändung) or otherwise transferred to any Secured Party under an accessory security right (akzessorische Sicherheit) as agent.

Each Secured Party (other than the Agent) hereby authorizes the Agent (whether or not by or through employees or agents): (i) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Agent under the Collateral Documents together with such powers and discretions as are reasonably incidental thereto, (ii) to take such action on its behalf as may from time to time be authorized under or in accordance with the Collateral Documents; and (iii) to accept and enter into as its attorney (Stellvertreter) any pledge or other creation of any accessory security right granted in favour of such Secured Party in connection with the Loan Documents under German law and to agree to and execute on its behalf as its attorney (Stellvertreter) any amendments, confirmations and/or alterations to any Collateral Document governed by German law which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security.

Each of the Secured Parties (other than the Agent) hereby relieves the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Secured Party. A Secured Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

Each Secured Party (other than the Agent) hereby ratifies and approves all acts and declarations previously done by the Agent on such Secured Party’s behalf (including for the avoidance of doubt any declarations made by the Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Secured Party as future pledgee or otherwise).

Each of the Secured Parties (other than the Agent) hereby authorizes the Agent to (sub-)delegate any powers granted to it under this Section 8.1 to any attorney it may elect in its discretion and to grant powers of attorney to any such attorney (including the exemption from self-dealing and representing several persons (in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (in each case to the extent legally possible)).

8.2 Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3 Use of Discretion.

(a) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law.

(b) Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.4 Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Agent.

8.5 Reliance and Liability.

(a) Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, each Holding Company, each Borrower and each other Credit Party hereby waive and shall not assert (and each of the Holding Companies and the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent and its Related Persons:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii) shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, each Holding Company, each Borrower and each other Credit Party hereby waives and agrees not to assert any right, claim or cause of action it might have against Agent based thereon.

(c) Each Lender and L/C Issuer (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that is shall not rely on any audit or other report provided by Agent or its Related Persons (each, an “Agent Report”). Each Lender and L/C Issuer further acknowledges that any Agent Report (i) is provided to the Lenders and L/C Issuers solely as a courtesy, without consideration, and based upon the understanding that such Lender or L/C Issuer will not rely on such Agent Report, (ii) was prepared by Agent or its Related Persons based upon information provided by the Credit Parties solely for Agent’s own internal use, (iii) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Credit Parties. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or Agent’s Related Persons in connection with or using any Agent Report or any related documentation.

(d) Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender or L/C Issuer receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s or L/C Issuer’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender or L/C Issuer any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender and L/C Issuer releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender or L/C Issuer having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender or L/C Issuer arising out of such Lender’s or L/C Issuer’s access to any Agent Report or any discussion of its contents.

8.6 Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

8.7 Lender Credit Decision.

(a) Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b) If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal, state, provincial and territorial securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8 Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify Agent, each L/C Issuer and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, any L/C Issuer or any of their respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Agreement or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, any L/C Issuer or any of their respective Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent, any L/C Issuer or any of their respective Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) To the extent required by any Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or the CRA or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).

8.9 Resignation of Agent or L/C Issuer.

(a) Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within thirty (30) days after the retiring Agent’s having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower Representative, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c) Any L/C Issuer may resign at any time by delivering notice of such resignation to Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit Issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

8.10 Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent);

(b) any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 5.1(h) or 5.1(i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all Contingent Obligations (excluding Contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted) (or, as an alternative to cash collateral in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit), in amounts and on terms and conditions and with parties reasonably satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations as to which no claim has been asserted) and (D) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Agent;

(c) should Aleris Recycling Bens Run, LLC, a Delaware limited liability company, consummate the swap transaction with respect to its owned Real Estate located at 12107 Energy Highway, Friendly, West Virginia as described in that certain Memorandum of Understanding dated June 10, 2014 with the Tyler County

Development Authority, Inc. (the “Tyler Swap”), Agent shall promptly release its Mortgage over such Real Estate, provided that Agent is granted a Mortgage in accordance with Section 4.13(b) over any Real Estate for which such Credit Party receives a fee interest in pursuant to the terms of the Tyler Swap; and

(d) Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of at least five (5) Business Days’ advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII and Sections 9.3, 9.9, 9.10, 9.11, 9.17, 9.27 and 10.1 (and, solely with respect to L/C Issuers, Section 1.1(c)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

8.12 Sole Lead Arranger and Bookrunner. The Borrowers hereby appoints GECM to be the sole lead arranger and bookrunner with respect to the revolving credit facility contemplated by this Agreement (the “Lead Arranger”). Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Lead Arranger shall not have any duties or responsibilities, nor shall the Lead Arranger have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Lead Arranger. At any time that any Lender serving (or whose Affiliate is serving) as the Lead Arranger shall have transferred to any other Person (other than any Affiliates) all of its interests in the Revolving Loan Commitment, such Lender (or an Affiliate of such Lender acting as Lead Arranger) shall be deemed to have concurrently resigned as such Lead Arranger.

8.13 Information Regarding Bank Products. Each Lender agrees that, upon the reasonable request of Agent, it shall from time to time provide Agent with updated information regarding Bank Product Obligations owing to such Lender or its Affiliates in order to facilitate Agent’s administration of the revolving credit facility contemplated by this Agreement (it being understood that upon failure of any Lender or any Affiliate of a Lender to provide such information, Agent may, in its discretion, exclude the Bank Product Obligations owing to such Lender or such Affiliate from the Obligations and from distributions under Section 1.10(c)).

8.14 Intercreditor Agreement. Agent is authorized to enter into the Intercreditor Agreement, and the parties hereto acknowledge that the Intercreditor Agreement is binding upon them. Each Lender and L/C Issuer (a) hereby consents to the subordination of the Liens on the Notes Priority Collateral securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) hereby authorizes and instructs Agent to enter into the Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof, in each case on behalf of such Lender or L/C Issuer and to take all actions (and execute all documents) required (or deemed advisable) by Agent in accordance with the terms of the Intercreditor Agreement, in each case without any further consent, authorization or other action by such Lender, (d) hereby agrees that no Lender or L/C Issuer shall have any right of action whatsoever against Agent as a result of any action taken or not taken by Agent pursuant to this Section 8.14 or in accordance with the terms of the Intercreditor Agreement and (e) acknowledges that a copy of the Intercreditor Agreement has been delivered, or made available, to such Lender or L/C Issuer. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

8.15 Parallel Debt (Covenant to pay the Agent).

Notwithstanding any other provision of this Agreement, each Borrower hereby irrevocably and unconditionally undertakes to pay to the Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Borrower to Secured Parties under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Borrower, to preserve its entitlement to be paid that amount.

The Agent shall have its own independent right to demand payment of the amounts payable by each Borrower under this Section 8.15, irrespective of any discharge of such Borrower’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Borrower, to preserve their entitlement to be paid those amounts.

Any amount due and payable by a Borrower to the Agent under this Section 8.15 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a Borrower to the other Secured Parties under those provisions shall be decreased to the extent that the Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 8.15.

The rights of the Secured Parties (other than the Agent) to receive payment of amounts payable by each Borrower under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Agent to receive payment under this Section 8.15.

ARTICLE IX.

MISCELLANEOUS

9.1 Amendments and Waivers.

(a) Subject to the provisions of Section 9.1(g), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrowers, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to Agent and the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrowers, do any of the following:

(i) increase or extend the Commitment of such Lender (or reinstate any Commitment terminated pursuant to Section 7.2(a));

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 and any obligation to repay an Overadvance may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv) amend or modify Section 1.10(c);

(v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi) amend this Section 9.1 (other than Section 9.1(c)) or, subject to the terms of this Agreement, the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(vii) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (v), (vi) and (vii).

(b) No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.

(c) No amendment or waiver shall, unless signed by Agent and Required Lenders (or by Agent with the consent of Required Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of L/C Issuer to Issue any Letter of Credit) in Section 2.2; (ii) amend or waive non-compliance with any provision of Section 1.1(a)(iii); or (iii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 2.2; or (iv) amend or modify the definitions of Eligible Accounts, Eligible Inventory, the U.S. Borrowing Base or the Canadian Borrowing Base, including any increase in the percentage advance rates in the definition of the U.S. Borrowing Base or the Canadian Borrowing Base, in a manner which would increase the availability of credit under the Revolving Loan. No amendment or waiver shall, unless signed by Agent and all Lenders (or by Agent with the consent of all Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders), (A) amend or waive this Section 9.1(c) or the definitions of the terms used in this Section 9.1(c) insofar as the definitions affect the substance of this Section 9.1(c); or (B) change (1) the definition of the term Required Lenders, (2) the percentage of Lenders which shall be required for Lenders to take any action hereunder or (3) any specific right of Required Lenders to grant or withhold consent or take or omit to take any action hereunder.

(d) If any amendment or modification to the Indenture Documents amends or modifies any covenant (including any financial covenant) or event of default contained in the Indenture Documents (or any related definitions), in each case, in a manner that is more restrictive than the applicable provisions of the Loan Document permit as of the date thereof, or if any amendment or modification to any Indenture Document adds an additional covenant or event of default therein, the Credit Parties acknowledge and agree that this Agreement or the other Loan Documents, as the case may be, subject to the approval of the Required Lenders (and each Lender directly and adversely affected thereby to the extent Section 9.1(a) requires the approval of such Lender to amend or modify such term), may be amended or modified to affect similar amendments or modifications with respect to this Agreement or such other Loan Documents, without the need for any further action or consent by any Credit Party or any other party. In furtherance of the foregoing, the Credit Parties shall permit the Agent and Lenders to document each such similar amendment or modification to this Agreement or such other Loan Document or insert a corresponding new covenant or event of default in this Agreement or such other Loan Document without any need for any further action or consent by the Credit Parties.

(e) Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to this Section 9.1) for any voting or consent rights under or with respect to any Loan Document, except that a Non-Funding Lender shall be treated as an “affected Lender” for purposes of Section 9.1(a)(i) and 9.1(a)(iii) solely with respect to an increase in such Non-Funding Lender’s Commitments, a reduction of the principal amount owed to such Non-Funding Lender or, unless such Non-Funding Lender is treated the same as the other Lenders holding Loans of the same type, a reduction in the interest rates applicable to the Loans held by such Non-Funding Lender. Moreover, for the purposes of determining the Required Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(f) Notwithstanding anything set forth herein to the contrary, this Agreement may be amended with the written consent of Agent, the Borrower Representative and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(g) Notwithstanding anything to the contrary contained in this Section 9.1, (i) Borrowers may amend Schedules 3.19 and 3.21 upon written notice to Agent and (ii) Agent and Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, and (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties; provided that no Accounts or Inventory of such Person shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion.

9.2 Notices.

(a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Syndtrak® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com or using such other means of posting to Syndtrak® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent (with the consent of the Borrower Representative, which shall not be unreasonably conditioned, delayed or withheld) or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers, Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to the Borrower Representative, and (z) if receipt of such transmission is acknowledged by Agent.

(b) Effectiveness.

(i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (A) if delivered by hand, upon personal delivery, (B) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (C) if delivered by mail, three (3) Business Days after deposit in the mail, (D) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (E) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC or PPSA, the Electronic Commerce Act, 2000 (Ontario) the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the U.S. Borrowers (with respect to all Obligations and all Credit Parties) and the Canadian Borrower (solely with respect to the Canadian Obligations and the Canadian Credit Parties) agree to pay or reimburse upon demand (a) Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits, insurance reviews, Collateral audits and appraisals, background checks, out-of-pocket costs and expenses in connection with the engagement or retention of any consultants or advisors and any other out-of-pocket costs and expenses similar to any of the foregoing, (b) Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), subject to Section 4.9, (c) each of Agent, its Related Persons, and L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, any Loan Document, any Obligations or any Related Transaction, including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.

9.6 Indemnity.

(a) The U.S. Borrowers, jointly and severally, with respect to all Liabilities and all Credit Parties, and the Canadian Borrower, solely with respect to Liabilities arising in connection with the Canadian Obligations and all Canadian Credit Parties, each agree to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Agreement, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the Target, any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, (iv) any

Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (v) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each of its Subsidiaries to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 9.6(a) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that no Borrower or other Credit Party may assign or transfer any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of Agent and each Lender.

9.9 Binding Effect; Assignments and Participations.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Holding Companies, the Borrowers, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Holding Companies, the Borrowers, the other Credit Parties party hereto (in each case except for Article VIII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of the Holding Companies, any Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to

(i) any existing Lender (other than a Non-Funding Lender or Impacted Lender);

(ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender); or

(iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, with respect to Sales of Revolving Loan Commitments, each L/C Issuer that is a Lender and, as long as no Event of Default is continuing, the Borrower Representative (which acceptances shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed sale is delivered to Borrower Representative); provided, however, that:

(A) such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans;

(B) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower Representative (to the extent required) and Agent;

(C) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Agent;

(D) interest accrued prior to and through the date of any such Sale may not be assigned; and

(E) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such Sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 1.11(e)(v).

Agent’s refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, a holder of Notes Pari Passu Lien Obligations or an Affiliate of such a holder, or to any Person that would be a Non-Funding Lender or an Impacted Lender, or to any Person that cannot (either directly or through an Applicable Designee) lend to the Canadian Borrower, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable. Any purported assignment or transfer by a Lender of its rights or obligations under this Agreement and the other Loan Documents that does not comply with the terms hereof shall be treated for purposes of this Agreement as a sale by such Lender of a participation of such rights and obligations in accordance with Section 9.9(f).

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (and excluding those described in clause (e), (f) or (g) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section 9.9(b), upon Agent (and the Borrower Representative, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and Grant of Option to Fund to SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant to Section 10.1(g) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation except to the extent such entitlement to receive a greater amount results from any change in, or in the interpretation of, any Requirement of Law that occurs after the date such grant or participation is made (and in consideration of the foregoing, each such Participant and SPV shall be deemed to have acknowledged and agreed to be bound by the provisions of Section 9.22) and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV granted an option pursuant to this clause (f) or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vii) of Section 9.1(a).

(g) Assignments to Affiliate SPVs. In addition to the other rights provided elsewhere in this Section 9.9, each Lender that is an Affiliate of the Agent may, with notice to Agent in such form as shall be acceptable to the Agent (but without the consent of any Person and without compliance with any limitation or procedure specified in Sections 9.9(b) or 9.9(c)), sell, transfer, negotiate or assign all or any portion of its rights, title or interests hereunder with respect to any Revolving Loans (including any interest accrued or to accrue thereon) to an SPV that is an Affiliate of such Lender, and such SPV may thereafter, with notice to Agent, assign such Loan to any other SPV that is an Affiliate of such Lender or re-assign all or a portion of its interests in any Revolving Loans to the Lender holding the related Loan Commitment; provided, however, that, whether as a result of any term of any Loan Document or of such Sale, no such SPV shall have a commitment, or be deemed to have made an offer to commit, to make Revolving Loans hereunder, and none shall be liable for any obligation of such Lender hereunder. In the case of any Sale pursuant to this clause (g), any assignee SPV shall have all the rights of a Lender hereunder, including the rights described in Section 8.3(c) and the right to receive all payments with respect to the assigned Obligations. Each such SPV shall be entitled to the benefit of Section 10.1 only to the extent such SPV delivers the tax forms the assigning Lender is required to collect pursuant to Section 10.1(g).

(h) No party hereto shall institute (and the Borrowers and the Holding Companies shall cause each other Credit Party not to institute) against any SPV that funds or purchases any Obligation pursuant to clauses (f) or (g) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations. In addition, notwithstanding anything to the contrary contained in this Section 9.9, any SPV may disclose on a confidential basis any non-public information relating to its Loans to any rating agency rating the obligations of such SPV. For the avoidance of doubt, an SPV that is a trust formed by or at the direction of a Lender or an Affiliate of a Lender, as depositor, shall be deemed to be an Affiliate of such Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.

9.10 Non-Public Information; Confidentiality.

(a) Non-Public Information. Each of Agent, each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States or Canadian federal, state, provincial or territorial securities laws and regulations).

(b) Confidential Information. Each Lender, each L/C Issuer and Agent agree to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrower Representative’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance

Commissioners, the Insurance Bureau of Canada or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c) Tombstones; League Tables. Each Credit Party consents to the publication by Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (including, via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any such press release, advertising or other material to Borrower Representative for review and comment at least two (2) Business Days prior to the publication thereof; provided further publication of such information shall not require additional review. Each Lender hereby consents to the disclosure by Agent or the Lead Arranger of information necessary or customary for inclusion in league table measurements.

(d) Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which GE Capital or any of its Affiliates is party without the prior written consent of GE Capital or such Affiliate (which consent shall not be unreasonably withheld or delayed) except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital.

(e) Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System in the same form as is available on such websites.

(f) Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S. or Canada, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. or Canadian federal, state, provincial and territorial securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission or other applicable securities commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. or Canadian federal, state, provincial and territorial securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, U.S. Swingline Requests and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11 Set-off; Sharing of Payments.

(a) Right of Setoff. Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured, provided, however, that none of the Agent, any Lender or any L/C Issuer may offset amounts owed by it to the Canadian Credit Parties (or any of their Subsidiaries) against amounts owed to such Person by any of the U.S. Credit Parties. No Lender or

L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower Representative and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC or the applicable PPSA in the case of Canadian Collateral) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 1.11(e).

9.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13 Severability . The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the L/C Issuers party hereto, Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, its validity, interpretation, construction, performance and enforcement (including, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA SITTING IN THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER REPRESENTATIVE AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO (AND, TO THE EXTENT SET FORTH IN ANY OTHER LOAN DOCUMENT, EACH OTHER CREDIT PARTY) HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.

(c) Service of Process. EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND OTHER DOCUMENTS AND OTHER SERVICE OF PROCESS OF ANY KIND EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9.18(C) AND CONSENTS TO SUCH SERVICE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA WITH RESPECT TO OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH ANY LOAN DOCUMENT BY ANY MEANS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING BY THE MAILING THEREOF (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER REPRESENTATIVE SPECIFIED HEREIN (AND SHALL BE EFFECTIVE WHEN SUCH MAILING SHALL BE EFFECTIVE, AS PROVIDED THEREIN). EACH CREDIT PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d) Non-Exclusive Jurisdiction. NOTHING CONTAINED IN THIS SECTION 9.18 SHALL AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.

9.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses) and 9.6 (Indemnity) and Article VIII (Agent) and Article X (Taxes, Yield Protection and Illegality) and (ii) the provisions of Section 8.1 of each Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21 Patriot Act; Anti-Money Laundering Legislation.

(a) Each Credit Party acknowledges that, pursuant to the Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and any regulations under any of the foregoing, and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and Agent may be required to obtain, verify and record information regarding each Credit Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Credit Party, and the transactions contemplated hereby. The Borrowers shall promptly provide all such information, including the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party under any applicable AML Legislation, supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assignee or participant of a Lender or Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If Agent has ascertained the identity of the Credit Parties or any authorized signatories of the Credit Parties for the purposes of applicable AML Legislation, then Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that Agent has no obligation to ascertain the identity of the Credit Parties or any authorized signatories of the Credit Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Credit Parties or any such authorized signatory in doing so.

9.22 Replacement of Lender. Within forty-five (45) days after: (i) receipt by the Borrower Representative of written notice and demand from (A) any Lender that is not Agent or an Affiliate of Agent (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6 or (B) any SPV or participant (an “Affected SPV/Participant”) for payment of additional costs as provided in Section 9.9(f), unless the option or participation of such Affected SPV/Participant shall have been terminated prior to the exercise by the Borrowers of their rights hereunder; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrowers may, at their option, notify (A) in the case of clause (i)(A) or (ii) above, Agent and such Affected Lender (or such non-consenting Lender) of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), or (B) in the case of clause (i)(B) above, Agent, such Affected SPV/Participant, if known, and the applicable Lender (such Lender, a “Participating Lender”) that (1) granted to such Affected SPV/Participant the option to make all or any part of any Loan that such Participating Lender would otherwise be required to make hereunder or (2) sold to such Affected SPV/Participant a participation in or to all or a portion of its rights and obligations under the Loan Documents, of the Borrowers’ intention to obtain, at the Borrowers’ expense, a Replacement Lender for such Participating Lender, in each case, which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrowers obtain a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) or Participating Lender, as the case may be, shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrowers have reimbursed such Affected Lender or Affected SPV/Participant, as applicable, for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment, and in the case of a Participating Lender being replaced by a Replacement Lender, (x) all right, title and interest in and to the Obligations and Commitments so assigned to the Replacement Lender shall be assigned free and clear of all Liens or other claims (including pursuant to the underlying option or participation granted or sold to the Affected SPV/Participant, but without affecting any rights, if any, of the Affected SPV/Participant to the proceeds constituting the purchase price thereof) of the Affected SPV/Participant, and (y) to the extent required by the underlying option or participation documentation, such Participating Lender shall apply all or a portion of the proceeds received by it as a result of such assignment, as applicable, to terminate in full the option or participation of such Affected SPV/Participant. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrowers, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23 Joint and Several. The obligations of the U.S. Credit Parties hereunder and under the other Loan Documents are joint and several. Subject to Section 9.24, the obligations of the Canadian Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of each Guaranty and Security Agreement, to which the obligations of the Borrowers and the other Credit Parties are subject.

9.24 No Liability of the Canadian Credit Parties for U.S. Obligations. Notwithstanding any provision contained in this Agreement or any other Loan Document, no Canadian Borrower or Canadian Subsidiary of Holdings shall be responsible or liable for or be deemed to have guaranteed any of the U.S. Obligations.

9.25 Currency Matters. Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents by any Person to the Agent or any other Secured Party shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted to the U.S. Dollar Equivalent on the date of calculation, comparison, measurement or determination, (a) in the case of calculations of principal, interest, reimbursement obligations, fees and all other amounts payable under this Agreement and the other Loan Documents by any Person to the Agent or any other Secured Party, at the exchange rate determined by Agent consistent with the prior practices of Agent, including the utilization of an average of the current spot rate and the 30-day future rate for such currency and (b) in all other cases, as Agent may determine in its reasonable discretion.

9.26 Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 9.26 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 9.26 being hereinafter in this Section 9.26 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 9.26(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party or Credit Parties shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Credit Party under this Section 9.26(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Section 9.26 means the rate of exchange at which Agent, on the relevant date at or about 12:00 noon (Toronto time), would be prepared to sell, in accordance with Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

(d) Unless otherwise specified, all references to dollar amounts in this Agreement shall mean Dollars.

9.27 Creditor-Debtor Relationship. The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.28 Actions in Concert. Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

9.29 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the U.S. Revolving Guaranty and Security Agreement in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.29 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.29, or otherwise under the U.S. Revolving Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.29 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 9.29 constitute, and this Section 9.29 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE X.

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes.

(a) Except as required by a Requirement of Law, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other Liabilities) with respect thereto (collectively, “Taxes”).

(b) If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) if such Tax is an Indemnified Tax, such amount payable shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant

Governmental Authority in accordance with applicable Requirements of Law and (iv) within thirty (30) days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c) In addition, the Applicable Borrower agrees to pay, and authorizes Agent to pay in its name, any stamp, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swingline Lender may, without any need for notice, demand or consent from the Applicable Borrower or the Borrower Representative, by making funds available to Agent in the amount equal to any such payment, make a U.S. Swingline Loan to the Applicable Borrower in such amount, the proceeds of which shall be used by Agent in whole to make such payment. Within thirty (30) days after the date of any payment of Other Taxes by any Credit Party, the Applicable Borrower shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(d) The Credit Parties hereby acknowledge and agree that (i) neither GE Capital nor any Affiliate of GE Capital has provided any Tax advice to any Tax Affiliate in connection with the transactions contemplated hereby or any other matters and (ii) the Credit Parties have received appropriate Tax advice to the extent necessary to confirm that the structure of any transaction contemplated by the Credit Parties in connection with this Agreement complies in all material respects with applicable federal, state and foreign Tax laws.

(e) Without duplication of any amount paid to a Secured Party pursuant to Section 10.1(b), the Applicable Borrower shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor (with copy to Agent), each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid or payable by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (e), setting forth the amounts to be paid thereunder and delivered to the Borrower Representative with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

(f) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(g) (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding Tax or, after a change in any Requirement of Law, is subject to such withholding Tax at a reduced rate under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding Tax) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding Tax) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower Representative and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (g) and (D) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form.

(iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (g) and provide them to Agent.

(iv) If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and the Borrower Representative any documentation under any Requirement of Law or reasonably requested by Agent or the Borrower Representative sufficient for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 10.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(h), in no event shall the Secured Party be required to pay any amount to a Credit Party pursuant to this Section 10.1(h) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 10.1(h) shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.

10.2 Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans or BA Rate Loans, then, on notice thereof by such Lender to the Borrowers through Agent, the obligation of that Lender to make LIBOR Rate Loans or BA Rate Loans, as applicable, shall be suspended until such Lender shall have notified Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan or BA Rate Loan, the Applicable Borrower shall prepay in full all LIBOR Rate Loans or BA Rate Loans, as applicable, of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans or BA Rate Loans, as applicable, to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans or BA Rate Loans, as applicable, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans or BA Rate Loans has been terminated, the Borrower Representative may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans or BA Rate Loans shall be instead Base Rate Loans or Canadian Index Rate Loans, as applicable.

(c) Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans or BA Rate Loans, as applicable, if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3 Increased Costs and Reduction of Return.

(a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, (x) there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or BA Rate Loans, or of Issuing or maintaining any Letter of Credit or (y) the Lender or L/C Issuer shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Applicable Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs or such Taxes; provided, that the Applicable Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender or L/C Issuer shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Applicable Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Applicable Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under Section 10.3(a) above and/or a change in any Capital Adequacy Regulation under Section 10.3(b) above, as applicable, regardless of the date enacted, adopted or issued.

10.4 Funding Losses. The U.S. Borrowers (jointly and severally with respect to all Loans) and the Canadian Borrower (with respect to Loans that are Canadian Obligations) agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan or BA Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrowers to borrow, continue or convert a Loan after the Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan or BA Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan or any BA Rate Loan to a Canadian Index Rate Loan, as applicable, on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans and BA Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Applicable Borrower to the Lenders under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan and BA Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR or BA Rate, as applicable, used in determining the interest rate for such LIBOR Rate Loan or BA Rate Loan, as applicable, by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan or BA Rate Loan, as applicable, is in fact so funded.

10.5 Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR or BA Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or BA Rate Loan, as applicable, or that the LIBOR or BA Rate applicable pursuant to Section 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan or BA Rate Loan, as applicable, does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans or BA Rate Loans, as applicable, hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower Representative, in the amount specified in the applicable notice submitted by the Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans or Canadian Index Rate Loans, as applicable.

10.6 Reserves on LIBOR Rate Loans. The Applicable Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower Representative shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower Representative (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

ARTICLE XI.

DEFINITIONS

11.1 Defined Terms. The following terms are defined in the Sections or Sections referenced opposite such terms:

“Acquired Business”	Recitals
“Acquisition Consideration”	“Permitted Acquisition”
“Affected Lender”	9.22
“Affected SPV/Participant”	9.22
“Agent Report”	8.5(c)
“Aggregate Excess Funding Amount”	1.11(e)
“Agreement”	Preamble
“Agreement Currency”	9.26
“AML Legislation”	9.21
“Bonds”	Recitals
“Borrower” and “Borrowers”	Preamble
“Borrower Materials”	9.10(e)
“Borrower Representative”	1.12
“Canadian Borrower”	Preamble
“Canadian L/C Sublimit”	1.1(b)
“Canadian Letter of Credit”	1.1(b)

“Canadian Revolving Loan”	1.1(a)
“Canadian Overadvance”	1.1(a)
“Closing Date Acquisition”	Recitals
“Compliance Certificate”	4.2(b)
“Concentration Exception Cap”	1.13(h)
“EBITDA”	Exhibit 4.2(b)
“Eligible Accounts”	1.13
“Eligible Inventory”	1.14
“Event of Default”	7.1
“Fee Letter”	1.9(a)
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b)
“GE Capital”	Preamble
“Holdings”	Recitals
“Indemnified Matters”	9.6
“Indemnitees”	9.6
“Indenture”	Recitals
“Intercompany Note”	5.4(b)
“Investments”	5.4
“Judgment Conversion Date”	9.26(a)
“Judgment Currency”	9.26(a)
“L/C Reimbursement Agreement”	1.1(b)
“L/C Reimbursement Date”	1.1(b)
“L/C Request”	1.1(b)
“L/C Sublimit”	1.1(b)
“Lead Arranger”	8.12
“Letter of Credit Fee”	1.9(c)
“Maximum Canadian Revolving Loan Amount”	1.1(a)
“Maximum Lawful Rate”	1.3(d)
“Maximum Revolving Loan Amount”	1.1(a)
“Maximum U.S. Revolving Loan Amount”	1.1(a)
“MNPI”	9.10(a)
“Newly-Established Canadian Accounts”	4.15
“Notes Collateral Trustee”	Recitals
“Notice of Conversion/Continuation”	1.6(a)
“Obligation Currency”	9.26(a)
“OFAC”	3.30
“Other Lender”	1.11(e)
“Other Taxes”	10.1(c)
“Overadvance”	1.1(a)
“Participating Lender”	9.22
“Participant Register”	9.9(h)
“Permitted Liens”	5.1
“Real Alloy Acquisition”	Recitals
“Real Alloy Recycling”	Preamble
“Register”	1.4(b)

“Restricted Payments”	5.11
“Replacement Lender”	9.22
“Revolving Loan”	1.1(a)
“Sale”	9.9(b)
“SDN List”	3.30
“Settlement Date”	1.11(b)
“Specified Foreign Subsidiarity Indebtedness”	5.5(m)
“Specified NOL Dividends”	5.11(f)
“Tax Group”	5.11(e)
“Tax Returns”	3.10
“Taxes”	10.1(a)
“Terrorist Lists”	3.30
“Tyler Swap”	8.10(c)
“U.S. Borrower” and “U.S. Borrowers”	Preamble
“U.S. Letter of Credit”	1.1(b)
“U.S. Overadvance”	1.1(a)
“U.S. Revolving Loan”	1.1(a)
“U.S. Swingline Loan”	1.1(c)
“U.S. Swingline Request”	1.1(c)
“Unused Commitment Fee”	1.9(b)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“ABL Priority Collateral” means, collectively, (a) the North America ABL Priority Collateral (as defined in the Intercreditor Agreement) and (b) the Canadian Collateral.

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC or PPSA, as applicable) and all “claims” (for the purposes of the Civil Code of Quebec) of the Credit Parties, including, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of a Credit Party who is obligated on or under an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger, amalgamation or consolidation or any other combination with another Person.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means GE Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $110,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Aleris Corporation” means Aleris Corporation, a Delaware corporation.

“Applicable Borrower” means (a) with respect to any U.S. Revolving Loan, U.S. Swingline Loan, U.S. Letter of Credit or other U.S. Obligation, the U.S. Borrowers and (b) with respect to any Canadian Revolving Loan, Canadian Letter of Credit or other Canadian Obligation, the Canadian Borrower.

“Applicable Designee” shall mean any office, branch or Affiliate of a Lender designated thereby from time to time with the consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed) to fund all or any portion of such Lender’s Commitment to fund Canadian Revolving Loans (including purchasing participations in Letter of Credit Obligations with respect to Canadian Letters of Credit) under this Agreement. As of the Closing Date, the Applicable Designees of each Lender are set forth on Schedule 1.1(a) (which schedule may be updated from time to time upon written notice by any Lender to Agent). For all purposes of this Agreement, any designation of an Applicable Designee by a Lender shall not affect such Lender’s rights and obligations with respect to its Commitment and the Credit Parties, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, except as otherwise expressly permitted in this Agreement or in the applicable addendum.

“Applicable Margin” means:

(a) for the period commencing on the Closing Date through and including June 30, 2015 and with respect to Revolving Loans and U.S. Swingline Loans: (x) if a Base Rate Loan or Canadian Index Rate Loan, three quarters of one percent (0.75%) per annum and (y) if a LIBOR Rate Loan or BA Rate Loan, one and three quarters of one percent (1.75%) per annum; and

(b) thereafter, the Applicable Margin shall equal the applicable Base Rate or Canadian Index Rate margin or the applicable LIBOR or BA Rate margin in effect from time to time adjusted (up or down) prospectively on a quarterly basis as determined by Average Excess Availability during the Fiscal Quarter immediately preceding such date of determination, commencing July 1, 2015, based on the Fiscal Quarter ending June 30, 2015. Adjustments in Applicable Margin shall be determined by reference to the table below:

Level	Average Excess Availability	Base Rate Margin/Canadian Index Rate Margin	LIBOR Rate Margin/BA Rate Margin
I	>$82,500,000	0.25%	1.25%
II	<$82,500,000, but >$55,000,000	0.50%	1.50%
III	<$55,000,000, but >$16,500,000	0.75%	1.75%
IV	<$16,500,000	1.00%	2.00%

The Applicable Margin shall be adjusted from time to time based upon Average Excess Availability as shown in the Applicable Margin Certificates delivered to Agent from time to time pursuant to Section 4.2(m). If the Applicable Margin Certificate delivered for a Fiscal Quarter indicates that the Applicable Margin shall increase or decrease during the following Fiscal Quarter, then on the first day of such following Fiscal Quarter the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Borrowers shall fail to deliver the Applicable Margin Certificate for a Fiscal Quarter by the date required pursuant to Section 4.2(m), then, at Agent’s election, effective as of the first day of the Fiscal Quarter following the end of the Fiscal Quarter for which such Applicable Margin Certificate was to have been delivered, and continuing through the first day of the calendar month following the date (if ever) when such Applicable Margin Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin specified in the pricing table set forth above. Notwithstanding anything herein to the contrary, U.S. Swingline Loans may not be LIBOR Rate Loans.

In the event that any Applicable Margin Certificate delivered pursuant to Section 4.2(m) is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any Fiscal Quarter than the Applicable Margin applied for that period, then (i) the Borrowers shall immediately deliver to Agent a corrected Applicable Margin Certificate for that period, (ii) the Applicable Margin for such Fiscal Quarter shall be determined based on the corrected Applicable Margin Certificate, and (iii) the Borrower shall immediately pay to Agent (for the account of the Lenders that hold the Commitments and the Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 1.3(c) and Article VII hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans.

“Applicable Margin Certificate” means a certificate of the Borrower Representative in substantially the form of Exhibit 4.2(m) hereto, duly completed as of the applicable date under Section 4.2(m).

“Applicable Unused Line Fee Rate” means:

(a) for the period commencing on the Closing Date through and including June 30, 2015, a rate per annum equal to three-eighths of one percent (0.375%); and

(b) thereafter, a rate per annum determined as set forth below based upon Average Daily Usage Percentage as of the last day of the applicable calculation period:

Average Daily Usage Percentage	Applicable Unused Line Fee Rate
Greater than or equal to 50%	0.25%
Less than 50%	0.375%

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by Agent.

“Attorney Costs” means all reasonable fees and disbursements of any law firm or other external counsel.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Amount exceeds (b) the U.S. Dollar Equivalent of the aggregate outstanding principal balance of Revolving Loans.

“Average Daily Usage Percentage” means, for any calendar month, the percentage derived from dividing:

(a) the average daily balance of the U.S. Dollar Equivalent of all Revolving Loans during the preceding calendar month, by

(b) the average daily balance of the Aggregate Revolving Loan Commitment during the preceding calendar month.

“Average Excess Availability” means, as of any date of determination, average daily Excess Availability for the preceding Fiscal Quarter.

“BA Rate” means, in respect of any Interest Period applicable to a BA Rate Loan, the rate per annum determined by Agent by reference to the average rate quoted on the Reuters Monitor Screen (Page CDOR, or such other Page as may replace such Page on such Screen for the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances) applicable to Canadian Dollars bankers’ acceptances with a term comparable to such Interest Period as of 11:00 a.m. (Toronto time) two (2) Business Days before the first day of such Interest Period. If for any reason the Reuters Monitor Screen rates are unavailable, the BA Rate means the rate of interest determined by Agent that is equal to the arithmetic mean (rounded upwards to the nearest basis point) of the rates quoted by The Bank of Nova Scotia, Royal Bank of Canada and Canadian Imperial Bank of Commerce in respect of Canadian Dollar bankers’ acceptances with a term comparable to such Interest Period. No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in the Agreement.

“BA Rate Loan” means a Loan denominated in Canadian Dollars that bears interest based on the BA Rate.

“Bank Product” shall mean any of the following products, services or facilities provided to any Credit Party or any of its Subsidiaries by any Bank Product Provider: (a) any services provided from time to time in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services; (b) commercial credit card and purchasing cards; and (c) other banking products or services approved by the Agent in writing; provided, however, that, except for Bank Products that have been provided or arranged by GE Capital or an Affiliate of GE Capital, for any of the foregoing to be included for purposes of a distribution under Section 1.10(c) and for the purposes of the definition of “Obligations”, the applicable Bank Product Provider and the applicable Credit Party or Subsidiary must have provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum Dollar amount of Bank Product Obligations arising thereunder, and (iii) the methodology to be used by such parties in determining such amount owing from time to time.

“Bank Product Obligations” means any payment obligations due and owing to any Bank Product Provider from any Credit Party or any of its Subsidiaries resulting from the provision of Bank Products by any Bank Product Provider to any Credit Party or any of its Subsidiaries.

“Bank Product Provider” means GE Capital or any of its Affiliates or any other Lender or any of its Affiliates.

“Bank Product Reserve” means, at any time of determination, a reserve established by Agent in an amount equal to the obligations and liabilities of the Credit Parties and their Subsidiaries under Bank Products at such time.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Federal Funds Rate or LIBOR for an Interest Period of one month.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Applicable Borrowers on the same day by the Lenders pursuant to Article I.

“Borrowing Base Certificate” means a certificate of the Borrower Representative, on behalf of each Credit Party, in substantially the form of Exhibit 11.1(b) hereto, duly completed as of a date acceptable to Agent in its sole discretion.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Canadian AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) and the United Nations Act (Canada) and all regulations or executive orders passed thereunder.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing benefits primarily to Canadian employees, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which Borrowers have any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Borrowing Base” means, with respect to the Canadian Borrower, as of any date of determination by Agent, from time to time, an amount equal to the U.S. Dollar Equivalent of the lesser of:

(a) Canadian Revolving Loan Sublimit; and

(b) the sum of (x) 85% of the book value of Eligible Accounts of such Borrower at such time, plus (y) the lesser of (i) 75% of the book value of Eligible Inventory of such Borrower valued at the lower of cost or market on a first-in, first-out basis, and (ii) 85% of the book value of Eligible Inventory of such Borrower, valued at the lower of cost or market on a first-in, first-out basis multiplied by the NOLV Factor; and

in each case less Reserves established by Agent at such time in its Permitted Discretion.

“Canadian Collateral” means “Collateral” as defined in the Canadian Revolving Guarantee and Security Agreement and shall include all rights, titles and interests of the Canadian Credit Parties in, to or under the Mortgaged Properties.

“Canadian Credit Parties” means the Canadian Borrower and each Canadian Subsidiary (a) which executes a guaranty of the Canadian Obligations, (b) which grants a Lien on its Canadian Collateral to secure payment of the Canadian Obligations and (c) all of the Stock of which is pledged to Agent for the benefit of the Secured Parties.

“Canadian Defined Benefit Pension Plan” means a Canadian Pension Plan that contains a “defined benefit provision” as such term is defined under the Income Tax Act (Canada).

“Canadian Dollars” or “C$” shall mean the lawful currency of Canada.

“Canadian Index Rate” means, for any day, a floating rate equal to the higher of (a) the annual rate of interest quoted from time to time in the “Report on Business” section of The Globe and Mail as being “Canadian prime”, “chartered bank prime rate” or words of similar description; and (b) the BA Rate existing on such day in respect of an interest period of 30 days plus 1.35% per annum. Any change in any interest rate provided for in the Agreement based upon the Canadian Index Rate shall take effect at the time of such change in the Canadian Index Rate. No adjustments shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in the Agreement.

“Canadian Index Rate Loan” means a Loan denominated in Canadian Dollars that bears interest at a rate based on the Canadian Index Rate.

“Canadian Obligations” means, subject to Section 9.24, (a) all Canadian Revolving Loans (including Overadvances with respect thereto), and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Canadian Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract to which any Canadian Credit Party is a party, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired; provided that the Canadian Obligations of any Canadian Credit Party that is a Guarantor shall not include any Excluded Rate Contract Obligations solely of such Canadian Credit Party and (b) all Bank Product Obligations arising from any Bank Products provided to any Canadian Credit Party or any of its Subsidiaries.

“Canadian Outstandings” means, as of any time of determination thereof, the U.S. Dollar Equivalent of the sum (without duplication) of the aggregate outstanding principal balance at such time of the Canadian Revolving Loans and the aggregate amount of Letter of Credit Obligations for all Canadian Letters of Credit outstanding at such time.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Credit Party primarily for its Canadian employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Revolving Guarantee and Security Agreement” means the Canadian Revolving Guarantee and Security Agreement, dated as of the Closing Date, made by the Canadian Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Canadian Revolving Loan Sublimit” means, as of any time of the determination thereof, (a) $15,000,000, as such amount may be reduced from time to time pursuant to Section 1.7 less (b) the amount (if any) by which the U.S. Outstandings at such time exceed an amount equal to the Aggregate Revolving Loan Commitment at such time less the amount then in effect under clause (a) of this definition.

“Canadian Subsidiary” means each Wholly-Owned Subsidiary of Holdings that is organized under the laws of Canada or any province thereof.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capped Indebtedness Reserve” means, if at any time the (a) sum of the outstanding principal amount of (i) the Obligations and (ii) Specified Foreign Subsidiary Indebtedness exceeds (b) $121,000,000, a Reserve in an amount equal to such positive excess amount at such time, until such excess is eliminated.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guarantied or insured by the United States or Canadian federal government or (ii) issued by any agency of the United States or Canadian federal government the obligations of which are fully backed by the full faith and credit of the United States federal government or constitute a charge upon the Consolidated Revenue Fund of Canada, as applicable, (b) any readily-marketable direct obligations issued by any other agency of the United States or Canadian federal government, any state, province or territory thereof or any political subdivision of any such state, province or territory thereof or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States or Canada or any province or territory thereof, (d) any Dollar-denominated or Canadian Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any other commercial or chartered bank that is (A) organized under the laws of the United States or Canada, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States or Canadian money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States or Canada; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Closing Date” means February 27, 2015.

“Closing Date Equity Transaction” means, collectively, issuances by the Sponsor of its common Stock (including rights to purchase common Stock) and preferred Stock, the sale by the Sponsor of North American Breaker Co., LLC and related transactions, at least $175,000,000 (less the amount, if any, of up to $60,000,000 of the preferred Stock of the Sponsor issued to Aleris Corporation) of the aggregate net proceeds of which are contributed in cash to Real Alloy Acquisition on or before the Closing Date in the form of common equity Stock of Real Alloy Acquisition to finance a portion of Closing Date Acquisition.

“Closing Date Equity Transaction Documents” means, collectively, (a) the Purchase Agreement, (b) that certain Amended and Restated Backstop Agreement, dated as of January 26, 2015, by and between Aleris Corporation and Sponsor and (c) that certain Purchase Agreement dated as of January 9, 2015 by and among SGGH, LLC, a Delaware limited liability company, as Seller, Sponsor, as Parent, North American Breaker Co., LLC, a California limited liability company, as the Company, NABCO Holding Company, LLC, a Delaware limited liability company, as Purchaser, and North American Breaker Co., Inc., a New Brunswick corporation, as Canadian Purchaser, each as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Closing Date Material Adverse Effect” means a Material Adverse Effect (as defined in the Purchase Agreement).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, the U.S. Collateral and the Canadian Collateral.

“Collateral Documents” means, collectively, each Guaranty and Security Agreement, the Mortgages, each Control Agreement, the Foreign Pledge Agreements, and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guarantying the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC, the PPSA or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Collateral Trust Hedging Obligations” means the “Collateral Trust Hedging Obligations” (as defined in the Intercreditor Agreement).

“Collection Account” means the Agent’s deposit account for payments, as set forth on Agent’s signature page hereto, or such other account as may be specified in writing by Agent as the “Collection Account.”

“Commitment” means, for each Lender, its Revolving Loan Commitment.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment, divided by the Aggregate Revolving Loan Commitment; provided that following the termination of the Aggregate Revolving Loan Commitment, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commodity Hedging Agreements” shall any commodity contracts, including futures contracts, forward contracts, options and other commodity related derivative transactions or other arrangements similar to the foregoing or other arrangements designed to protect against fluctuations in commodity prices.

“Concentration Account” means a concentration deposit account constituting a Control Account at a financial institution acceptable to Agent, which, as of the Closing Date, shall be that certain deposit account maintained by the Borrower Representative, with Wintrust Bank, identified as account number 3805704386.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts or any Commodity Hedging Agreements; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Control Account” means (a) the Concentration Account and (b) any other deposit account (including all lockbox and similar arrangements) now or hereafter owned by any Credit Party that is not an Excluded Account.

“Control Agreement” means, with respect to any Control Account of any Credit Party or any securities entitlement or commodity contract of any Credit Party, a written agreement, in form and substance satisfactory to Agent, among Agent, the Notes Collateral Trustee, the depository or other financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and such Credit Party that is effective for Agent to obtain “control” (within the meaning of Articles 8 and 9 of the applicable UCC or the comparable provisions of the PPSA, as applicable) of such account.

“Conversion Date” means any date on which the Applicable Borrower convert a Base Rate Loan or Canadian Index Rate Loan, as applicable, to a LIBOR Rate Loan or BA Rate Loan, as applicable, or a LIBOR Rate Loan or BA Rate Loan, as applicable, to a Base Rate Loan or Canadian Index Rate Loan, as applicable.

“Copyrights” means all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including copyrights in Software and all rights in and to databases, all designs (including industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing, all registrations and applications therefor and all related IP Ancillary Rights.

“CRA” means the Canada Revenue Agency.

“Credit Parties” means (a) each U.S. Credit Party, (b) each Canadian Credit Party and (c) each other Person (i) which executes a guaranty of the Obligations, (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iii) all of the Stock of which is pledged to Agent for the benefit of the Secured Parties.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Disbursement Account” means any Control Account (other than Excluded Accounts) that is used solely by the Credit Party owning such Control Account to make disbursements by such Credit Party to other Persons and is not used to collect any payments to any Credit Party under any Account, Payment Intangible or other Collateral or for the deposit of any Cash Receipts (other than during any period of time when there are no Revolving Loans, L/C Reimbursement Obligations or U.S. Swingline Loans outstanding).

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 5.2(a), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(h) and 5.2(i), and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Stock or Stock Equivalent issued by any Subsidiary of a Borrower and held by such transferor Person.

“Disqualified Stock” means any Stock or Stock Equivalent which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the date specified in clause (a) of the definition of Revolving Termination Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the prior payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the termination of all commitments to lend hereunder and the termination of this Agreement), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock or Stock Equivalents referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the date specified in clause (a) of the definition of Revolving Termination Date, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full in cash.

“Dollars”, “dollars” and “$” each mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Dominion Period” means any period (a) commencing on the date on which (i) an Event of Default has occurred and is continuing or (ii) Availability as of any date is less than the greater of $16,500,000 and 15% of the Aggregate Revolving Loan Commitment and (b) ending on (i) in the case of a Dominion Period beginning under clause (a)(i), the date on which such Event of Default shall have ceased to continue or (ii) in the case of a Dominion Period beginning under clause (a)(ii), the first date on which Availability shall have been at least equal to the greater of $16,500,000 and 15% of the Aggregate Revolving Loan Commitment for a period of 60 consecutive calendar days.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Environmental Laws” means all applicable and binding present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the related cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Amount exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

“Excluded Account” means any deposit account now or hereafter owned by any Credit Party that is used solely by such Credit Party (a) as a payroll account so long as such payroll account is a zero balance account, (b) as a petty cash account so long as the aggregate amount on deposit in all petty cash accounts of the Credit Parties does not exceed $50,000 at any one time for all such deposit accounts combined, (c) commodity trading accounts or other brokerage accounts holding customary initial deposits and margin deposits securing obligations under Rate Contracts and Commodity Hedging Agreements incurred in the Ordinary Course of Business and not for speculative purposes so long as the aggregate amount on deposit in all such accounts of the Credit Parties does not exceed $2,000,000 at any one time for all such deposit accounts combined, (d) to hold amounts required to be paid in connection with workers compensation claims, unemployment insurance, social security benefits and other similar forms of governmental insurance benefits, (e) to hold amounts which are required to be pledged or otherwise provided as security as required by law or pension requirement, or (f) as a withholding tax or fiduciary account.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is a direct or indirect Subsidiary of an Excluded Foreign Subsidiary.

“Excluded Equity Issuance” means an issuance of (a) Stock or Stock Equivalents by Holdings to management or employees of a Credit Party under any employee stock option or stock purchase plan or other employee benefits plan in existence from time to time, (b) Stock or Stock Equivalents by a Wholly-Owned Subsidiary of a Borrower to a Borrower or another Wholly-Owned Subsidiary of a Borrower constituting an Investment permitted hereunder, (c) Stock or Stock Equivalents by a Wholly-Owned Subsidiary of Holdings to Holdings or another Wholly-Owned Subsidiary of Holdings constituting an Investment permitted hereunder, (d) so long as no Event of Default has occurred and is continuing or would result therefrom, Stock or Stock Equivalents by Holdings to the Sponsor or any other equityholder of Holdings as of the Closing Date, and (e) Stock or Stock Equivalents by a Foreign Subsidiary of such Foreign Subsidiary to qualify directors where required pursuant to a Requirement of Law or to satisfy other requirements of applicable law, in each instance, with respect to the ownership of Stock of Foreign Subsidiaries.

“Excluded Foreign Subsidiary” means (a) a Foreign Subsidiary that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock and Stock Equivalents to secure, any Indebtedness (other than the Loans) of a U.S. Credit Party or any other Subsidiary of Holdings which is a United States person within the meaning of Section 7701(a)(30) of the Code or (b) a Subsidiary owned by a Foreign Subsidiary described in clause (a).

“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Tax” means with respect to any Secured Party: (a) Taxes measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Secured Party as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) any United States federal or Canadian withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Secured Party under this Agreement in the capacity under which such Person makes a claim under Section 10.1(b) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b); (c) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(g); and (d) any United States federal withholding Taxes imposed under FATCA.

“Exigent Circumstances” means circumstances that Agent, in its Permitted Discretion, believes render necessary or appropriate the imposition of Reserves, adjustment of eligibility criteria or establishment of new criteria, as applicable, to, amongst other things, prevent or mitigate fraud in respect of any Borrowing Base Certificate or the Collateral or the destruction of, physical harm to, impairment of the Collateral or the rights and interests of the Secured Parties therein (including any loss of priority of the Liens of Agent, for the benefit of the Secured Parties).

“Existing Letters of Credit” means each of the letters of credit issued prior to the Closing Date and described by applicant, date of issuance, letter of credit number, undrawn amount and date of expiry on Schedule C hereto, including any modifications, extensions or renewals of any Existing Letter of Credit.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Factoring Facility” means the factoring facility between Real Alloy Germany and the Factoring Facility Purchaser under the Factoring Facility Documents with a maximum financing amount of €50,000,000.

“Factoring Facility Documents” means, collectively, (a) that certain Factoring Agreement between Real Alloy Germany and the Factoring Facility Purchaser, including each addendum and schedule thereto, (b) that certain Pledge of Account and Trust Agreement between Real Alloy Germany and the Factoring Facility Purchaser and (c) all documents delivered to the Factoring Facility Purchaser in connection with any of the foregoing, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Factoring Facility Purchaser” means GE Capital Bank AG.

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to Agent, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, (b) shall include a deductible not to exceed $50,000 and (c) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the Real Estate as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Foreign Pledge Agreements” means, collectively, (a) that certain Share Pledge Agreement entered into between Real Alloy Acquisition, as pledgor, and the Agent, as pledgee, relating to 100% of the non-voting shares and 65% of the voting shares of Evergreen Holding Germany GmbH, (b) that certain Share Pledge Agreement entered into between Real Alloy Acquisition, as pledgor, and the Agent, as pledgee, relating to 35% of the voting shares of Evergreen Holding Germany GmbH, (c) that certain Share Charge entered into between Real Alloy Acquisition, as pledgor, and the Agent relating to 65% of the shares of Real Alloy UK Holdco Ltd. (d) that certain Share Charge entered into between Real Alloy Acquisition, as pledgor, and the Agent relating to 35% of the shares of Real Alloy UK Holdco Ltd., (e) that certain Partnership Interest Pledge Agreement entered into between Real Alloy Acquisition, as pledgor, and the Agent, as pledgee, relating to 65% of the capital of Real Alloy Mexico Holdco S. de R.L. de C.V., (f) that certain Partnership Interest Pledge Agreement entered into between Real Alloy Acquisition, as pledgor, and the Agent, as pledgee, relating to 34.9999% of the capital of Real Alloy Mexico Holdco S. de R.L. de C.V., and (g) that certain Partnership Interest Pledge Agreement entered into between RA Mexico Holding, LLC, as pledgor, and the Agent, as pledgee, relating to 0.0001% of the capital of Real Alloy Mexico Holdco S. de R.L. de C.V., as each of the foregoing may be amended, restated and/or modified from time to time.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the Code.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 11.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 3.11(a).

“GECM” means GE Capital Markets, Inc.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guaranty and Security Agreement” means each of the U.S. Revolving Guaranty and Security Agreement and the Canadian Revolving Guarantee and Security Agreement.

“Guarantor” means any Person that has guaranteed any of the Obligations.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant, including, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Holding Companies” means Holdings and Real Alloy Acquisition and “Holding Company” means each such Person.

“IMSAMET of Arizona” means IMSAMET of Arizona, an Arizona general partnership.

“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indenture Documents” means the “Indenture Pari Passu Lien Debt Documents” (as defined in the Intercreditor Agreement), as amended, amended and restated, refinanced, supplemented or otherwise modified in accordance with this Agreement and the Intercreditor Agreement.

“Indemnified Tax” means (a) any Tax, other than an Excluded Tax, imposed upon or with respect to any payment made by or on account of any Credit Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, statutory management, administration, suspension of general operations, creditor scheme of arrangement or similar arrangement, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada).

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof, by and between Agent and Notes Collateral Trustee, and acknowledged and agreed to by Holdings, Real Alloy Acquisition and certain of its Subsidiaries party thereto, as the same may be amended, supplemented, restated, replaced and/or modified from time to time subject to the terms thereof.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan or BA Rate Loan (other than a LIBOR Rate Loan or BA Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan or BA Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including U.S. Swingline Loans) or Canadian Index Rate Loans the first day of each month.

“Interest Period” means, with respect to any LIBOR Rate Loan or BA Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to such LIBOR Rate Loan or a Canadian Index Rate Loan is converted to such BA Rate Loan, as applicable, and ending on the date one, two, three, or six months thereafter, as selected by the Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan or BA Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan or BA Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC or the PPSA, as applicable) of the Credit Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued”, “Issuance” and “Issuer” have correlative meanings.

“L/C Issuer” shall mean (a) any Lender, (b) an Affiliate of any Lender, (c) any Person designated by an L/C Issuer from time to time to issue all or any portion of the Canadian Letters of Credit requested to be issued by such L/C Issuer under this Agreement and listed on Schedule 1.1(a) (which schedule may be updated from time to time upon written notice by any L/C Issuer to Agent) or (d) any other bank or other legally authorized Person, in each case, reasonably acceptable to Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder. For all purposes of this Agreement, any designation by an L/C Issuer made pursuant to clause (c) of this definition shall not affect such L/C Issuer’s rights and obligations with respect to its Commitment and the Credit Parties, the Lenders and Agent shall continue to deal solely and directly with such L/C Issuer in connection with such L/C Issuer’s rights and obligations under this Agreement and the other Loan Documents, except as otherwise expressly permitted in this Agreement.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Applicable Borrower to the L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in U.S. Swingline Loans or Letter of Credit Obligations). Furthermore, with respect to (a) each provision of this Agreement relating to the making of any Canadian Revolving Loan or the extension of any Canadian Letter of Credit or the repayment or the reimbursement thereof by the Canadian Borrower, (b) any rights of set-off with respect to any Canadian Credit Party, (c) any rights of indemnification or expense reimbursement from any Canadian Credit Party and (d) reserves, capital adequacy or other provisions with respect to any Lender to the Canadian Borrower (or such Lender’s holding company), each reference to a Lender shall be deemed to include such Lender’s Applicable Designee. Notwithstanding the designation by any Lender of an Applicable Designee, Borrowers and Agent shall be permitted to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided, that each Applicable Designee shall be subject to the provisions obligating or restricting the Lenders under this Agreement.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower Representative and Agent.

“Letter of Credit” means documentary or standby letters of credit Issued for the account of the Applicable Borrower by L/C Issuers, and bankers’ acceptances issued by a Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrowers or the Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(b) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period for each LIBOR Rate Loan the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any loan made or deemed made by any Lender hereunder.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the Intercreditor Agreement and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations or Property of the Credit Parties and their Subsidiaries taken as a whole; (b) the ability of any Credit Party, any Subsidiary of any Credit Party or any other Person (other than Agent or Lenders) to perform its obligations under any Loan Document; or (c) the validity or enforceability of any Loan Document or the rights and remedies of Agent, the Lenders and the other Secured Parties under any Loan Document.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $3,000,000 in the aggregate.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means, with respect to each of the Mortgaged Properties, any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on such Mortgaged Property or any interest in such Mortgaged Property.

“Mortgaged Properties” means all of the Real Estate described on Schedule B (and the term “Mortgaged Property” refers to each of the Mortgaged Properties).

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of equity or incurrence of Indebtedness, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Borrower.

“Net Orderly Liquidation Value” means the cash proceeds of Inventory, which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to Agent by an appraiser reasonably acceptable to Agent.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to a Borrower or any Affiliate of a Borrower, (ii) sale, use or other transaction Taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) so long as no Default or Event of Default has occurred and is continuing, all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“NOLV Factor” means, as of the date of the appraisal of Inventory most recently received by Agent, the quotient of the Net Orderly Liquidation Value of Inventory divided by the book value of Inventory, expressed as a percentage. The NOLV Factor will be increased or reduced promptly upon receipt by Agent of each updated appraisal.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to a Borrower, Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (d), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note or Swingline Note and “Notes” means all such Notes.

“Notes Pari Passu Lien Obligations” shall mean the Notes Pari Passu Lien Obligations as defined in the Indenture Documents in effect on the date hereof.

“Notes Priority Collateral” means the Notes Priority Collateral (as defined in the Intercreditor Agreement).

“Notice of Borrowing” means a notice given by the Borrower Representative to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

“Obligations” means (a) all Loans (including Overadvances), and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired; provided that the Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor and (b) all Bank Product Obligations.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, amalgamation or continuation, as applicable, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any company incorporated in England & Wales, its certificate of incorporation and any certificate of incorporation on change of name and its articles and memorandum of association, (c) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (d) for any limited liability company, the operating agreement and articles or certificate of formation or (e) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax, other than any such connection arising solely from the Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Patents” means all United States and foreign patents and certificates of invention, or similar industrial property rights, applications for any of the foregoing, and related IP Ancillary Rights.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition (other than the Closing Date Acquisition) by (i) a Credit Party (other than a Holding Company) of substantially all of the assets of a Target, which assets are located in the United States or Canada or (ii) a Credit Party (other than a Holding Company) or a Subsidiary of a Credit Party of 100% of the Stock and Stock Equivalents of a Target organized under the laws of any State in the United States or the District of Columbia or any province or territory in Canada, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) the Borrower Representative shall have delivered to Agent at least fourteen (14) days prior to the consummation thereof (or such shorter period as Agent may accept):

(i) (x) notice of such Acquisition setting forth in reasonable detail the terms and conditions of such Acquisition, (y) pro forma financial statements of Holdings and its Subsidiaries after giving effect to the consummation of such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith and (z) to the extent available, a due diligence package, in each case, prior to closing of such Acquisition;

(ii) a certificate of a Responsible Officer of the Borrower Representative demonstrating on a pro forma basis after giving effect to the consummation of such Acquisition that the Fixed Charge Coverage Ratio shall be no less than the minimum Fixed Charge Coverage Ratio required under Section 6.1 at such time calculated as of the last day of the most recent month preceding the date on which the Acquisition is consummated for which financial statements have been delivered; and

(iii) to the extent available, such other information agreements, instruments and other documents as Agent reasonably shall request;

provided that, notwithstanding the foregoing, the Borrower Representative shall not be required to furnish to Agent the items specified in clauses (a)(i)(y), (a)(i)(z) and (a)(ii) above in connection with any Acquisition for which the total Acquisition Consideration paid or payable is less than $10,000,000 so long as (x) actual Availability on the date upon which any such Acquisition is consummated, after giving effect to such Acquisition, is not less than the greater of (1) $33,000,000 and (2) 30% of the Aggregate Commitment Amount at such time and (y) the Borrower Representative shall have delivered to Agent at least fourteen (14) days prior to the consummation thereof (or such shorter period as Agent may accept) a certificate of a Responsible Officer of the Borrower Representative demonstrating on a pro forma basis after giving effect to the consummation of the Acquisition that the Fixed Charge Coverage Ratio shall be no less than the Fixed Charge Coverage Ratio calculated as of the last day of the most recent month preceding the date on which the Acquisition is consummated for which financial statements have been delivered in accordance with Section 4.1(b);

(b) the Borrower Representative shall have delivered to Agent (i) as soon as available, executed counterparts of the material agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, any related management, non-compete, employment, option or other material agreements), including any schedules to such agreements, documents or instruments, (ii) to the extent required under the related acquisition agreement, all consents and approvals from applicable Governmental Authorities and other Persons and (iii) if reasonably requested by Agent, environmental assessments satisfactory to Agent;

(c) the Credit Parties (including any new Subsidiary to the extent required by Section 4.13) shall execute and deliver the agreements, instruments and other documents required by Section 4.13 subject, with respect to perfection of Liens in the case of an Acquisition being financed solely with proceeds of Net Issuance Proceeds of an Excluded Equity Issuance by Holdings, to customary “Funds Certain Provisions”;

(d) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(e) without limiting the conditions set forth in Section 2.2 if such Acquisition is being financed with the proceeds of Loans, no Default or Event of Default shall then exist or would exist after giving effect thereto or, with respect to an Acquisition being financed solely with Net Issuance Proceeds of an Excluded Equity Issuance by Holdings, no Default or Event of Default exists as of, or would exist if such Acquisition were consummated on, such Acquisition Agreement Signing Date;

(f) after giving effect to such Acquisition, Availability shall be not less than the greater of (i) $27,500,000 and (ii) 25% of the Aggregate Revolving Loan Commitment;

(g) average Availability for the thirty (30) day period ending on the date of such Acquisition (giving pro forma effect to such Acquisition for each day in such thirty (30) day period) shall be not less than the greater of (i) $27,500,000 and (ii) 25% of the Aggregate Revolving Loan Commitment;

(h) the total consideration paid or payable (including all transaction costs, Indebtedness incurred, assumed and/or reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments, including earnouts) (such amounts, collectively, the “Acquisition Consideration”) for all Acquisitions consummated during (x) any twelve (12) month period shall not exceed $25,000,000 in the aggregate for all such Acquisitions and (y) the term of this Agreement shall not exceed $75,000,000 in the aggregate for all such Acquisitions;

(i) any earn-out obligations incurred in connection with a Permitted Acquisition shall be reflected as Indebtedness on the Credit Parties’ consolidated balance sheet to the extent required by GAAP; and

(j) the Target has EBITDA, subject to pro forma adjustments acceptable to Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero.

Notwithstanding the foregoing, no Accounts or Inventory acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment; provided, that in the case of the imposition of any Reserve, the amount of such Reserve will have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve in the reasonable judgment of the applicable Person and shall be established in good faith without duplication for items already excluded from Eligible Accounts or Eligible Inventory, as the case may be.

“Permitted Payment Conditions” means, collectively, (a) no Default or Event of Default has occurred and is continuing or would arise as a result of the applicable payment, (b) after giving effect to such payment, the Fixed Charge Coverage Ratio for the twelve (12) month period ending on the last day of the fiscal month for which financial statements have most recently been delivered in accordance with Section 4.1(b), calculated on a pro forma basis, is at least 1.15 to 1.00, (c) after giving effect to such payment, Availability is not less than the greater of $22,000,000 and 20% of the Aggregate Revolving Loan Commitment and (d) average Availability for the thirty (30) day period ending on the date of such payment (giving pro forma effect to such payment for each day in such thirty (30) day period) is not less than the greater of $22,000,000 and 20% of the Aggregate Revolving Loan Commitment.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Sections 5.5(c), 5.5(d), 5.5(f), 5.5(g) or 5.5(m) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Credit Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Permitted Supplier Financing Arrangement” means a transaction or transactions whereby a Credit Party or Subsidiary thereof sells a portion of its Accounts at the request of a customer of such Credit Party or Subsidiary (and, for the avoidance of doubt, not with respect to Accounts of such Credit Party or Subsidiary generally) in the Ordinary Course of Business, which is approved by Agent in its Permitted Discretion and, at a minimum, satisfies the following requirements:

(a) such Credit Party, prior to entering into such transaction, shall have provided Agent with copies of all definitive agreements and related documentation regarding such Permitted Supplier Financing Arrangements and such documentation is in form and substance reasonably satisfactory to Agent;

(b) all or substantially all of the proceeds of such transaction are received by the applicable Credit Party in cash;

(c) the aggregate of the Accounts sold pursuant to all such transactions outstanding at any time shall not exceed the greater of (i) $30,000,000 and (ii) 2.0% of the consolidated revenues of Holdings and its Subsidiaries for the most recently ended four full Fiscal Quarters for which internal financial statements are then available;

(d) such transaction shall be without recourse to the Credit Parties (except for indemnity obligations that are customary in non-recourse factoring arrangements);

(e) any discount rate applicable to such transaction shall be reasonable and customary based on market terms at such time; and

(f) prior to and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

provided that, as of the Closing Date, the only customers of the Credit Parties subject to Permitted Supplier Financing Arrangements in effect and approved by Agent shall be Tenedora Nemak, S.A. de C.V. and Nemak USA, Inc. (or an Affiliate thereof).

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Agent’s Liens in any Collateral are governed by the personal property security laws of any Canadian jurisdiction other than Ontario, including the Civil Code of Quebec, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prior Indebtedness” means the Indebtedness and obligations specified in Schedule 11.1 hereto.

“Prior Claims” means all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with Agent’s security interests (or interests similar thereto under applicable law) against all or part of the Collateral, including for amounts owing for employee source deductions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Quebec corporate taxes, pension fund obligations, Wage Earner Protection Program Act obligations and overdue rents.

“Prior Claims Reserve” means, at any time of determination, a reserve established by Agent in an amount equal to the obligations and liabilities of the Credit Parties and their Subsidiaries for Prior Claims at such time.

“Prior Lender” means each lender and agent party to any agreement governing Prior Indebtedness.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchase Agreement” means that certain Purchase and Sale Agreement dated October 17, 2014 by and among the Sponsor, Real Alloy Acquisition, Evergreen Holding Germany GmbH, Aleris Corporation, Aleris International, Inc., Aleris Aluminum Netherlands B.V., Aleris Deutschland Holding GmbH, Aleris Holding Canada Limited, Dutch Aluminum C.V. and Aleris Deutschland Vier GmbH Co KG, without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders without the consent of Agent with it being understood and agreed that an increase in the purchase price to be paid in connection with the Closing Date Acquisition shall not be deemed to be materially adverse to the Lenders if it is not funded by any incurrence of Indebtedness, but is instead funded by cash on the balance sheet of the Sponsor and its Subsidiaries, the Borrowers and/or the net cash proceeds of the Closing Date Equity Issuance and a decrease in the purchase price of less than ten (10%) shall not be deemed to be materially adverse to the Lenders.

“Purchase Agreement Representations” means the representations and warranties regarding each of Acquired Businesses contained in the Purchase Agreement as are material to the interests of Agent and the Lenders, but, only to the extent that Real Alloy Acquisition, any other Credit Party or any Affiliate of Real Alloy Acquisition has the right to terminate its obligations under the Purchase Agreement (or the right not consummate the Closing Date Acquisition pursuant to the Purchase Agreement) as a result of the failure of such representations and warranties to be true and correct.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Alloy Germany” means Aleris Recycling (German Works) GmbH, a limited liability company organized under the laws of Germany, to be known as Real Alloy Germany GmbH, a limited liability company organized under the laws of Germany, on or about the Closing Date.

“Real Estate” means any Real Estate owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Related Agreements” means the Loan Documents, the Indenture Documents, the Factoring Facility Documents, the Closing Date Equity Transaction Documents and the Purchase Agreement.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Related Transactions” means the transactions contemplated by the Related Agreements including the consummation of the Closing Date Acquisition, the release of the Escrowed Funds (as defined in the Indenture) by Wilmington Trust, National Association, as escrow agent, in accordance with the Indenture Documents, the consummation of the Closing Date Equity Transaction, the making of the initial Revolving Loans, the Issuance of the initial Letters of Credit and the initial purchase of receivables under the Factoring Facility Documents, all on the Closing Date, and the payment of the fees and expenses incurred in connection with any of the foregoing.

“Releases” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum (without duplication) of the aggregate unpaid principal amount of Loans (other than U.S. Swingline Loans) then outstanding, amounts of participations in outstanding Letter of Credit Obligations and U.S. Swingline Loans and the principal amount of unparticipated portions of Letter of Credit Obligations and U.S. Swingline Loans; provided, however, that at any time that there are two or more Lenders, Required Lenders shall include at least two Lenders.

“Requirement of Law” means, with respect to any Person or any Property, the common law and any federal, state, provincial, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject. For the avoidance of doubt, the term “Requirement of Law” shall include FATCA and any intergovernmental agreements with respect thereto between the United States and another jurisdiction.

“Reserves” means, with respect to each of the U.S. Borrowing Base and Canadian Borrowing Base, (a) reserves established by Agent from time to time against Eligible Accounts pursuant to Section 1.13 and Eligible Inventory pursuant to Section 1.14, and (b) such other reserves (including the Capped Indebtedness Reserve, Prior Claims Reserve, the Secured Rate Contracts Reserve and the Bank Product Reserve) against Eligible Accounts, Eligible Inventory or Availability that Agent may, in its Permitted Discretion, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of interest expenses or Indebtedness shall be deemed to be an exercise of Agent’s Permitted Discretion.

“Responsible Officer” means the chief executive officer or the president of a Borrower or the Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, treasurer, controller or assistant treasurer of a Borrower or the Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.

“Revolving Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and acquire interests in Letter of Credit Obligations and U.S. Swingline Loans, which initial commitments are set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Revolving Loan Commitments”, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment.

“Revolving Note” means a promissory note of the Borrowers payable to a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrowers under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) February 27, 2019; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement. Notwithstanding the foregoing, in the event that the Scheduled Notes Pari Passu Lien Obligations Maturity Date is not extended (whether through a Permitted Refinancing or an amendment not in violation of the Intercreditor Agreement) at least 120 days prior to the Scheduled Notes Pari Passu Lien Obligations Maturity Date in effect as of the Closing Date, the Revolving Termination Date shall be ninety (90) days prior to the Scheduled Notes Pari Passu Lien Obligations Maturity Date in effect as of the Closing Date.

“S&P” means Standard & Poor’s Rating Services.

“Scheduled Notes Pari Passu Lien Obligations Maturity Date” means January 15, 2019, or, to the extent the Notes Pari Passu Lien Obligations are refinanced, the maturity date applicable to any such Permitted Refinancing of the Notes Pari Passu Lien Obligations.

“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider and Bank Product Provider.

“Secured Rate Contract” means any Rate Contract between a Borrower and the counterparty thereto, which (a) has been provided or arranged by GE Capital or an Affiliate of GE Capital or (b) Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.

“Secured Rate Contracts Reserve” means, at any time of determination, a reserve established by Agent in an amount equal to the obligations and liabilities of the Credit Parties and their Subsidiaries under Secured Rate Contracts at such time.

“Secured Swap Provider” means (a) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with a Borrower, or (b) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Seller” means, collectively, Aleris Corporation, Aleris International, Inc., Aleris Aluminum Netherlands B.V., Aleris Deutschland Holding GmbH, Aleris Holding Canada Limited, Dutch Aluminum C.V. and Aleris Deutschland Vier GmbH Co KG.

“SGH Escrow Corporation” means SGH Escrow Corporation, a Delaware corporation.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Sponsor” means Signature Group Holdings, Inc., a Delaware corporation.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person; provided that, with respect to any Person incorporated in the United Kingdom, “Subsidiary” shall include a subsidiary within the meaning of Section 1162 of the U.K. Companies Act 2006.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the U.S. Borrowers, to act as the Swingline Lender hereunder.

“Swingline Note” means a promissory note of the U.S. Borrowers payable to the Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the U.S. Borrowers to the Swingline Lender resulting from the Swingline Loans made to the U.S. Borrowers by the Swingline Lender.

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means, (a) each Borrower and its Subsidiaries. (b) each other Credit Party and (c) any Affiliate of a Borrower with which such Borrower files or is eligible to file consolidated, combined or unitary Tax returns.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Assets” means the total consolidated assets of the Credit Parties and their Subsidiaries, as shown on the most recent balance sheet pursuant to Section 4.1.

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, including all related IP Ancillary Rights.

“Trademark” means all United States and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing, all registrations and applications therefor and all related IP Ancillary Rights.

“Trigger Event” means any time that Availability is less than 12.5% of the Aggregate Revolving Loan Commitment at such time (each such date, a “Trigger Date”). Upon the occurrence of a Trigger Event, such Trigger Event shall be deemed to be continuing until the date that is the first date on which at all times during the preceding 60 consecutive days, Availability is greater than 12.5% of the Aggregate Revolving Loan Commitment at such time (each such period, a “Trigger Period”).

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United Kingdom” and “U.K.” each means the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” each means the United States of America.

“U.S. Borrowing Base” means, with respect to the U.S. Borrowers on a consolidated basis, as of any date of determination by Agent, from time to time, an amount equal to the lesser of:

(a) the Aggregate Revolving Loan Commitment at such time less the Canadian Outstandings at such time; and

(b) the sum of (x) 85% of the book value of Eligible Accounts of such Borrowers at such time, plus (y) the lesser of (i) 75% of the book value of Eligible Inventory of such Borrowers valued at the lower of cost or market on a first-in, first-out basis, and (ii) 85% of the book value of Eligible Inventory of such Borrowers, valued at the lower of cost or market on a first-in, first-out basis multiplied by the NOLV Factor; and

in each case less Reserves established by Agent at such time in its Permitted Discretion.

“U.S. Collateral” means “Collateral” as defined in the U.S. Revolving Guaranty and Security Agreement and shall include all rights, titles and interests of the U.S. Credit Parties in, to or under the Mortgaged Properties.

“U.S. Credit Parties” means each Holding Company, each U.S. Borrower and each U.S. Subsidiary (a) which executes a guaranty of the Obligations, (b) which grants a Lien on its U.S. Collateral to secure payment of the Obligations and (c) all of the Stock of which is pledged to Agent for the benefit of the Secured Parties.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent in Dollars of such amount determined by using the rate of exchange at which Agent, on the relevant date at or about 12:00 noon (Toronto time), would be prepared to sell, in accordance with Agent’s customary practice for commercial loans being administered by it.

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“U.S. Obligations” means all Obligations other than the Canadian Obligations.

“U.S. Outstandings” means, as of any time of determination thereof, the sum (without duplication) of the aggregate outstanding principal balance at such time of the U.S. Revolving Loans, the aggregate outstanding principal balance at such time of the U.S. Swingline Loans, and the aggregate amount of Letter of Credit Obligations for all U.S. Letters of Credit outstanding at such time.

“U.S. Revolving Guaranty and Security Agreement” means that certain U.S. Revolving Guaranty and Security Agreement, dated as of the Closing Date, made by the U.S. Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“U.S. Subsidiary” means each Wholly-Owned Subsidiary of Holdings that is organized under the laws of any state of the United States or the District of Columbia.

“U.S. Swingline Limit” means $11,000,000.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

11.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid on the first day of the first calendar month or quarter, as applicable, following the entry of the Obligations onto the operations systems of Agent, but in no event later than the first day of the second calendar month or quarter, as applicable, following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” All references to the time of day shall be a reference to New York time. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by a Holding Company shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrowers, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent. For purposes of determining pro forma compliance with any financial covenant as of any date prior to the first date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such first test date.

11.4 Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

U.S. BORROWERS: ALERIS RECYCLING, INC.

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Assistant Secretary
FEIN: 27-1539798

Effective upon the change of name from “Aleris Recycling, Inc.” to “Real Alloy Recycling, Inc.”: REAL ALLOY RECYCLING, INC.

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Assistant Secretary
FEIN: 27-1539798

ALERIS RECYCLING BENS RUN, LLC

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Assistant Secretary
FEIN: 27-1539798

Effective upon the change of name from “Aleris Recycling Bens Run, LLC” to “Real Alloy Bens Run, LLC”: REAL ALLOY BENS RUN, LLC

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Assistant Secretary
FEIN: 27-1539798

[Signature Page to Revolving Credit Agreement]

ALERIS SPECIALTY PRODUCTS, INC.

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Assistant Secretary
FEIN: 27-1539911

Effective upon the change of name from “Aleris Specialty Products, Inc.” to “Real Alloy Specialty Products, Inc.”: REAL ALLOY SPECIALTY PRODUCTS, INC.

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Assistant Secretary
FEIN: 27-1539911

ALERIS SPECIFICATION ALLOYS, INC.

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Assistant Secretary
FEIN: 27-1539849

Effective upon the change of name from “Aleris Specification Alloys, Inc.” to “Real Alloy Specification, Inc.”: REAL ALLOY SPECIFICATION, INC.

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Assistant Secretary
FEIN: 27-1539849

ETS SCHAEFER, LLC

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Assistant Secretary
FEIN: 27-1539798

[Signature Page to Revolving Credit Agreement]

CANADIAN BORROWER: ALERIS SPECIFICATION ALLOY PRODUCTS CANADA COMPANY

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: President

Effective upon the change of name from “Aleris Specification Alloy Products Canada Company” to “Real Alloy Canada Ltd.”: REAL ALLOY CANADA LTD.

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Assistant Secretary

BORROWER REPRESENTATIVE: ALERIS RECYCLING, INC.

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Assistant Secretary
FEIN: 27-1539798

Effective upon the change of name from “Aleris Recycling, Inc.” to “Real Alloy Recycling, Inc.”: REAL ALLOY RECYCLING, INC.

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Assistant Secretary
FEIN: 27-1539798

[Signature Page to Revolving Credit Agreement]

Address for notices: Real Alloy Acquisition, Inc. c/o Signature Group Holdings, Inc. 15301 Ventura Blvd, Ste 400 Sherman Oaks, CA 91403 Attention: Kyle Ross, EVP and CFO

with copy to:

Real Alloy Acquisition, Inc.

25825 Science Park Drive, Ste 400

Beachwood, OH 44122

Attention: Michael Hobey, CFO

Address for wire transfers:

ABA No. 071925444

Account Number 3805704386

Wintrust Bank

Account Name: Aleris Recycling, Inc.

(Concentration Account)

[Signature Page to Revolving Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

REAL ALLOY INTERMEDIATE HOLDING, LLC

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Manager
FEIN: 36-4797447

REAL ALLOY HOLDING, INC.

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Assistant Secretary
FEIN: 30-0842396

REAL ALLOY CANADA COMPANY

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Assistant Secretary

RA MEXICO HOLDING, LLC

By:	/s/ W. Christopher Manderson
Name: W. Christopher Manderson
Title: Secretary
FEIN: 32-0454620

Address for notices: Real Alloy Acquisition, Inc. c/o Signature Group Holdings, Inc. 15301 Ventura Blvd, Ste 400 Sherman Oaks, CA 91403 Attention: Kyle Ross, EVP and CFO

with copy to:
Real Alloy Acquisition, Inc. 25825 Science Park Drive, Ste 400 Beachwood, OH 44122 Attention: Michael Hobey, CFO

[Signature Page to Revolving Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, Swingline Lender and as a Lender

By:	/s/ Michael R. Todorow
Name: Michael R. Todorow
Title: Its Duly Authorized Signatory

Address for Notices: General Electric Capital Corporation 500 West Monroe Street Chicago, Illinois 60661 Attn: Real Alloy Account Officer Facsimile: (312) 463-3840

With a copy (which copy shall not constitute notice) to:

General Electric Capital Corporation

500 West Monroe Street

Chicago, Illinois 60661

Attn: Mark O’Leary, General Counsel, and Kim Reich, Senior Counsel

Facsimile: (312) 441-6876

and

General Electric Capital Corporation

500 West Monroe Street

Chicago, Illinois 60661

Attn: Senior Counsel – Corporate Finance

Facsimile: (312) 441-6876

Agent’s deposit account for payments:

ABA No. 021-001-033 Account Number 50279513 Deutsche Bank Trust Company Americas New York, New York Account Name: GECC CFS CIF Collection Account Reference: Aleris Recycling, Inc. - CFL1350

[Signature Page to Revolving Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

WINTRUST BANK, as a Lender

By:	/s/ George A. Reimnitz

Name:	George A. Reimnitz

Title:	Senior Vice President, Wintrust Commercial Banking

Address for notices: Wintrust Bank 9700 W. Higgins Road Rosemont, IL 60018

Attn:

Facsimile:

Lending office:

[Signature Page to Revolving Credit Agreement]

Schedule A

U.S. Borrowers

1.	Aleris Recycling, Inc., a Delaware corporation, to be known as Real Alloy Recycling, Inc., a Delaware corporation

2.	Aleris Recycling Bens Run, LLC, a Delaware limited liability company, to be known as Real Alloy Bens Run, LLC, a Delaware limited liability company

3.	Aleris Specialty Products, Inc., a Delaware corporation, to be known as Real Alloy Specialty Products, Inc., a Delaware corporation

4.	Aleris Specification Alloys, Inc., a Delaware corporation, to be known as Real Alloy Specification, Inc., a Delaware corporation

5.	ETS Schaefer, LLC, an Ohio limited liability company

Schedule B

Mortgaged Properties

OWNER	LOCATION
Aleris Recycling, Inc.	16168 West Prairie Ave. Post Falls, ID 83854

Aleris Recycling, Inc.	109 Dimension Ave. Wabash, IN 46992

Aleris Recycling, Inc.	305 Dimension Ave. Wabash, IN 46992

Aleris Recycling, Inc.	267 North Fillmore Road Coldwater, MI 49036

Aleris Recycling, Inc.	388 Williamson Drive PO Box 187 Loudon, TN 37774

Aleris Recycling, Inc.	283 Industrial Park Friendly, WV 26146 Old Address: 3816 South State Route 2 Friendly, WV 26146

ETS Schaefer, LLC	8050 Highland Pointe Parkway Macedonia, OH 44056

Aleris Specification Alloys, Inc.	368 West Garfield Avenue Coldwater, MI 49036

Aleris Specification Alloys, Inc.	430 West Garfield Avenue Coldwater, MI 49036

Aleris Specification Alloys, Inc.	425 Jay Street Coldwater, MI 49036

OWNER	LOCATION
Aleris Specification Alloys, Inc.	514 Butters Avenue Coldwater, MI 49036

Aleris Specification Alloys, Inc.	2600 Nodular Drive Saginaw, MI 48601

Aleris Specialty Products, Inc.	320 Huron Street Elyria, OH

Aleris Specialty Products, Inc.	2639 East Water St. Rock Creek, OH 44084

Aleris Recycling Bens Run, LLC	12107 Energy Highway Friendly, WV 26146 Old Address: 4203 South State Route 2 Friendly, WV 26146

Aleris Recycling Bens Run, LLC	25 acres of Vacant Land near Bens Run facility Address unknown

Aleris Specification Alloy Products Canada Company	7496 Torbram Road Mississauga, Ontario Canada L4T 1G9

Schedule 1.1(a)

Revolving Loan Commitments

General Electric Capital Corporation	$95,000,000
Wintrust Bank	$15,000,000